Exhibit 10.28

EXECUTION VERSION

MASTER SHARE PURCHASE AGREEMENT

BY AND AMONG

ENDURANCE SINGAPORE HOLDINGS PTE. LTD,

ENDURANCE SINGAPORE SPV (an entity in formation)1,

EIG ENTITY TBD (an entity to be designated)2,

DIRECTI WEB TECHNOLOGY PVT. LTD.,

P.D.R. SOLUTIONS FZC,

DIRECTI WEB TECHNOLOGIES HOLDINGS, INC.,

CONFLUENCE NETWORKS INC,

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC. and EIG INVESTORS CORP., solely for the limited purposes set forth herein,

DIRECTI WEB TECHNOLOGIES FZC, solely for the limited purposes set forth herein

BHAVIN TURAKHIA AND DIVYANK TURAKHIA, as the GUARANTORS solely for the limited purposes set forth herein,

AND

BHAVIN TURAKHIA, SOLELY IN HIS CAPACITY AS REPRESENTATIVE

AUGUST 11, 2013

[1]	A to be formed subsidiary of Endurance Singapore Holdings Pte. Ltd.
[2]	A subsidiary of EIG Investors Corp. to be designated.

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3.11	Owned Real Property	24
3.12	Real Property Leases	24
3.13	Intellectual Property, Data Protection, Privacy and Data Security	25
3.14	Inventory	29
3.15	Contracts	29
3.16	Accounts Receivable	32
3.17	Powers of Attorney	32
3.18	Insurance	32
3.19	Litigation	32
3.20	Warranties	32
3.21	Employees	33
3.22	Employee Benefits	35
3.23	Environmental Matters	39
3.24	Legal Compliance	39
3.25	Customers and Suppliers	41
3.26	Permits	42
3.27	Certain Business Relationships With Affiliates	42
3.28	Brokers’ Fees	42
3.29	Books and Records	42
3.30	Prepayments, Prebilled Invoices and Deposits	42
3.31	Import and Export Controls	43
3.32	Approval of Transfer of P.D.R. Shares	43
3.33	Disclosure	43

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYERS		44

4.1	Organization and Corporate Power	44
4.2	Authorization of Transaction	44
4.3	Noncontravention	44
4.4	Broker’s Fees	44
4.5	Litigation	44
4.6	Financial Statements	45
4.7	Undisclosed Liabilities	45
4.8	Legal Compliance	45
4.9	Independent Investigation	45
4.10	Investment Purpose	46

ARTICLE V COVENANTS		46

5.1	Closing Efforts	46
5.2	Governmental and Third-Party Notices and Consents	46
5.3	Operation of Business	46
5.4	Access to Information	49
5.5	Notice of Breaches	49
5.6	Exclusivity	50
5.7	Expenses	51
5.8	Access to Customers and Suppliers	51

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5.9	Financial Statements	51
5.10	Taxes	51
5.11	Internet Protocol Addresses	54
5.12	Customer and Supplier Review and Removal; Implementing Review Procedures	54
5.13	[Intentionally Omitted]	54
5.14	Acquisition of P.D.R. Shares	54
5.15	Completion of Seller Business Transfer	55
5.16	Security Package	55
5.17	Elimination of Intercompany Arrangements	55
5.18	Revised Transaction Structure	55
5.19	Working Capital Adjustment	56

ARTICLE VI CONDITIONS TO CLOSING		56

6.1	Conditions to Obligations of the Buyers	56
6.2	Conditions to Obligations of the Companies and the Seller	59

ARTICLE VII INDEMNIFICATION		60

7.1	Indemnification by the Seller	60
7.2	Indemnification by the Buyers	61
7.3	Indemnification Claims	62
7.4	Survival	66
7.5	Limitations	67
7.6	Offset Rights	68
7.7	Indemnification by the Guarantors	68

ARTICLE VIII POST-CLOSING AGREEMENTS		69

8.1	Proprietary Information	69
8.2	No Solicitation or Hiring of Employees	70
8.3	Non-Competition Agreement	71
8.4	Release	72
8.5	Completion of Asset Transfers	72

ARTICLE IX TERMINATION		73

9.1	Termination of Agreement	73
9.2	Effect of Termination	74
9.3	Pre-Closing Liability of P.D.R. Constituents	74

ARTICLE X DEFINITIONS		74

ARTICLE XI MISCELLANEOUS		90

11.1	Press Releases and Announcements	90
11.2	No Third Party Beneficiaries	90
11.3	Entire Agreement	90

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11.4	Succession and Assignment	90
11.5	Counterparts and Facsimile Signature	91
11.6	Headings	91
11.7	Notices	91
11.8	Governing Law	92
11.9	Amendments and Waivers	92
11.10	Severability	92
11.11	Submission to Jurisdiction; WAIVER OF JURY TRIAL	92
11.12	Currency	93
11.13	Mutual Drafting	93
11.14	Funding and Other Obligations	93
11.15	Construction	95
11.16	Specific Performance	95

Exhibit A	Form of Closing Promissory Note
Exhibit B	Form of Escrow Agreement

Disclosure Schedule

Schedule I	Estimated Closing Consideration Statement Components

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MASTER SHARE PURCHASE AGREEMENT

This Master Share Purchase Agreement (the “Agreement”) is entered into as of August 11, 2013, by and among, Endurance Singapore Holdings Pte. Ltd., a private limited company incorporated and existing under the laws of Singapore (“EIG Singapore”), a to be formed private limited company that will be a wholly owned, direct subsidiary of EIG Singapore incorporated and existing under the laws of Singapore (“Singapore SPV”), a direct or indirect subsidiary of EIG Investors Corp. to be designated (“EIG TBD” and together with EIG Singapore and Singapore SPV, the “Buyers”), Directi Web Technology Pvt. Ltd., a company organized and existing under the laws of the Republic of India (“DWTPL”), P.D.R. Solutions FZC, a limited liability company organized in the Ras Al Khaimah Free Zone of the United Arab Emirates (“P.D.R.”) (each of DWTPL and P.D.R. is referred to herein as a “Company” and together as the “Companies”), Directi Web Technologies Holdings, Inc., a company organized and existing under the laws of the Republic of Mauritius (the “Seller”), Confluence Networks Inc., a corporation organized and existing under the laws of the British Virgin Islands (the “Other Assets Seller” and together with the Seller, the “Sellers”), EIG Investors Corp., a Delaware corporation and indirect parent of the Buyers (“EIG Corp”), solely for the purpose of Section 11.14, Endurance International Group Holdings, Inc., a Delaware corporation and parent of EIG Corp (“EIG Holdings”), solely for the purpose of Section 11.14, Directi Web Technologies FZC, a limited liability company organized in the Ras Al Khaimah Free Zone of the United Arab Emirates (“Directi Parent”) solely for the purposes of Sections 1.3, 5.1, 5.6, 5.12, 5.15, 5.17 and 8.5, Bhavin Turakhia and Divyank Turakhia (together the “Guarantors”), solely for the purposes of Articles I, V, VII and VIII and Bhavin Turakhia, solely in his capacity as the Representative of the Seller (the “Representative”). Promptly after the formation of Singapore SPV and the designation of EIG TBD, each will execute a counterpart signature page to this Agreement and be deemed a party to this Agreement as of the date hereof. The Buyers, EIG Holdings, EIG Corp, DWTPL, P.D.R., the Sellers, the Guarantors and the Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. P.D.R. and DWTPL, together with their Subsidiaries engage in the business of (a) providing web presence solutions for small businesses, professionals and individuals including, domain registration and resale, web hosting, website builder and email hosting, (b) providing consulting services for achieving ICANN domain registrar accreditation, (c) providing web presence solutions including, domain registration and resale, web hosting, website builder and email hosting to ICANN accredited domain registrars and other large enterprises, (d) providing web presence applications including, interfaces, APIs and software for domain registration, Windows/Linux web hosting, email, SSL and website builder tools, for domain registrars, domain resellers, internet service providers, datacenters and web hosts, (e) providing web hosting and related services for domain resellers, (f) gathering and providing statistics and research related to the web services industry and (g) providing technology software tools and platforms for delivering domain/hosting services “in-a-box” to information technology integrators, resellers, web masters, web developers and web hosts in multiple languages, which is currently conducted through DWTPL and P.D.R.’s business units with the names “LogicBoxes,” “ResellerClub,” “BigRock,” and “WebHosting.Info” (the “Business”). Notwithstanding anything to the contrary (except as provided for in the Disclosure Schedule) the term “Business” as used in this Agreement does not include the Other Business.

B. The Seller, together with one or more nominee holders, owns all of the issued and outstanding share capital of DWTPL (and holds voting and dispositive power over the shares held by such nominees) and, promptly following the execution of this Agreement, will, together with one or more nominee holders, own all of the outstanding share capital of P.D.R. (and holds or will hold, at the Closing, voting and dispositive power over the shares held by such nominees). The Other Assets Seller owns the Other Assets not owned by the Companies and the Subsidiaries.

C. DWTPL is and P.D.R. will be, at the Closing, indirect subsidiaries of Directi Parent. Directi Parent is in the process of effectuating a business transfer pursuant to which it will transfer all of the assets, properties, employees and liabilities of the Business to DWTPL and P.D.R. (the “Business Transfer”), and following the Closing, the Buyers will, through ownership of the Companies and the Other Assets, own all of the assets currently used in and required for the operation of the Business and will have the ability to operate independently the Business in all respects as it is conducted as of the date of this Agreement subject only to the provision of the accounting, engineering and administrative services to be provided by certain Affiliates of the Seller pursuant to the Transition Services Agreement.

D. In order to transfer the Business from the Seller to the Buyers, the Buyers will require the Seller (or one or more Affiliates of the Seller) to provide, and the Seller (or one or more Affiliates of the Seller) is willing to provide certain accounting, engineering and administrative services to the Buyers for a period of time as set forth in the Transition Services Agreement.

E. The Parties desire to enter into this Agreement pursuant to which the Seller agrees to sell to the Buyers and the Buyers agree to purchase from the Seller all of the outstanding share capital of each Company and the Other Assets Seller agrees to sell to the Buyers and the Buyers agree to purchase from the Other Assets Seller the Other Assets owned by the Other Assets Seller, on and subject to the terms and conditions contained herein.

Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows.

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale. At the Closing, upon the terms and subject to the conditions set forth herein:

(a) EIG Singapore shall purchase from the Seller, and the Seller shall sell, convey, assign, transfer, and deliver one (1) of the DWTPL Shares to EIG Singapore, free and clear of all Security Interests;

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(b) Singapore SPV shall purchase from the Seller, and the Seller shall sell, convey, assign, transfer, and deliver all of the DWTPL Shares other than the one (1) DWTPL Share sold to EIG Singapore pursuant to the immediately preceding clause (a) to Singapore SPV free and clear of all Security Interests;

(c) EIG Singapore shall purchase from the Seller, and the Seller shall sell, convey, assign, transfer, and deliver one (1) share of the capital of P.D.R. to EIG Singapore, free and clear of all Security Interests;

(d) EIG TBD shall purchase from the Seller, and the Seller shall sell, convey, assign, transfer, and deliver all of the P.D.R Shares other than the one (1) share sold to EIG Singapore pursuant to the immediately preceding clause (c) to EIG TBD, free and clear of all Security Interests; and

(e) Singapore SPV shall purchase from the Other Assets Seller, and the Other Assets Seller shall sell, convey, assign, transfer and deliver the Other Assets owned by the Other Assets Seller, free and clear of all Security Interests and liabilities.

1.2 The Closing. The Closing shall take place via electronic exchange of signature pages and funding on the date two (2) business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article VI) subject to deferral to satisfy the requirements of Section 1.5(a), or such other date as may be mutually agreeable to the Parties (having regard inter alia to the requirements of the Laws of the United Arab Emirates and the Ras Al Khaimah Free Zone as the same apply to P.D.R. at the Closing Date); provided, however, that, notwithstanding the foregoing, if neither of the IPO Date or November 14, 2013 has passed at the time of the satisfaction or waiver of the conditions set forth in Article VI (other than conditions which by their nature are to be satisfied or waived at the Closing and are expected to be satisfied at the Closing), the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (i) the next Business Day after the IPO Date or (ii) November 15, 2013, unless another date, time and/or place is agreed to in writing by the Parties (the date on which the Closing actually occurs, the “Closing Date”).

1.3 Consideration.

(a) Within five (5) days of the date of this Agreement, the Buyers shall pay to the Seller five million dollars ($5,000,000) by wire transfer of immediately available funds in accordance with payment instructions provided by the Seller to the Buyers as a partial advance of the Closing Cash Payment (the “Advance Payment”). If the Closing occurs, the Closing Cash Payment shall be reduced by an amount equal to the Advance Payment. The Advance Payment will be repayable by the Seller to the Buyers as follows:

(i) Regardless of whether or not the Closing occurs, if the condition set forth in Section 6.1(m) has not been satisfied, then within five (5) Business Days of the date of delivery of the Financial Statements the Seller or Directi Parent shall pay to the Buyer an amount in cash equal to the Advance Payment;

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(ii) If this Agreement is terminated pursuant to Section 9.1(c), (d) or (g), then within five (5) Business Days of the date of such termination, the Seller or Directi Parent shall pay to the Buyer an amount in cash equal to the Advance Payment; and

(iii) Upon the determination by a court of competent jurisdiction that fraud or intentional misrepresentation by the Seller or the Guarantors arising out of this Agreement has occurred prior to the Closing or that the Seller has failed to comply with its obligations under Section 5.1, then within five (5) Business Days of the date of such determination, the Seller or Directi Parent shall pay to the Buyer an amount in cash equal to the Advance Payment.

(b) If the Closing occurs prior to the IPO Closing and prior to a Change of Control of EIG Holdings, then at the Closing (i) the Buyers shall, subject to the terms and conditions of this Agreement, pay to the Seller the Estimated Closing Cash Payment and (ii) Singapore SPV shall deliver to the Seller the Closing Promissory Note, in exchange for the Company Shares and the Other Assets.

(c) If the IPO Closing or a Change of Control of EIG Holdings occurs prior to the Closing, then at the Closing (i) the Buyers shall, subject to the terms and conditions of this Agreement, pay to the Seller the Estimated Closing Cash Payment (as to which Seller may make an election to receive EIG Holdings Common Stock in lieu of cash for a portion thereof pursuant to Section 1.7(b)) and (ii) upon the election of Seller (made in accordance with Section 1.7(a)) either (A) the Buyers shall pay to the Seller the Estimated Additional Closing Payment or (B) Singapore SPV shall deliver to the Seller the Closing Promissory Note, in exchange for the Company Shares and the Other Assets.

(d) The Estimated Closing Cash Payment and the Estimated Additional Closing Payment, as applicable, shall be determined and adjusted in accordance with Section 1.5 and Section 1.7. The Parties agree to allocate the consideration payable under this Section 1.3 between the Company Shares and the Other Assets as set forth in Section 1.3 of the Disclosure Schedule.

1.4 Actions at the Closing. At the Closing:

(a) the Companies and the Seller shall deliver to the Buyers the various assets, certificates, instruments and documents referred to in Section 6.1;

(b) the Buyers shall deliver to the Representative the various certificates, instruments and documents referred to in Section 6.2;

(c) the Buyers shall pay to the Seller the Estimated Closing Cash Payment (determined in accordance with Section 1.5);

(d) if the Closing occurs prior to the IPO Closing or a Change of Control of EIG Holdings, or if an IPO Closing or a Change of Control of EIG Holdings occurs prior to the Closing and Seller has made an election to receive the Closing Promissory Note in lieu of the Additional Closing Payment, the Singapore SPV shall deliver to the Seller the original, fully executed Closing Promissory Note and the Buyers and their Affiliates shall deliver the other documents required by Section 6.2(e); and

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(e) if an IPO Closing or a Change of Control of EIG Holdings occurs prior to the Closing and Seller has not made an election to receive the Closing Promissory Note in lieu of the Additional Closing Payment, the Buyers shall pay to the Seller the Estimated Additional Closing Payment (determined in accordance with Section 1.5).

1.5 Adjustment Before and After the Closing. The Closing Cash Payment and the Additional Closing Payment (if the IPO Closing or a Change of Control of EIG Holdings occurs prior to the Closing and the Seller has not made an election to receive the Closing Promissory Note in lieu of the Additional Closing Payment) shall be initially determined and subject to adjustment as follows:

(a) Not later than three (3) business days prior to the Closing Date, the Seller shall prepare and deliver to the Buyers a statement setting forth the Seller’s good faith estimate of (i) the Closing Cash Payment (the “Estimated Closing Cash Payment”) and (ii) if the IPO Closing or a Change of Control of EIG Holdings occurs prior to the Closing and the Seller has not made an election to receive the Closing Promissory Note in lieu of the Additional Closing Payment, the Additional Closing Payment (the “Estimated Additional Closing Payment”), in each case, setting forth each component thereof as specified on Schedule I hereto together with all material relevant backup materials, in detail reasonably acceptable to the Buyers (collectively the “Estimated Closing Consideration Statement”), and a certificate of the Chief Executive Officer and Chief Financial Officer of the Seller that the Estimated Closing Consideration Statement was prepared reasonably and in good faith in accordance with Applicable Accounting Principles applied consistently with the past practices of the Business (to the extent such past practices are consistent with Applicable Accounting Principles). Schedule I attached hereto also reflects the estimated amounts in respect of each component of the Closing Cash Payment and the Additional Closing Payment as of the date of this Agreement. If within two (2) business days following receipt of the Estimated Closing Consideration Statement, the Buyers have not given the Seller notice of their objection to any of the information on the Estimated Closing Consideration Statement, then the Estimated Closing Cash Payment and the Estimated Additional Closing Payment, if any, shall be as set forth thereon. If the Buyers give such a notice of objection, the Seller and the Buyers will work together in good faith to resolve the issues in dispute. If all disputed issues are resolved, the amounts as agreed upon by the Buyers and the Seller shall be the Estimated Closing Cash Payment and the Estimated Additional Closing Payment, if any. If the Buyers and the Seller are unable to resolve all such disputed issues within one (1) business day following the Buyers’ delivery of such notice of objection to the Estimated Closing Consideration Statement, then the Estimated Closing Cash Payment and the Estimated Additional Closing Payment, if any, shall be equal to the amounts set forth on the Estimated Closing Consideration Statement as adjusted in good faith by the Seller in light of the objections raised by the Buyers. The Estimated Closing Cash Payment and the Estimated Additional Closing Payment, if any, as agreed upon pursuant to this Section 1.5(a) shall be the amounts paid to the Seller at Closing in accordance with Section 1.3, which amounts will be adjusted pursuant to Sections 1.5(b)-(f).

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(b) Not later than ninety (90) calendar days after the Closing Date, the Buyers shall deliver to the Representative its calculation of (i) the Closing Cash Payment, (ii) if the IPO Closing or a Change of Control of EIG Holdings occurs prior to the Closing and the Seller has not made an election to receive the Closing Promissory Note in lieu of the Additional Closing Payment, the Additional Closing Payment, and (iii) a calculation of (A) the difference, if any, between the Estimated Closing Cash Payment and the Closing Cash Payment as calculated by the Buyers and (B) if the IPO Closing or a Change of Control of EIG Holdings occurs prior to the Closing and the Seller has not made an election to receive the Closing Promissory Note in lieu of the Additional Closing Payment the difference, if any, between (1) the Estimated Closing Cash Payment plus the Estimated Additional Closing Payment (the “Estimated Closing Consideration”) and (2) the Closing Cash Payment plus the Additional Closing Payment as calculated by the Buyers (the “Closing Consideration”), in each case setting forth each element thereof, in detail reasonably acceptable to the Representative, together with all relevant backup materials (the “Closing Consideration Statement”). The Closing Consideration Statement shall be prepared in accordance with Applicable Accounting Principles applied consistently with the past practices of the Business (to the extent such past practices are consistent with Applicable Accounting Principles).

(c) The Representative shall have a period of thirty (30) calendar days after the delivery of the Closing Consideration Statement to review the Closing Consideration Statement. The Representative will be given reasonable access (including electronic access, to the extent available), during normal business hours, to the applicable books, records, properties and personnel of the Buyers and the Companies (including those used in connection with the calculation, and those who assisted in the preparation, of the Closing Consideration Statement) for purposes of verifying the Closing Consideration Statement.

(d) In the event that the Representative disputes any of the information set forth on the Closing Consideration Statement, the Representative shall notify the Buyers in writing of the amount, nature and basis of such dispute, within thirty (30) calendar days after delivery of the Closing Consideration Statement (the “Dispute Notice”). Any such Dispute Notice shall specify those elements or amounts as to which the Representative disagrees and provide reasonable detail for the basis of such dispute. Delivery by the Representative of a Dispute Notice shall constitute final and binding acceptance by the Representative of all elements and amounts set forth on the Closing Consideration Statement other than those specifically identified in the Dispute Notice as being subject to a good faith dispute. In the event that the Representative delivers a timely Dispute Notice, the Buyers and the Representative shall first use their Reasonable Best Efforts for a period of thirty (30) days to reach agreement on the disputed elements or amounts identified in the Dispute Notice, which amounts shall not be less than the Buyers’ calculation delivered pursuant to Section 1.5(b) nor more than the Representative’s calculation delivered pursuant to this Section 1.5(d).

(i) If the Buyers and the Representative resolve all such differences during such time, then the Closing Consideration Statement as modified by the resolutions they agree to shall be deemed to set forth the Closing Cash Payment and the Additional Closing Payment, if any.

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(ii) If the Buyers and the Representative are unable to resolve the dispute within thirty (30) calendar days after delivery of the Dispute Notice, then, unless the Buyers and the Representative mutually agree to continue their efforts to resolve such differences, any remaining elements or amounts in dispute shall be submitted to an independent nationally recognized accounting firm selected in writing by the Representative and the Buyer or, if the Representative and the Buyers fail or refuse to select a firm within ten (10) calendar days after written request therefor by the Representative or the Buyers, such an independent nationally recognized accounting firm shall be Ernst & Young (the “Neutral Accountant”). The Neutral Accountant shall be instructed to resolve the elements and amounts as to which disagreement between the Buyers and the Representative then exists (and only such items) and to calculate the resulting Closing Cash Payment and the Additional Closing Payment, if any, as promptly as practicable. The determination of the Neutral Accountant shall be based solely on written submissions of the Buyers, on the one hand, and Representative, on the other hand, and will not involve independent review. Any determination of such amounts by the Neutral Accountant will not be outside the range established by the amounts in the Closing Consideration Statement and the Dispute Notice. Absent manifest error, the determination of the Neutral Accountant as to the resolution of any dispute shall be binding and conclusive upon all Parties. A judgment on the determination made by the Neutral Accountant pursuant to this Section 1.5 may be entered in and enforced by any court having jurisdiction thereover.

(e) The fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to Section 1.5(d) shall be borne by the Buyers and the Representative on behalf of the Seller in inverse proportion as they prevail on matters resolved by the Neutral Accountant, which proportional allocations also shall be determined by the Neutral Accountant. For example, if the Buyers’ calculation of the Closing Consideration is $1,000 less than the Estimated Closing Consideration, and the Representative contests only $500 of that difference, then if the Neutral Accountant ultimately resolves the dispute by awarding the Representative $300 of the $500 contested, then the costs and expenses of the Neutral Accountant will be allocated 60% (i.e., 300 ÷ 500) to the Buyers and 40% (i.e., 200 ÷ 500) to the Representative.

(f) If the Representative does not deliver a Dispute Notice to the Buyers within thirty (30) days after delivery of the Closing Consideration Statement, then the Closing Cash Payment and the Additional Closing Payment, if any, set forth in the Closing Consideration Statement shall be deemed to be accepted by all Parties as set forth thereon.

(g) Immediately upon the determination of the Closing Cash Payment and the Additional Closing Payment, if any, pursuant to Section 1.5(b)-(f):

(i) if the Closing Promissory Note was issued at Closing and remains outstanding then:

(A) if the amount of the Closing Cash Payment exceeds the Estimated Closing Cash Payment, then, within five (5) Business Days, the Buyers will pay to the Seller an amount in cash equal to such excess; or

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(B) if the amount of the Closing Cash Payment is equal to the amount of the Estimated Closing Cash Payment, then no action shall be taken by any Party; or

(C) if the amount of the Estimated Closing Cash Payment exceeds the Closing Cash Payment, then the then Outstanding Principal Amount of the Closing Promissory Note shall be reduced by the amount of such excess; or

(ii) if the Closing Promissory Note was not issued at Closing or the Closing Promissory Note does not remain outstanding, then,

(A) if the Closing Consideration exceeds the Estimated Closing Consideration, then within five (5) Business Days, the Buyers will pay to the Seller an amount in cash equal to such excess;

(B) if the amount of the Closing Consideration is equal to the amount of the Estimated Closing Consideration, then no action shall be taken by any Party; or

(C) if the amount of the Estimated Closing Consideration exceeds the Closing Share Consideration, then the Seller will pay to the Buyers, within five (5) Business Days, an amount in cash equal to such excess by wire transfer of immediately available funds and if the Seller fails to pay, in addition to all other remedies available to the Buyers, the Buyers may deduct an amount equal to such excess from the Escrow Amount, if any, or may offset such excess against any amounts owed to the Buyers under any other agreement between the Buyers (or any if its Affiliates) and the Seller (or any of its Affiliates).

1.6 Escrow Arrangements.

(a) Upon the occurrence of the Escrow Start Date, if any, the Buyers shall deliver to the Escrow Agent, for the purpose of securing the indemnification obligations of the Seller set forth in Article VII, an amount equal to (i) ten percent (10%) of the sum of (x) the Closing Cash Payment (as determined pursuant to Section 1.5, (y) the Advance Payment and (z) as applicable, the Additional Closing Payment, or the Original Principal Amount (as defined in the Closing Promissory Note) at the Escrow Start Date, plus (ii) any unpaid Claimed Amounts then outstanding (other than any such unpaid Claimed Amounts subject to the limitations in Section 7.5(b)) minus (iii) any Damages previously paid by the Seller or the Guarantors to a Buyer Indemnified Party that were subject to the limitations in Section 7.5(b) (the “Escrow Amount”). The Escrow Amount shall be paid in one hundred percent (100%) cash.

(b) The Escrow Amount, if any, shall be held by the Escrow Agent under the Escrow Agreement. The Escrow Amount shall be held in an escrow fund (the “Escrow Fund”) which shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the escrow agreement agreed upon by the Buyers and the Representative.

(c) Subject to the restrictions and limitations set forth in Article VII and in the Escrow Agreement, at the close of business on the Representation and Warranty Expiration Date,

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any then-remaining Available Escrow Fund shall be released to the Seller. Thereafter, if at any time there is any then-remaining Available Escrow Fund, such amount shall be promptly released to the Seller as soon as it becomes available in accordance with Article VII and in the Escrow Agreement.

1.7 Election to Receive Note; Election to Receive Shares.

(a) If an IPO Closing or a Change of Control of EIG Holdings occurs prior to the Closing, the Seller may make an election to receive the Closing Promissory Note in lieu of the Additional Closing Payment. At least ten (10) NASDAQ trading days prior to the anticipated IPO Date, or at least ten (10) Business Days prior to the anticipated Change of Control of EIG Holdings, as applicable, Buyers shall deliver (which delivery may be effected by electronic mail) to the Representative written notice identifying the anticipated IPO Date, or the anticipated date of the Change of Control of EIG Holdings, as applicable, and requesting that the Representative notify the Buyers whether the Seller will elect to receive the Closing Promissory Note in lieu of the Additional Closing Payment. The Representative will have two (2) NASDAQ trading days from the date of delivery of such notice to deliver (which delivery can be made by electronic mail) to the Buyers a written response notifying the Buyers of the Seller’s election as to receive the Closing Promissory Note in lieu of the Additional Closing Payment. If the Buyers do not receive within such period a written response electing to receive the Closing Promissory Note in lieu of the Additional Closing Payment, the right to make such election shall terminate and the Buyers shall pay to the Seller the Additional Closing Payment.

(b) If an IPO Closing occurs prior to the Closing, the Seller may make an election to have up to 50% of the Estimated Closing Cash Payment and up to 50% of the Additional Closing Payment (if the Seller elects to receive the Additional Closing Payment in lieu of the Closing Promissory Note) satisfied by the delivery of shares of EIG Holdings Common Stock which shall be valued for this purpose at the IPO Price. At least ten (10) NASDAQ trading days prior to the anticipated IPO Date Buyers shall deliver (which delivery may be effected by electronic mail) to the Representative written notice identifying the anticipated IPO Date and requesting that the Representative notify the Buyers of the portion (not to exceed 50%) of the Estimated Closing Cash Payment and the Additional Closing Payment as to which the Seller elects to have satisfied by the delivery of shares of EIG Holdings Common Stock (the “Share Settlement”). The Representative will have two (2) NASDAQ trading days from the date of delivery of such notice to deliver (which delivery can be made by electronic mail) to the Buyers a written response notifying the Buyers of Seller’s election as to any Share Settlement, provided that, if a Share Settlement is elected, the Buyers shall adjust the amount of the Estimated Closing Cash Payment and the Additional Closing Payment paid in cash so that (i) only whole shares of EIG Holdings Common Stock are issued in any Share Settlement and (ii) in the aggregate, not more than nineteen percent (19%) of the outstanding shares of EIG Holdings Common Stock as of the date of this Agreement (adjusted for any stock splits, stock dividends or similar events after the date of this Agreement) are issued in the Share Settlement or in any other transaction contemplated by this Agreement. If the Buyers do not receive within such period a written response electing a Share Settlement, the right to make such election shall terminate. If the Representative elects a Share Settlement as to any portion of the Estimated Closing Cash Payment or the Additional Closing Payment, and if the Representative so requests, the Buyers shall cause to be delivered to the Seller as promptly as reasonably practicable after the Closing a

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certificate issued in the name of the Seller representing the shares of EIG Holdings Common Stock issued to the Seller pursuant to the Share Settlement. The Buyers agree to execute such documents as the transfer agent for EIG Holdings Common Stock may reasonably request to effectuate any such delivery in connection with a Share Settlement.

(c) In the event that Seller elects a Share Settlement, the Seller agrees that it will not, without the prior written consent of the managing underwriter or underwriters of the IPO, during the period commencing on the date of the preliminary prospectus used in connection with the road show relating to the IPO, and ending one hundred eighty (180) days after the offering date set forth on the final prospectus used to sell shares of EIG Holdings Common Stock in the IPO, will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of EIG Holdings Common Stock, or any options or warrants to purchase any shares of EIG Holdings Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of EIG Holdings Common Stock, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC. The foregoing restriction is expressly agreed to preclude the Seller from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any shares of EIG Holdings Common Stock even if such shares would be disposed of by someone other than the Seller. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the shares of EIG Holdings Common Stock or with respect to any security that includes, relates to, or derives any significant part of its value from such shares. The managing underwriter or underwriters in connection with such registration are intended third party beneficiaries of this Section 1.7(c) and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. The Seller further agrees to execute such agreements as may be reasonably requested by the managing underwriter or underwriters in connection with the IPO that are consistent with this Section 1.7(c) or that are necessary to give further effect thereto and the Seller agrees that any certificates in the name of the Seller representing the shares of EIG Holdings Common Stock issued to the Seller pursuant to the Share Settlement may be retained by the Buyers until the Seller has executed such agreements.

(d) If a Closing Promissory Note is issued, from and after the Closing until April 15, 2014 (or payment of the Closing Promissory Note in full, if earlier):

(i) the Companies will not (and the Buyers shall not cause the Companies to) distribute (via dividend, liquidating distribution, redemption payment, or otherwise) any cash to any other Person (including, without limitation, any Affiliate) without obtaining the prior written consent of the Representative.

(ii) unless otherwise consented to by the Representative, the Buyers shall, and shall cause the Companies and their Subsidiaries to:

(A) maintain the Companies as separate legal entities and operate the Business (which, for the avoidance of doubt, for the purposes hereof shall not include products offered or services conducted by the Buyers or their current or future Affiliates other

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than the Companies and their Subsidiaries unless such products or activities are conducted under the names “LogicBoxes,” “ResellerClub,” “BigRock,” and “WebHosting.Info.”) solely through the Companies;

(B) maintain separate financial and accounting books and records of the Companies and their Subsidiaries;

(C) make available to the Companies and their Subsidiaries funding and other resources (including personnel) at times and in the amounts consistent with the Companies’ and their Subsidiaries’ past practices;

(D) maintain the Companies’ and the Subsidiaries’ methods of accounting, billing and collections in place as of immediately prior to the date of this Agreement;

(E) cause all intercompany agreements and all transfer pricing arrangements to which the Companies or their Subsidiaries, on the one hand, and any other Affiliates of EIG Holdings, on the other hand, are parties or subject be on terms no less favorable (in the aggregate) to the Companies and their Subsidiaries than those available from an independent third party (and if not so available, to be on reasonable arm’s-length terms and conditions); and

(F) not to take or permit to be taken any action or engage in any transaction that is inconsistent with the continued long-term operation of the Business and taken or made in bad faith and with the intent of reducing the consolidated revenues of the Companies and its Subsidiaries during the period commencing on July 1, 2013 and ending on March 31, 2014.

(e) If a Closing Promissory Note is issued, from and after the Closing until April 15, 2014 (or payment of the Closing Promissory Note in full, if earlier), the Buyers and the Companies shall provide the Representative with monthly updates providing in reasonable detail information regarding the results of operations of the Companies and their Subsidiaries, together with any other information reasonably requested by the Representative to monitor the revenues for the Business, and the Buyers and the Companies’ compliance with the covenants set forth in this Section.

1.8 Representative.

(a) In order to efficiently administer the transactions contemplated hereby, including (i) the determination of the Closing Cash Payment, (ii) the waiver of any condition to the obligations of the Seller to consummate the transactions contemplated hereby and (iii) the defense and/or settlement of any claims for which the Seller or the Guarantors may be required to indemnify the Buyer Indemnified Parties pursuant to this Agreement, the Seller and the Guarantors and, for any actions taken prior to the Closing Date, the Companies, hereby designate the Representative as its representative, attorney-in-fact and agent and shall execute such documentation and perform such acts as may be necessary to give effect to such designation pursuant to the Laws of any jurisdiction having application to the transactions contemplated by this Agreement.

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(b) The Seller and the Guarantors, and with respect to any actions taken prior to the Closing Date, the Companies, hereby authorize the Representative (i) to make all decisions relating to the determination of the Closing Cash Payment and Closing Consideration pursuant to Section 1.5, (ii) to take all action necessary in connection with the waiver of any condition to the obligations of the Companies, the Seller and the Guarantors to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims for which the Seller or the Guarantors may be required to indemnify the Buyer Indemnified Parties pursuant to this Agreement, (iii) to give and receive all notices required to be given under the Agreement, and (iv) to take any and all additional action as is contemplated to be taken by or on behalf of the Seller or the Guarantor by the terms of this Agreement.

(c) In the event that the Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Seller and the Guarantors shall select another representative to fill the vacancy of the Representative, and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(d) A decision, act, consent, instruction or action of the Representative, including any agreement between the Representative and the Buyers relating to the determination of the Closing Cash Consideration or the Closing Consideration or the defense or settlement of any claims for which the Seller or the Guarantors may be required to indemnify the Buyer Indemnified Parties pursuant to this Agreement, shall constitute a decision, act, consent, instruction or action of the Seller and the Guarantors and shall be binding and conclusive upon the Seller and the Guarantors and the Escrow Agent may rely upon any such decision, act, consent, instruction or action as being the decision, act, consent or instructions of each and every such Seller. The Buyers and the Escrow Agent are hereby relieved from any liability to the Seller or any Guarantor for any acts done by them in accordance with such decision, act, consent, instruction or action of the Representative.

(e) By his, her or its execution of this Agreement, the Seller and each Guarantor agrees that:

(i) the Buyers shall be able to rely conclusively on the instructions and decisions of the Representative as to the determination of the Closing Consideration Statement and the Closing Cash Consideration or the Closing Consideration, the settlement of any claims for indemnification by the Buyer Indemnified Parties pursuant to this Agreement or any other actions required or permitted to be taken by the Representative hereunder, and no party shall have any cause of action against the Buyer Indemnified Parties for any action taken by the Buyer Indemnified Parties in reliance upon the instructions or decisions of the Representative;

(ii) none of the Seller or any Guarantor shall have any cause of action against the Representative for any action taken, decision made or instruction given by the Representative under this Agreement, except for fraud or willful breach of this Agreement by the Representative;

(iii) the provisions of this Section 1.8 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that the Seller or any Guarantor may have in connection with the transactions contemplated by this Agreement;

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(iv) remedies available at Law for any breach of the provisions of this Section 1.8 are inadequate; therefore, the Buyers shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if the Buyers bring an action to enforce the provisions of this Section 1.8; and

(v) the provisions of this Section 1.8 shall be binding upon the executors, heirs, legal representatives, personal representatives, successors and permitted assigns of the Seller and each Guarantor, and any references in this Agreement to the Seller or any Guarantor shall mean and include the successors to the Seller’s or such Guarantor’s rights hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

1.9 Withholding Obligations. The Buyers shall not withhold any amounts in respect of United States federal Taxes on its payment of the Purchase Price to the Seller (so long as the Seller provides a duly executed IRS Form W-9 or W8-BEN, as applicable, upon request therefor).

1.10 Further Assurances. At any time and from time to time after the Closing, at the request of the Buyers and without further consideration, the Seller and the Guarantors shall promptly execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take all such other actions as the Buyers may request to more effectively transfer, convey and assign to the Buyers, confirm the Buyers’ rights to, title in and ownership of and put the Buyers in actual possession and operating control of all of the assets, properties and business of the Companies and the Subsidiaries and all assets currently used to conduct the Business as presently conducted (including the Other Assets), to assist the Buyers in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Each Seller represents and warrants, severally, with respect to itself, and not jointly, to the Buyers that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct. The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article II and in Article III. The disclosures in any section or paragraph of the Disclosure Schedule shall qualify only (a) the corresponding section or paragraph in this Article II or Article III, as the case may be, and (b) other sections or paragraphs in this Article II or Article III to the extent that it is reasonably apparent from a reading of the disclosure that, on its face, such disclosure also qualifies or applies to such other section or paragraph.

2.1 Organization and Corporate Power. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of Mauritius. The Seller has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Other Assets Seller is a

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corporation duly organized, validly existing and in good standing under the Laws of the British Virgin Islands. The Other Assets Seller has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it

2.2 Authorization. The Sellers have all requisite corporate and other power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform the Sellers’ obligations hereunder and thereunder. The execution and delivery by the Sellers of this Agreement and the other agreements contemplated hereby, as applicable, and the performance by the Sellers of this Agreement and the consummation by the Sellers of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of each Seller. This Agreement and all other agreements contemplated hereby have been or will be as of the Closing Date duly and validly executed and delivered by each Seller, as applicable, and constitutes or will constitute a valid and binding obligation of the Seller, enforceable against it in accordance with its terms subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies (such Laws in clauses (a) and (b) are hereinafter collectively referred to as the “Applicable Bankruptcy Laws”).

2.3 Noncontravention. Subject to the filing or other regulatory requirements, if any, of any other applicable U.S. or foreign regulatory body, neither the execution and delivery by either Seller of this Agreement or, as applicable, any other agreement contemplated hereby, nor the performance by either Seller of its obligations hereunder or thereunder, nor the consummation by either Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the articles of association and memorandum of association or other charter and governing documents of such Seller, each as amended or restated to date, (b) require on the part of either Seller any material notice to or filing with, or any material permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which either Seller is a party or by which either Seller is bound or to which any of the assets of either Seller are subject, (d) result in the imposition of any Security Interest upon any assets of either Seller or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to either Seller or any of its properties or assets. Section 2.3 of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties and Governmental Entities, and all filings and notices, that are required in connection with the consummation by each Seller of the transactions contemplated by this Agreement.

2.4 Ownership of Stock; Ownership of Other Assets.

(a) The Seller, itself or through one or more nominees or Affiliates (i) holds beneficially and of record as of the date of this Agreement and will hold beneficially and of

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record itself as of the Closing Date all of the DWTPL Shares and (ii) will hold, beneficially and of record as of the Closing Date, all of the Company Shares, all of which are set forth on Section 3.2(a) of the Disclosure Schedule, in each instance, free and clear of any Security Interests (other than restrictions on transfer arising under the Securities Act and state or foreign securities Laws). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transfer of any Company Shares. At the Closing, the Seller will have sole voting and dispositive power over all of the Company Shares. The Seller acquired and holds the DWTPL Shares in compliance with all applicable Laws (including the FEMA) and all necessary filings and approvals as required under applicable Laws were made or obtained in connection with the acquisition of the DWTPL Shares by the Seller. Upon consummation of the transactions contemplated this Agreement, the Buyers will acquire from the Seller good title to all Company Shares, free and clear of all Security Interests and liabilities.

(b) The Other Assets Seller has good and valid title to the Other Assets (other than the Other Assets that are owned by the Companies and their Subsidiaries), free and clear of any Security Interests. Upon consummation of the transactions contemplated by this Agreement Singapore SPV will acquire from the Other Assets Seller good title to all of the Other Assets, free and clear of all Security Interests and liabilities (other than the Other Assets that are owned by the Companies and their Subsidiaries).

2.5 Litigation. There is no Legal Proceeding which is pending or, to the actual knowledge of the officers and directors of either Seller, has been threatened in writing against either Seller that questions the validity of this Agreement or any action taken or to be taken by either Seller in connection herewith or that could reasonably be expected to have a material adverse effect on either Seller’s ability to consummate the transactions contemplated by this Agreement.

2.6 Brokers’ Fees. No Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.7 Accredited Investor. The Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

2.8 Investment. The Seller is acquiring the Closing Promissory Note, if delivered, or the shares of the EIG Holdings Common Stock into which the Closing Promissory Note may be converted in whole or in part, if any, (collectively, the “Buyer Securities”) for the Seller’s own account for investment, not as a nominee or agent, and not with a view to the resale or distribution of all or any portion thereof, nor with any present intention of distributing or selling the same. The Seller has no present intention of selling, granting any participation in, or otherwise distributing the Buyer Securities. The Seller has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the sale, transfer, grant of any participation in, or other distribution or disposition of with respect to the Buyer Securities. The Seller has not been formed for the specific purpose of acquiring the Buyer Securities.

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2.9 Experience. The Seller has made detailed inquiry concerning EIG Holdings, the Buyers, their business and personnel; the officers of the Buyers have made available to the Seller any and all written information which it has requested and have answered to the Seller’s satisfaction all inquiries made by the Seller; and the Seller has sufficient knowledge and experience in finance and business that the Seller is capable of evaluating the risks and merits of its investment in EIG Holdings and the Seller is able financially to bear the risks thereof. The Seller has not been presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general advertising or solicitation in connection and concurrently with this Agreement and the transactions contemplated hereby. Except for those representations and warranties set forth in this Agreement, Seller is not relying on any representations or warranties made by the Buyers.

2.10 Restricted Securities. The Seller understands that the Buyer Securities have not been, and will not be, registered under the Securities Act, by reason of specific exemptions from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed in this Article II. The Seller understands that the Buyer Securities are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these laws, the Seller must hold the Buyer Securities indefinitely unless they are registered with the SEC under the Securities Act and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Seller acknowledges that none of EIG Holdings or the Buyers have any obligation to register or qualify the Buyer Securities for resale. The Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Buyer Securities, and on requirements relating to EIG Holdings which are outside of the Seller’s control, and which EIG Holdings is under no obligation and may not be able to satisfy.

2.11 Foreign Investors. The Seller is not a United States person (as defined by Section 7701(a)(30) of the Code), and represents that it has satisfied itself as to the full observance of the Laws of its jurisdiction in connection with the acquisition of the Buyer Securities pursuant to this Agreement, including (a) the legal requirements within its jurisdiction for the acquisition of the Buyer Securities, (b) any foreign exchange restrictions applicable to such acquisition, (c) any governmental or other consents that may need to be obtained, and (d) the income Tax and other Tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Buyer Securities. The Seller’s acquisition of and continued beneficial ownership of the Buyer Securities will not violate any applicable securities or other Laws of the any jurisdiction applicable thereto. There is no proceeding pending against the Seller nor is any amount payable or due by the Seller (except in relation to the transactions contemplated under this Agreement) under the (Indian) Income-Tax Act, 1961.

2.12 Legend. Any certificates representing Buyer Securities held by the Seller will bear the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A

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VIEW TO, OR IN CONNECTION WITH, THEIR SALE OR DISTRIBUTION THEREOF. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT IN COMPLIANCE WITH REGULATION S OF THE RULES AND REGULATIONS PROMULGATED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER APPLICABLE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF APPLICABLE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED.”.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER REGARDING THE COMPANIES

The Seller and the Companies, jointly and severally, represent and warrant to the Buyers that, except as set forth in the Disclosure Schedule, the statements contained in this Article III are true and correct.

3.1 Organization, Qualification and Corporate Power.

(a) DWTPL is a company duly organized and validly existing under the Laws of the Republic of India and is duly qualified to conduct business in each jurisdiction listed in Section 3.1(a) of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of DWTPL’s businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions where the failure to be so qualified would not reasonably be expected, individually or in the aggregate to have a Company Material Adverse Effect. DWTPL has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. DWTPL has made available to the Buyers complete and accurate copies of its articles of association and memorandum of association, each as amended to date. DWTPL is not in default under or in violation of any provision of its articles of association and memorandum of association.

(b) P.D.R. is a limited liability company duly organized, validly existing and in corporate good standing under the Laws of the United Arab Emirates and the Ras Al Khaimah Free Zone. P.D.R. is duly qualified to conduct business and is in corporate good standing under the Laws of each jurisdiction listed in Section 3.1(b) of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of P.D.R.’s businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions where the failure to be so qualified would not reasonably be expected, individually or in the aggregate to have a Company Material Adverse Effect. P.D.R. has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. P.D.R. has made available to the Buyers complete and

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accurate copies of its articles of association and memorandum of association, each as amended to date. P.D.R. is not in default under or in violation of any provision of its articles of association and memorandum of association or the Laws of the United Arab Emirates or the Ras Al Khaimah Free Zone. P.D.R does not, directly or indirectly, own any assets in India.

3.2 Capitalization.

(a) DWTPL Capitalization.

(i) The authorized and issued share capital of DWTPL is set forth in Section 3.2(a)(i) of the Disclosure Schedule (including all of the holders of shares of the capital DWTPL and the number of shares held by each shareholder). All of the equity shares of the share capital of DWTPL are issued and outstanding on the date of this Agreement. All issued and outstanding shares of DWTPL are owned, of record, solely by the Seller along with its nominee shareholder, free and clear of all covenants, conditions, restrictions, voting trust arrangements, Security Interests, warrants, rights, contracts, calls, commitments, equities, demands and adverse claims or rights whatsoever other than those relating to applicable securities Laws. All shares of DWTPL have been duly authorized and validly issued and are fully paid up. All of the issued and paid up shares of the share capital of DWTPL have been offered, issued and sold by DWTPL in compliance with all applicable securities and other Laws (including FEMA), the memorandum of association and articles of association of DWTPL and all contracts to which DWTPL is a party or otherwise bound. At the Closing, the Buyers will acquire good title to and will become the record and beneficial owner of all of the shares of DWTPL, free and clear of all covenants, conditions, restrictions, voting trust arrangements, Security Interests, warrants, rights, contracts, calls, commitments, equities, demands and adverse claims or rights whatsoever other than those relating to applicable securities Laws.

(ii) There are, and on the Closing Date there will be, no outstanding obligations, options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character to which DWTPL is a party or by which it is otherwise bound that provide for the repurchase or issuance by DWTPL of any shares of its share capital or permit any Person to share or participate in any of the profits, revenues or sales of DWTPL.

(iii) There are no preemptive rights, rights of first refusal or first offer, stock option grant or exercise rights, voting or veto rights, change of control or similar rights, Security Interests, anti-dilution protections or other rights that any shareholder, officer, employee or director of DWTPL or any other Person is (or would be) entitled to invoke as a result of the transactions contemplated by this Agreement or otherwise.

(b) P.D.R. Capitalization.

(i) The issued share capital of P.D.R is set forth on Section 3.2(b)(i) of the Disclosure Schedule (including all of the holders of shares of the capital P.D.R. and the number of shares held by each shareholder). All of the issued and outstanding shares of capital of P.D.R. have been duly authorized, validly issued, fully paid, nonassessable and were issued and remain free of all preemptive rights and Security Interests. All of the issued and outstanding shares of capital of P.D.R. have been offered, issued and sold by P.D.R. in compliance with all

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applicable Laws. At the Closing, all of the issued and outstanding shares of capital of P.D.R. will be owned, beneficially and of record by the Seller and one or more nominees of the Seller, free and clear of all covenants, conditions, restrictions, voting trust arrangements, Security Interests, warrants, rights, contracts, calls, commitments, equities, demands and adverse claims or rights (including preemptive rights) whatsoever. At the Closing, the Buyers will acquire good title to and will become the record and beneficial owner of all of the shares of capital of P.D.R. free and clear of all covenants, conditions, restrictions, voting trust arrangements, Security Interests, warrants, rights, contracts, calls, commitments, equities, demands and adverse claims or rights (including preemptive rights) whatsoever.

(ii) P.D.R. does not have any (i) authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or acquire any equity or profits interest in P.D.R., (ii) obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares or share capital or any evidences of indebtedness or assets of P.D.R., (iii) obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares or share capital of P.D.R. or any interest therein or to pay any dividend or to make any other distribution in respect thereof, (iv) outstanding or authorized share appreciation, phantom stock or similar rights with respect to P.D.R., (v) obligation to create, issue, allot or transfer any shares or any portion of the share capital of P.D.R. or (vi) any plan pursuant to which any of the foregoing rights in clauses (i)-(v) may be awarded or granted.

(iii) There is no agreement, written or oral, between P.D.R. and any holder of its securities, or, to the Knowledge of the Companies, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights), registration under the Securities Act or the securities Laws of any other jurisdiction, or voting, of the shares or share capital of P.D.R.

3.3 Authorization. Each Company has all requisite power and authority (corporate and other) to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by each Company of this Agreement and the other agreements contemplated hereby and the performance by each Company of this Agreement and the consummation by each Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of each Company, respectively. This Agreement and all other agreements contemplated hereby have been or will be as of the Closing Date duly and validly executed and delivered by each Company, respectively, and constitutes or will constitute a valid and binding obligation of each Company, respectively, enforceable against it in accordance with its terms, subject to Applicable Bankruptcy Laws.

3.4 Noncontravention. Subject to the filing or other regulatory requirements, if any, of any other applicable U.S., Indian or other regulatory body, neither the execution and delivery by either Company of this Agreement or any other agreement contemplated hereby, nor the performance by either Company of its obligations hereunder or thereunder, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the articles of association and memorandum of association of either Company, each as amended or restated to date, or the articles of association and

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memorandum of association (or comparable organizational documents) of any Subsidiary, each as amended or restated to date, (b) require on the part of either Company or any Subsidiary any material notice to or filing with, or any material permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which either Company or any Subsidiary is a party or by which either Company or any Subsidiary is bound or to which any of the assets of either Company or any Subsidiary are subject, (d) result in the imposition of any Security Interest upon any assets of either Company or any Subsidiary or (e) violate any statute, rule or regulation or order, writ, injunction or decree applicable to either Company, any Subsidiary or any of their respective properties or assets. Section 3.4 of the Disclosure Schedule sets forth a true, correct and complete list of all material consents and approvals of and filings and notices with third parties and all consents and approvals and filings and notices with Governmental Entities that are required in connection with the consummation by each Company of the transactions contemplated by this Agreement.

3.5 Subsidiaries.

(a) Section 3.5 of the Disclosure Schedule sets forth, with respect to each of DWTPL and P.D.R.: (i) the name of each Subsidiary thereof; (ii) the number and type of outstanding equity securities of each Subsidiary thereof and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary thereof; (iv) the names of the officers and directors of each Subsidiary thereof; and (v) the jurisdictions in which each Subsidiary thereof is qualified or holds licenses to do business as a foreign corporation or other entity.

(b) Each Subsidiary is a corporation or other entity duly organized, validly existing and in corporate (or other entity) good standing under the Laws of the jurisdiction of its incorporation (or other formation). Each Subsidiary is duly qualified to conduct business and is in corporate (or other entity) good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification except for those jurisdictions where the failure to be so qualified would not reasonably be expected, individually or in the aggregate to have a Company Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Seller has delivered to the Buyers complete and accurate copies of the charter, by laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its articles of association and memorandum of association or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either Company or any other Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under applicable securities Laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which either Company or any Subsidiary is a party or

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which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

(c) Neither Company owns or controls directly or indirectly or has any direct or indirect equity participation or similar interest in any other corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary.

3.6 Financial Statements.

(a) The Seller has provided to the Buyers the Previously Delivered Financial Statements. The Previously Delivered Financial Statements have been prepared in accordance with Applicable Accounting Principles applied on a consistent basis throughout the periods covered thereby, provided that the Previously Delivered Financial Statements are subject to normal recurring year-end adjustments and do not include footnotes. The Previously Delivered Financial Statements fairly present in all material respects the consolidated assets, liabilities, business, financial condition, results of operations and cash flows of the Business as of the dates thereof and for the periods referred to therein, and are consistent with the books and records of the Business. Accruals for Taxes are accounted for on the balance sheets provided with the Previously Delivered Financial Statements and adequately and fairly present the expenses associated therewith.

(b) The Financial Statements will be prepared in accordance with Applicable Accounting Principles applied on a consistent basis throughout the periods covered thereby; provided, however, that the Financial Statements referred to in clauses (b) and (c) of the definition of such term will be subject to normal recurring year-end adjustments (which, individually and in the aggregate, will not be material) and will not include footnotes.

(c) The Financial Statements will fairly present in all material respects the consolidated assets, liabilities, business, financial condition, results of operations and cash flows of the Business as of the dates thereof and for the periods referred to therein, and will be consistent with the books and records of the Business. The accruals for Taxes will be accounted for on the Most Recent Balance Sheet and will adequately and properly reflect the expenses associated therewith in accordance with Applicable Accounting Principles.

(d) None of either Company or any Subsidiary has extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of either Company or any Subsidiary.

3.7 Absence of Certain Changes. Since December 31, 2012, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) none of either Company or any Subsidiary has taken any of the actions set forth in paragraphs (a) through (t) of Section 5.3.

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3.8 Undisclosed Liabilities. At the Closing, none of either Company or any Subsidiary will have any liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities that will be shown on the Most Recent Balance Sheet, (b) liabilities that will have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which will be similar in nature to the liabilities that arose during the comparable period of time in the immediately preceding fiscal quarter, (c) contractual and other liabilities incurred in the Ordinary Course of Business that would not be required by Indian GAAP to be reflected on a balance sheet (assuming for purposes of this Section 3.8 that such principles were applied to the preparation of the Most Recent Balance Sheet) or that are performance obligations arising under the executory contracts set forth in the Disclosure Schedule or other executory contracts that are not required to be set forth therein due to duration, amount at issue, type of contract or otherwise, in each case where such liabilities have not resulted from any breach or violation by the applicable Company or any Subsidiary of such Company under the applicable executory contract and (d) unpaid Company Transaction Expenses and other liabilities set forth in Section 3.8 of the Disclosure Schedule.

3.9 Tax Matters.

(a) Each Company and each Subsidiary has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each Company and each Subsidiary has paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable. The unpaid Taxes of the Companies and the Subsidiaries for Tax periods through the Most Recent Balance Sheet Date (i) will not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) that will be set forth on the Most Recent Balance Sheet, (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of each Company and each Subsidiary. None of either Company or any Subsidiary has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of U.S. federal, state, local or foreign Law) or Section 170 of the (Indian) Income-tax Act, 1961, as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than either Company or a Subsidiary. None of either Company or any Subsidiary is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that either Company or any Subsidiary were required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and each Company and each Subsidiary has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

(b) The Seller has delivered or made available to the Buyers (i) complete and correct copies of all income Tax Returns and all other material Tax Returns of each Company and each Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling

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requests and any similar documents submitted by, received by, or agreed to by or on behalf of either Company or any Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired and (iii) complete and correct copies of all material agreements, rulings, settlements or other material Tax documents with or from any Governmental Entity relating to Tax incentives of either Company or any Subsidiary. No examination or audit of any Tax Return of either Company or any Subsidiary by any Governmental Entity is currently in progress or, to the Knowledge of the Companies, threatened or contemplated. No deficiencies for Taxes of either Company or any Subsidiary have been claimed, proposed or assessed by any Governmental Entity. None of either Company or any Subsidiary has been informed by any jurisdiction in which such Company or Subsidiary did not file a Tax Return that the jurisdiction believes that either Company or any Subsidiary was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. None of either Company or any Subsidiary has (x) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (y) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (z) executed or filed any power of attorney with any taxing authority which is still in effect.

(c) None of either Company or any Subsidiary has ever participated in an international boycott as defined in Section 999 of the Code.

(d) Section 3.9(d) of the Disclosure Schedule sets forth each jurisdiction in which each Company and each Subsidiary files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind in writing requesting information relating to such Company’s or Subsidiary’s nexus with such jurisdiction. Section 3.9(d) of the Disclosure Schedule lists all Tax Returns (and their respective due dates without regard to extensions) required to be filed by either Company or any Subsidiary for periods beginning before the Closing Date that will not be filed on or before the Closing Date.

(e) None of either Company or any Subsidiary (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes, (ii) has made an entity classification (“check-the-box”) election under Section 7701, (iii) is or has ever been a stockholder of or is or has ever been a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), or (iv) is or has ever been a stockholder or is or has ever been a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(f) None of either Company or any Subsidiary has or has had a permanent establishment in any country (other than its country of formation) as defined in any applicable Tax treaty or convention between its country of formation and such other country.

(g) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Business, either Company or any Subsidiary, other than with respect to Taxes not yet due and payable.

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(h) None of either Company or any Subsidiary is or ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

3.10 Assets, Entire Business.

(a) Each of DWTPL, P.D.R. and each Subsidiary thereof is the true and lawful owner of, and has good title to, all of the assets (tangible or intangible) purported to be owned by it, free and clear of all Security Interests. Except for the Other Assets owned by the Other Assets Seller, the Companies and the Subsidiaries are now or prior to the Closing will be in possession of and have good title to or have valid leasehold interests, in all rights, assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise, wherever situated) that are used in, or required or necessary for the conduct of the Business as presently conducted (the “Assets”) in each case, free and clear of any Security Interests. All of the Assets will be reflected in the Financial Statements (other than to the extent disposed of in the Ordinary Course of Business). None of Directi Parent or the Guarantors or any Affiliate of any of them will, as of immediately prior to the Closing, own any rights, assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise, wherever situated) that are used in the conduct of the Business (other than through their direct ownership of the Companies and indirect ownership of the Companies’ Subsidiaries or the ownership of the Other Assets owned by the Other Assets Seller). The Assets together with the Other Assets owned by the Other Assets Seller will be sufficient for and constitute all rights, assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise, wherever situated) necessary for the conduct of the Business immediately following the Closing in the same manner as conducted currently.

(b) Section 3.10(b) of the Disclosure Schedule lists individually (i) all Other Assets, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of June 30, 2013, and (ii) all Assets of a tangible nature (other than inventories) of the Companies or the Subsidiaries.

3.11 Owned Real Property. None of either Company or any Subsidiary owns, or has ever owned, any real property worth more than $100,000.

3.12 Real Property Leases. Section 3.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable, security deposit, maintenance and like charges thereunder, and any advance rent thereunder. The Seller has delivered to the Buyers complete and accurate copies of the Leases. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable, subject to Applicable Bankruptcy Laws, and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Knowledge of the Companies, against each other party thereto;

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(b) such Lease will continue to be legal, valid, binding, enforceable, subject to Applicable Bankruptcy Laws, and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Knowledge of the Companies, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) none of either Company, any Subsidiary or, to the Knowledge of the Companies, any other party, is in breach or violation of, or default under, any material provision of any such Lease, and no event has occurred, is pending or, to the Knowledge of the Companies, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default of by either Company or any Subsidiary or, to the Knowledge of the Companies, any other party under such Lease or any material provision of any such Lease;

(d) there are no material disputes, oral agreements or forbearance programs in effect as to such Lease;

(e) none of either Company or any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f) all facilities leased or subleased thereunder are supplied with utilities and other services reasonably adequate for the operation of said facilities;

(g) to the Knowledge of the Companies, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such Lease which would reasonably be expected to impair the current uses or the occupancy by the Company or Subsidiary party thereto of the property subject thereto;

(h) no construction, alteration or other leasehold improvement work with respect to the Lease amounting to greater than $25,000 remains to be paid for or performed by the Company or any Subsidiary party thereto;

(i) none of either Company or any Subsidiary is obligated to pay any leasing or brokerage commission relating to such Lease and will not have any obligation to pay any leasing or brokerage commission upon the renewal of the Lease; and

(j) the Financial Statements will contain reasonably adequate reserves to provide for the restoration of the property subject to the Lease at the end of the respective Lease term, to the extent required by the Lease.

3.13 Intellectual Property, Data Protection, Privacy and Data Security.

(a) Section 3.13(a) of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Company Registrations to the applicable Company or Subsidiary have been

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properly executed and recorded. To the Knowledge of the Companies, all Company Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Companies.

(b) There are no inventorship challenges, opposition or nullity proceedings or interferences declared or commenced, or to the Knowledge of the Companies, threatened, with respect to any Patent Rights included in the Company Registrations. To the Knowledge of the Companies, there is no information that would preclude the Companies or any Subsidiary from having clear title to the Company Registrations or affecting the enforceability of any Company Registrations.

(c) Each item of Company Owned Intellectual Property will be owned or available for use by the Buyers or a Subsidiary of the Buyers following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. Either one of the Companies or a Subsidiary is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests (other than non-exclusive licenses), and all joint owners of the Company Owned Intellectual Property are listed in Section 3.13(c) of the Disclosure Schedule. The Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently by the Companies and the Subsidiaries, (ii) to Exploit the Internal Systems as they are currently used by the Companies and the Subsidiaries and (iii) to otherwise to conduct the Business in the manner currently conducted.

(d) The Companies have taken all commercially reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and exercised commercially reasonable efforts to maintain in confidence all trade secrets and confidential information comprising a part thereof. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Companies, threatened against either Company or any Subsidiary. To the Knowledge of the Companies, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of either Company or any Subsidiary, or (ii) breach of either Company’s or any Subsidiary’s security procedures wherein confidential information has been disclosed to a third Person.

(e) None of the Customer Offerings, as delivered by the Companies, or the Exploitation thereof by the Companies or the Subsidiaries or use or further distribution of the Customer Offerings by any reseller, distributor, customer or user of the Customer Offerings, solely as delivered by the Companies without modification, or any other activity of the Companies or the Subsidiaries, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. To the Knowledge of the Companies, none of the Internal Systems, or the Companies’ or any Subsidiary’s past or current Exploitation thereof, or any other activity undertaken by them in connection with their Business, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 3.13(e) of the Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by either Company or any Subsidiary in writing alleging any such infringement,

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violation or misappropriation and any request or demand for indemnification or defense received by either Company or any Subsidiary from any reseller, distributor, customer, user or any other third party.

(f) To the Knowledge of the Companies, no Person (including any current or former employee or consultant of Company or the Subsidiaries) or entity is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to either Company or any Subsidiary. The Seller has provided to the Buyers copies of all correspondence, complaints, claims, notices or threats provided in writing concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property.

(g) Section 3.13(g) of the Disclosure Schedule identifies each material license, covenant or other agreement pursuant to which either Company or any Subsidiary has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property (other than customary nondisclosure agreements, standard agreements with employees and consultants, and non-exclusive licenses to end user customers entered into in the Ordinary Course of Business). None of either Company or any Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(h) Section 3.13(h) of the Disclosure Schedule identifies each item of Company Licensed Intellectual Property and the license or agreement pursuant to which either Company or any Subsidiary Exploits it (excluding off-the-shelf software programs that are part of the Internal Systems). No third party inventions, methods, services, materials, processes or Software are included in or required to Exploit the Customer Offerings or Internal Systems other than those items licensed by the Companies or their Subsidiaries. None of the Customer Offerings or Internal Systems includes “shareware,” “freeware” or other Software or other material that was obtained by either Company or any Subsidiary from third parties other than pursuant to the license agreements listed in Section 3.13(h) or Section 3.13(j) of the Disclosure Schedule.

(i) None of either Company nor any Subsidiary has licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its and the Subsidiaries’ employees and contractors) of, the Company Source Code to any Person and the Companies and the Subsidiaries have taken reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by either Company, any Subsidiaries, their escrow agent(s) or any other Person to any third party.

(j) Section 3.13(j) of the Disclosure Schedule lists all Open Source Materials that the Companies and the Subsidiaries have utilized in any way in the distribution of Company Offerings and the licenses pursuant to which the Companies and the Subsidiaries use such Open Source Materials and any Open Source Software used in the Customer Offerings or Internal Systems that is governed by the Affero General Public License.

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(k) Each current or former employee of each Company and each Subsidiary and each current or former independent contractor of each Company and each Subsidiary has executed a valid, binding and enforceable written agreement expressly assigning to one of the Companies or a Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of and in performance of such employee’s employment or such independent contractor’s work for either Company or the relevant Subsidiary, and all Intellectual Property rights therein.

(l) The Customer Offerings and the Internal Systems are free from significant defects in design, workmanship and materials except for such defects that would not cause a material and prolonged outage or diminishment of functionality of the Customer Offerings and Internal Systems. To the Knowledge of the Companies, the Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that is intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data (“Malicious Code”). None of either Company or any Subsidiary has received any material warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party.

(m) None of either Company or any Subsidiary has sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency in connection with the Exploitation of the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith.

(n) No website owned or operated by either Company or any Subsidiary (excluding websites hosted for customers of either Company or any Subsidiary over which none of either Company or any Subsidiary exercises any active control as to the content) contains content that that (i) is violent, (ii) is defamatory, (iii) promotes racial intolerance or advocacy against any individual, group or organization, (iv) is pornographic, (v) promotes or is designed to facilitate hacking or cracking or (vi) that is illegal or promotes illegal activity.

(o) None of either Company or any Subsidiary has materially violated the CAN-SPAM Act or any other applicable Laws governing spyware, adware, incentive marketing or analogous activities.

(p) Section 3.13(p) of the Disclosure Schedule identifies all categories of Personal Information collected, received, stored, used, maintained, transmitted, processed, disclosed or disposed of by either Company or any Subsidiary, including all sensitive categories of such Personal Information that reveal an individual’s racial or ethnic origin, political opinions, religious or philosophical beliefs, trade-union membership, a password that permits access to information of any kind with respect to an individual, financial information (bank account, credit/debit card, or other payment instrument details), biometric, health or medical information (medical records and history or physical, physiological, and mental health conditions or medical records and history); or sex life or sexual orientation.

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(q) The Companies and their Subsidiaries have collected, received, generated, stored, used, maintained, transmitted, processed, imported, exported, transferred, disclosed or disposed of Personal Information in compliance in all material respects with all (i) applicable data protection, privacy, data security and data security breach notification Laws, (ii) applicable Privacy Statements and other privacy policies of each Company or any Subsidiary, (iii) applicable authorizations or consents provided by individuals with respect to such Personal Information, and (iv) Contracts pursuant to which such Personal Information came to be collected, received, generated, stored, used, maintained, transmitted, processed, imported, exported, transferred, disclosed or disposed of by either Company or any Subsidiaries. No Personal Information collected, received, generated, stored, used, maintained, processed, or imported by either Company or any of its respective Subsidiaries has been lost, stolen, hacked, violated or otherwise unlawfully removed from the possession of such Company or its applicable Subsidiary or revealed or acquired, accessed, or used by, or disclosed to, any Person not authorized by such Company or Subsidiary or otherwise authorized under applicable Law.

(r) Each Company and Subsidiary has, at all times, taken reasonable measures (i) to detect and respond to security incidents involving any attempted or successful unauthorized access, use, disclosure, modification, or destruction of such Personal Information; and (ii) to protect such Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse; and (iii) to maintain the confidentiality of such Personal Information.

(s) None of either Company or any Subsidiary has provided, or has been legally required to provide, any notices to data owners, data subjects, or any Governmental Entity, in connection with any breach or unauthorized disclosure of Personal Information or non-public information. There is no material complaint, audit, or Legal Proceeding against or, to the Knowledge of the Companies, threatened against or reasonably expected by, either Company or any Subsidiary by any Governmental Entity, or by any Person respecting the collection, receipt, generation, storage, use, maintenance, transmission, processing, import, export, transfer, disclosure or disposal of Personal Information in connection with the Business.

(t) The transactions contemplated by this Agreement will not result in the violation of any Privacy Statement of the Companies or any Subsidiary, any Contract to which either Company or any Subsidiary is a party, any authorization or consent provided by any individual to either Company or any Subsidiary, or any applicable data protection, privacy, data security or data security breach notification Laws.

3.14 Inventory. Other than general office supplies, none of the Companies nor any Subsidiary maintains any inventory.

3.15 Contracts.

(a) Section 3.15(a) of the Disclosure Schedule lists the following agreements (other than those agreements which have been terminated with no ongoing obligations other than confidentiality in favor of either Company) (each a “Contract”) to which either Company or any Subsidiary is a party (or which is otherwise related to the Business):

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties which involves more than the sum of $50,000 per annum;

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(ii) any agreement (or group of related agreements) in which either Company or any Subsidiary has granted “most favored nation” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party or has granted any rights to purchase any material asset used in the Business;

(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) any agreement (or group of related agreements) under which either Company or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v) any agreement for the disposition of any significant portion of the assets or business of either Company or any Subsidiary (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of materials, supplies, equipment or services in the Ordinary Course of Business);

(vi) any employment agreement, consulting agreement, severance agreement (or agreement that includes provisions for the payment of severance) or retention agreement (other than those in the standard form used by either Company or any Subsidiary in the Ordinary Course of Business, copies of which have previously been delivered to the Buyers);

(vii) any material settlement agreement or settlement-related agreement (including any agreement in connection with which any employment-related claim is settled);

(viii) any material agreement (other than confidentiality, non-competition, non-solicitation, employment, consulting, contractor or retention agreements) with any current or former officer, director or shareholder of either Company or any Affiliate thereof;

(ix) any agency, distributor, sales representative, franchise or similar agreements to which either Company or any Subsidiary is a party or by which either Company or any Subsidiary is bound;

(x) any material agreement which contains any provisions requiring either Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business that do not obligate the Companies with respect to amounts in excess of the consideration paid to or received by the Companies thereunder);

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(xi) any agreements relating to grants, funding or other forms of assistance, including loans with interest at below market rates, received by either Company or any of its Subsidiaries from any Governmental Entity;

(xii) any Contract that prohibits, restricts or limits either Company or any Subsidiary, or after the Closing would prohibit, restrict or limit EIG Holdings or any of its Affiliates from engaging in any type of business or activity;

(xiii) any Contract which would entitle any third party to receive a license or any other right to intellectual property of the Buyers or any of the Buyers’ affiliates following the Closing;

(xiv) any Contract with ICANN, ARIN, IANA and any regional internet registry, country internet registry or organization that performs a similar function, including all registry and registry-registrar Contracts and Section 3.16(a) of the Disclosure Schedule contains a list of each top level domain under which the Company or any Subsidiary is accredited pursuant to such Contracts;

(xv) any agreement not otherwise listed in Section 3.16(a) of the Disclosure Schedule under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect; and

(xvi) any other agreement (or group of related agreements) providing for the expenditure or receipt by either Company or any Subsidiary of an amount in excess of $250,000.

(b) The Seller has delivered to the Buyers a complete and accurate copy of each Contract (as amended to date) listed in any of Section 3.12, Section 3.13, Section 3.15 or Section 3.25 of the Disclosure Schedule. With respect to each Contract so listed: (i) the Contract is legal, valid, binding and enforceable, subject to Applicable Bankruptcy Laws, and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Knowledge of the Companies, against each other party thereto; (ii) the Contract will continue to be legal, valid, binding and enforceable, subject to Applicable Bankruptcy Laws, and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Knowledge of the Companies, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) none of either Company, any Subsidiary nor, to the Knowledge of the Companies, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the Knowledge of the Companies, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by either Company, any Subsidiary or, to the Knowledge of the Companies, any other party under such Contract.

(c) None of either Company or any Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 3.15(a) of the Disclosure Schedule under the terms of this Section 3.15(c). None of either Company or any Subsidiary is or will be a party to any written or oral arrangement (i) to

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perform services or sell products which is expected to be performed at, or to result in, a loss or (ii) for which the customer has already been billed or paid that will not be fully accounted for on the Most Recent Balance Sheet.

3.16 Accounts Receivable. A complete and accurate list of the accounts receivable of the Business as of the date of this Agreement, showing the aging thereof, is included in Section 3.16 of the Disclosure Schedule. All accounts receivable of the Business reflected (a) in Schedule 3.16 of the Disclosure Schedule and (b) on the Most Recent Balance Sheet (other than those paid prior to Closing) are or will be valid receivables, arising from sales actually made or services actually performed, are to the Knowledge of the Companies, subject to no contests, counterclaims or rights of setoff and are or will be, as the case may be, current as of the Closing. All accounts receivable of the Business that arise after the Most Recent Balance Sheet Date will be valid receivables, arising from sales actually made or services actually performed, are to the Knowledge of the Companies, subject to no contests, counterclaims or rights of setoff and will be current as of the Closing. None of either Company or any Subsidiary has received any written notice from an account debtor stating that any account receivable in an amount in excess of $50,000 is subject to any contest, claim or right of set-off by such account debtor.

3.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of either Company or any Subsidiary.

3.18 Insurance. Section 3.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which either Company or any Subsidiary is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect. All claims for material amounts that were or are eligible to be asserted by a Company or any Subsidiary under any such policy have been asserted on a timely basis. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, none of either Company or any Subsidiary may be liable for retroactive premiums or similar payments, and the Companies and the Subsidiaries are otherwise in material compliance with the terms of such policies. To the Knowledge of the Companies, there is no threatened termination of, or premium increase with respect to, any such policy.

3.19 Litigation. There is no Legal Proceeding which is pending or, to the Knowledge of the Companies has been threatened against either Company or any Subsidiary. There are no judgments, orders or decrees outstanding against either Company or any Subsidiary.

3.20 Warranties.

(a) No service or product provided, manufactured, sold, leased, licensed or delivered by either Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit, service level agreement obligation or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Companies, which are available at the respective websites of the Business as of the date of this Agreement and (ii) manufacturers’ warranties for which none of either Company or any Subsidiary has any liability.

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Neither Company or any Subsidiary is subject to any material obligation under any guaranty, warranty, right of return, service level agreement credit or indemnity provision. The Companies are not in breach of any commitments of Company or any Subsidiary under any service level agreements between the Companies and any customer that would result, in the aggregate, in a Company Material Adverse Effect.

(b) Other than with respect to the applicable standard terms and conditions of sale or lease of the Companies (copies of which have either been made available to the Buyers or are available at the respective websites of the Business as of the date of this Agreement), none of either Company or any Subsidiary has any liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by either Company or a Subsidiary to provide the customer with any other services or products of either Company or a Subsidiary on pre-negotiated terms, including for upgrades to other services or products at prices below either Company’s or any Subsidiary’s, as the case may be, published price for such services or products. None of either Company or any Subsidiary has any liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by either Company other than those arising in the Ordinary Course of Business and none of which obligate either Company or any Subsidiary to provide refunds or payments in excess of the amounts paid to or received by the Companies or any Subsidiary thereunder.

3.21 Employees.

(a) Section 3.21(a) of the Disclosure Schedule contains a list of all employees of each Company and each Subsidiary, along with the position, date of hire, annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), estimated or target annual incentive compensation and entitlement on termination of each such person. Section 3.21(a) of the Disclosure Schedule also sets forth all bonuses earned by each Company’s or any Subsidiary’s employees through the Closing Date that are expected to be accrued on the Estimated Closing Consideration Statement but unpaid as of the Closing Date. Section 3.21(a) of the Disclosure Schedule will be delivered to the Buyers on the date of this Agreement separately from the rest of the Disclosure Schedule. Each current and former employee of each Company and each Subsidiary has entered into the Companies’ standard form of confidentiality, non-competition and assignment of inventions agreement, a copy of which has previously been delivered to the Buyers. Except as set forth in Section 3.21(a) of the Disclosure Schedule all of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable, subject to Applicable Bankruptcy Laws, and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing and all such agreements either comply with applicable Law or the failure of any such agreements to comply with applicable Law does not expose the Companies to any material liability. To the Knowledge of the Companies, no key employee or group of employees has any plans to terminate employment with either Company or any Subsidiary. None of either Company or any Subsidiary is a party to or bound by any collective bargaining agreement, nor has either of them experienced any actual or threatened strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To the Knowledge of the Companies, no organizational effort has been made or threatened (including the filing of a petition for certification) within the past two (2) years (or is being made currently), by or on behalf of any labor union or works council with respect to employees of either Company or any Subsidiary.

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(b) Each Company and each Subsidiary has complied in all material respects with all laws and regulations related to employment and employment practices, including those related to wages, hours, worker classification, labor relations, collective bargaining, discrimination, equal opportunity, disability rights or benefits, affirmative action, workers compensation, employee leave, immigration, and the payment and withholding of Taxes and other sums as required by applicable law, all laws related to data protection, privacy, data security, and data security breach notification, and with the terms of any employment agreement or other employment arrangement covering each employee. Each Company and each Subsidiary has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from its employees and is not materially liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(c) Section 3.21(c) of the Disclosure Schedule sets forth a true, correct and complete list and description of all expatriate contracts that either Company or any Subsidiary has in effect with any employee and all employment contracts and independent contractor arrangements covering any individuals providing services outside the country in which they are nationals. Each employee of either Company or any Subsidiary working in a country other than one of which such employee is a national has a valid work permit, certificate of sponsorship, visa, or other right under applicable Law that permits him or her to be employed lawfully by the applicable Company or the applicable Subsidiary in the country in which he or she is so employed.

(d) None of either Company or any Subsidiary is a party to or bound by any collective bargaining agreement trade union agreement, works council, employee representative agreement, or information or consultation agreement, and each Company and each Subsidiary has complied with its respective obligations, if any, to inform, consult with and/or obtain consent from any of its employees about the transactions contemplated by this Agreement. Neither Company nor any Subsidiary has experienced any actual or, to the Knowledge of the Companies, threatened strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Neither Company and neither Subsidiary has breached or violated in any material respect any applicable Law concerning employer contributions to any trade union, housing, unemployment, retirement, bonus and welfare funds or any other funds to which an employer is required by applicable Law to contribute. Each Company and each Subsidiary has entered into, and not breached or violated in any material respect, any employment contracts, individual labor contracts, collective labor contracts and similar agreements required by applicable Law.

(e) Section 3.21(e) of the Disclosure Schedule contains a list of all consultants and independent contractors currently engaged by either Company or any Subsidiary. None of such consultants or independent contractors is a party to a written agreement or contract with either Company or any Subsidiary. Each consultant or independent contractor who has developed any Intellectual Property that is material to the Business has entered into the Companies’ standard form of confidentiality, non-competition and assignment of inventions agreement with such Company or such Subsidiary, a copy of which has previously been

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delivered to the Buyers. Each individual who has received compensation for the performance of services on behalf of either Company or any Subsidiary has been properly classified as an employee or independent contractor in accordance with applicable Law. Neither Company nor any Subsidiary has incurred, and no circumstances exist under which either Company or any Subsidiary is reasonably likely to incur, any material liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.

(f) There is no term of employment for any employee of either Company or any Subsidiary that provides that the transactions contemplated by this Agreement shall entitle such individual (1) to treat such transactions as a breach of any contract, (2) to any payment, benefit or change of terms of employment (whether or not conditioned upon the occurrence of any other event) or (3) to treat himself or herself as redundant or released from any obligation to his or her employer. None of either Company or any Subsidiary has any other material liability to any present or former employee or independent contractor of either Company or any Subsidiary, or any representative therefor, for the payment of employment tribunal compensation, damages, a redundancy payment, a protective award, severance or any similar payment or award. None of either Company or any Subsidiary is under any obligation to provide or continue any benefit (including the provisions of a reference) to any such individual either pursuant to or as a consequence of failing to comply with any law or agreement. All the employees of each Company and each Subsidiary employed in India are permanent employees and none of either Company or any Subsidiary has any contract labour and, therefore, does not require any registration under the Contract Labour (Regulation and Abolition) Act, 1970.

(g) Each Company and each Subsidiary, have, to the extent required by applicable Law, in relation to each of their employees/workers and (so far as relevant) to each of their former employees/workers:

(i) maintained adequate and suitable records regarding the service of the employee/worker;

(ii) discharged or adequately provided for in all material respects its obligations to pay all salaries, wages, commissions, gratuity payments, end-of-service benefits, provident fund payments, bonuses, overtime pay, holiday pay, sick pay, leave encashments and other benefits of or connected with employment up to the date of this Agreement; and

(iii) complied in all material respects with all of its obligations concerning the health and safety at work of each of the employees/worker and has not incurred any liability to any employee/workers in respect of any accident or injury that is not fully covered by insurance.

3.22 Employee Benefits.

(a) Section 3.22(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans (other than DWTPL Benefit Plans). Complete and accurate copies of (i) all Company Plans that have been reduced to writing, together with all amendments thereto, (ii) written summaries of all unwritten Company Plans, and (iii) all related trust

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agreements, insurance contracts and summary plan descriptions, plan documents, summaries of material modifications have been delivered to the Buyers. In addition, as applicable, complete and correct copies of the most recent audited financial statement and actuarial valuation for each Company Plan; and all related administrator, service and vendor agreements, insurance contracts and other agreements which implement each such Company Plan.

(b) Each Company Plan has been established, maintained and administered in all material respects in compliance with its terms and all applicable Laws (including all applicable requirements for notification, reporting and disclosure to participants or any Governmental Entity); (ii) all contributions, premiums, and expenses that are required to be made have been made or properly accrued; and (iii) with respect to any such Company Plan that is intended to be eligible to receive favorable tax treatment under the laws applying to such Company Plan, all requirements necessary to obtain such favorable tax treatment have been satisfied

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan (or any assets of any Company Plan) that could give rise to any material liability. No Company Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a Governmental Entity or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(d) DWTPL Benefit Plans.

(i) There are no current or, to the Knowledge of the Companies, threatened Liens on the assets of any DWTPL Benefit Plan. Each of DWTPL, and its Subsidiaries has performed all material obligations required to be performed by it under, is not in material default under or in material violation of, and, to the Knowledge of the Companies, there is no default or material violation by any other party with respect to, any of the DWTPL Benefit Plans. All contributions due and payable on or before the Closing Date in respect of any DWTPL Benefit Plan, the terms of the DWTPL Benefit Plan or any collective bargaining agreement, have been or will be made in full and proper form on or before their due dates, and a reasonable amount has been accrued and provided for in accordance with and to the extent required by Applicable Accounting Principles in DWTPL’s and its Subsidiaries’ Financial Statements for all other contributions or amounts in respect of each DWTPL Benefit Plan for the applicable periods covered by such Financial Statements.

(ii) Except to the extent required by applicable Laws, no DWTPL Benefit Plan or written or oral agreement exists which obligates DWTPL or any of its Subsidiaries to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any current or former employee, director, consultant or agent of DWTPL or of any of its Subsidiaries (as the case may be) following such employee’s, director’s, consultant’s or agent’s termination of employment or service with DWTPL or any of its Subsidiaries (as the case may be), including retiree medical, health or life benefits.

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(iii) Except as set forth in Section 3.23(d)(iii) of the Disclosure Schedule, no DWTPL Benefit Plan is self-funded, self-insured or funded through the general assets of DWTPL any of its Subsidiaries (as the case may be)

(iv) Except for such restrictions as may be imposed by applicable Law, with respect to each DWTPL Benefit Plan, (1) there are no restrictions on the ability of the sponsor of each DWTPL Benefit Plan to amend, terminate or assign any DWTPL Benefit Plan, or any related service, vendor or administrative agreement, insurance policy or contract, or other agreement which implements or otherwise relates to any such DWTPL Benefit Plan, at any time without penalty or material cost, and (2) DWTPL and each of its Subsidiaries has expressly reserved in itself the right to amend, modify, terminate or assign any such DWTPL Benefit Plan, or any portion of it, and has made no representations (whether orally or in writing) which would conflict with or contradict such reservation or right.

(v) DWTPL or any of its Subsidiaries (i) is not a party to any written or oral agreement with any current or former employee, director, consultant or agent, the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of transactions contemplated by this Agreement, or (ii) has not announced or otherwise made a commitment to implement any arrangement in the future that, if implemented, would be a DWTPL Benefit Plan.

(vi) DWTPL is in compliance with and has at all times complied with (1) all applicable labor Laws, standing orders, codes of conduct and practice relevant to relations between it and any employee including any obligations under the Employee Provident and Miscellaneous Provisions Act, 1952, Employee State Insurance Act, 1948, the Bombay Shops and Establishments Act, 1948 and all other applicable industrial, health and safety legislation relating to provident fund or gratuity contribution, payment of wages, bonus, salaries, allowances, commissions, accumulated leave encashment and leave travel allowance and (2) all relevant orders, declarations and awards made under any applicable labour Laws, standing order, or codes of conduct and practice affecting the conditions of service of any of the employees

(vii) DWTPL has made timely payments of all applicable contributions and has made filings of appropriate returns, statements, reports, registrations with any Governmental Entity and has not received any notices of violation of any Law.

(e) No entity is affiliated with either Company or any Subsidiary through the Seller (or otherwise) in a manner that could reasonably be expected to result in liability for either Company or any Subsidiary with respect to such entity’s benefit plans and arrangements.

(f) No Company Plan is or has ever been subject to ERISA. Neither the Companies nor any Subsidiary has ever maintained, contributed to, or had any actual or contingent liability with respect to, an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA. No Company Plan or other compensatory plan or arrangement is or has been subject to Section 409A or 457A of the Code.

(g) With respect to the Company Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations

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that have not been accounted for by reserves, or otherwise properly footnoted in accordance with Applicable Accounting Principles, on the Financial Statements. None of either Company or any Subsidiary has any liability for benefits (contingent or otherwise) under any Company Plan, except as set forth on the Financial Statements. The assets of each Company Plan that is funded are reported at their fair market value on the books and records of such Employee Benefit Plan. There are no obligations under any Company Plan providing benefits after termination of employment to any employee of either Company or any Subsidiary (or to any beneficiary of any such employee), including retiree health coverage and deferred compensation. All participant and other data necessary to administer each Company Plan is in the possession of each Company or any Subsidiary (or a service provider with respect to such Company Plan) and is in a form that is sufficient for the proper administration of such Company Plan in accordance with their respective terms and applicable law, and such data is complete and accurate in all material respects.

(h) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Buyers, either Company, any Subsidiary, or any plan participant to (i) any material fine, penalty, Tax or liability of any kind imposed under applicable Law or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan, nor will the transactions contemplated by this Agreement give rise to any such liability or obligation.

(i) There is no plan or commitment, whether legally binding or not, to create any additional Company Plans or to modify any existing Company Plans with respect to employees of the Companies or any Subsidiary. Each Company Plan is amendable and terminable unilaterally by the applicable Company or any Subsidiary that is a party thereto or covered thereby at any time without liability or expense to either Company, any Subsidiary or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Companies or any Subsidiary that is party thereto from amending or terminating any such Company Plan, or in any way limit such action.

(j) No Company Plan or other contract, agreement, plan or arrangement covering any one or more individuals contains any provision or is subject to any law that, as a result of the transactions contemplated hereby or upon related, concurrent, or subsequent employment termination, would (1) increase, accelerate or vest any compensation or benefit, (2) require severance, termination or retention payments, (3) provide any term of employment or compensation guaranty, (4) forgive any indebtedness, or (5) promise or provide any tax gross ups or indemnification. Except as otherwise contemplated by this Agreement, no employee, officer, manager or director of the Companies or any Subsidiary has been promised or paid any bonus or incentive compensation related to the transactions contemplated hereby.

(k) Section 3.22(k) of the Disclosure Schedule sets forth the policy of each Company and each Subsidiary with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of May 31, 2013.

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(l) There are no loans or extensions of credit from either Company or any Subsidiary to any employee of or independent contractor to either Company or any Subsidiary.

(m) There is no corporate-owned life insurance (COLI), split-dollar life insurance policy or any other life insurance policy on the life of any employee of either Company or any Subsidiary for the benefit of either Company, any Subsidiary, or the Seller.

3.23 Environmental Matters.

(a) DWTPL and each of its Subsidiaries has complied in all material respects with all applicable Indian Environmental Laws. There is no pending or, to the Knowledge of the Companies and its Subsidiaries, threatened civil or criminal litigation, written notice of violation, administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Indian Environmental Law involving either DWTPL or any of its Subsidiaries.

(b) P.D.R. and each of its Subsidiaries has complied in all material respects with all applicable Environmental Laws. There is no pending or, to the Knowledge of the Companies, or its Subsidiaries, threatened civil or criminal litigation, written notice of violation, administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving either P.D.R. or any of its Subsidiaries.

(c) None of either P.D.R. or any of its Subsidiaries has any material liabilities or obligations arising from the release or threatened release of any Materials of Environmental Concern into the environment.

(d) None of either Company or any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between either Company or any Subsidiary and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(e) To the Knowledge of the Companies, there is no environmental liability relating to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by either Company or any Subsidiary.

3.24 Legal Compliance.

(a) Each Company and each Subsidiary is currently conducting, and has at all times since its inception conducted, the Business in material compliance with each applicable Law of any Governmental Entity. None of either Company or any Subsidiary has received any notice or communication from any Governmental Entity alleging noncompliance with any applicable Law.

(b) None of the Seller, either Company, any Subsidiary nor any officer, director, employee or agent thereof, (i) has condoned any act or authorized, directed or participated in any act in violation of any provision of the United States and Foreign Corrupt Practices Act of 1977 or the United Kingdom Bribery Act 2010, as applied to such officer, director, employee or agent or (ii) has, in violation of applicable law, directly or indirectly,

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offered, promised, paid, authorized or given money or Anything of Value, directly or indirectly, to any Public Official for the purpose of: (A) influencing any act or decision of a Public Official; (B) inducing a Public Official to do or omit to do an act in violation of a lawful duty; (C) securing any improper business advantage; or (D) inducing the Public Official to influence the act or decision of a Governmental Entity, in order to obtain or retain business, or direct business to, any Person.

(c) There is no arrangement to which either Company or any Subsidiary is a party providing for any kickbacks or any forms of compensation that are unlawful to be paid to any Person in return for the referral or volume of business or for the arrangement for recommendation or influence of such referrals and each Company and Subsidiary and each officer, director, employee or agent thereof have complied with all applicable Laws dealing with bribery, extortion, and kickbacks, and Laws governing the offering or giving of gifts and gratuities to commercial business partners.

(d) Each Company is in compliance in all material respects with all applicable rules, regulations and guidelines published by ICANN, ARIN, IANA and any regional internet registry, country internet registry or organization that performs a similar function. Neither Company has ever received any written notice of any violations of any rules, regulations or guidelines of or any warning or cease and desist order related to the conduct of the Business from ICANN, ARIN, IANA and any regional internet registry, country internet registry or organization that performs a similar function or been party to or subject to any dispute resolution process initiated or managed by ICANN, ARIN, IANA and any regional internet registry, country internet registry or organization that performs a similar function.

(e) To the Knowledge of the Companies, no members of any program through which Persons make referrals to the Companies or the Subsidiaries in connection with the Business from such Persons’ websites (collectively the “Affiliate Program”) or any other Person who provides referrals to the Companies or the Subsidiaries in connection with the Business pursuant to a written agreement between such Person and the Companies or the Subsidiaries (each such member or Person, “Affiliate Program Members”) are in material breach of the “terms of use” posted on the applicable Company or Subsidiary website or any other agreement between such Person and the Companies or the Subsidiaries applicable to the Affiliate Program, as in effect on the date hereof, including any agreement signed through any affiliate aggregator (an “Affiliate Agreement”). The Companies and the Subsidiaries and the Business comply with the Federal Trade Commission Guides Concerning the Use of Endorsements and Testimonials in Advertising, 16 CFR Part 255, the Companies and the Subsidiaries use their Reasonable Best Efforts to monitor compliance with such Guides by Affiliate Program Members and except as has not been and would not be material to the Business taken as a whole, all Affiliate Program Members have executed or are otherwise bound by the “terms of use” posted on the applicable Company or Subsidiary website.

(f) The Companies and their Subsidiaries are and have been in compliance with all applicable Export Control Laws, including applicable regulations pertaining to the disclosure of technical information to foreign persons and/or the provision of access to technical information by such foreign persons, and, to the extent applicable, have maintained written internal programs to facilitate such compliance, including training, technology assessment and

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classification, transaction screening, license compliance tracking, export clearance and recordkeeping measures. None of the Companies or any Subsidiaries has received any notice alleging that any of the Companies or Subsidiaries is not in compliance with, or has any material liability under, such Export Control Laws.

(g) Each of the Companies and their Subsidiaries has obtained or entered into and complied, in all material respects, with all licenses, authorizations, Contracts, and license exceptions or exemptions required for such Company’s or Subsidiary’s imports and exports of goods, technology, or services, and other international transfers of rights or interests in property. Schedule 3.24(g) sets forth a true and complete list of all such licenses, Contracts and other authorizations maintained or relied upon by each Company or Subsidiary pursuant to the Export Control Laws.

(h) Except as set forth on Schedule 3.24(h), none of the Companies or Subsidiaries has made any mandatory or voluntary disclosure, declined to make a voluntary disclosure with respect to any known violation of Export Control Laws, or failed to make any mandatory report or disclosure to any Governmental Entity pursuant to Export Control Laws.

(i) None of the Companies or Subsidiaries, or any Representative of such Company or Subsidiary is, or was at the time of any transaction involving such Company or Subsidiary, listed as, controlled or owned by, or acting on behalf (i) a Person operating in or organized under the laws of Cuba, Iran, North Korea, Sudan, or Syria, or other countries that may, from time to time, become subject to comprehensive U.S. foreign assets control regulations that prohibit, or require prior U.S. government licensing for, transactions involving Persons subject to U.S. jurisdiction (collectively, “Restricted Countries”); (ii) any Specially Designated National or Blocked Person, as may be published from time to time by the U.S. Department of the Treasury Office of Foreign Assets Control; (iii) any Person designated by the U.S. Department of the Treasury as a financial institution of primary money laundering concern, or (iv) any Person otherwise prohibited from engaging in financial transactions with Persons subject to U.S. jurisdiction.

(j) None of the Companies or their Subsidiaries has ever made any sales to, or engaged in business activities with or for the benefit of, any Persons or Restricted Countries, with which Persons subject to U.S. jurisdiction are generally prohibited from engaging in transactions under Export Control Laws, or would be so prohibited if the relevant Company or Subsidiary were a Person subject to U.S. jurisdiction.

3.25 Customers and Suppliers. Section 3.25 of the Disclosure Schedule sets forth a list of (a) the top twenty (20) customers (determined by total revenue over the four consecutive completed quarters immediately preceding the date of this Agreement) of the Business and the amount of revenues accounted for by such customer during each such period, and each material Contract with such customer and (b) each supplier that is the sole supplier of any significant product or service to either Company or any Subsidiary and each material Contract with such supplier. All customers of the Companies and the Subsidiaries have executed (either physically or by “clicking” on an acceptance mechanism) or are otherwise bound by the “terms of use” posted on the applicable Company or Subsidiary website as of the date of this Agreement.

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3.26 Permits. Section 3.26 of the Disclosure Schedule sets forth a list of all Permits issued to or held by either Company or any Subsidiary. Such listed Permits are the only material Permits that are required for either Company and the Subsidiaries to conduct the Business as presently conducted except for those Permits that, individually and in the aggregate are not material to the Business. Each such Permit is in full force and effect; each Company and each Subsidiary, as the case may be, is in compliance with the terms of each such Permit to the extent applicable thereto; and, to the Knowledge of the Companies, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

3.27 Certain Business Relationships With Affiliates. No Affiliate of either Company or any Subsidiary (other than to the extent that the Companies and the Subsidiaries are considered Affiliates of each other) (a) owns any property or right, tangible or intangible, which is used in the Business, (b) has any claim or cause of action against either Company or any Subsidiary, (c) owes any money to, or is owed any money by, either Company or any Subsidiary, or (d) is a party to any contract or other arrangement (written or oral) with either Company or any Subsidiary. Section 3.27 of the Disclosure Schedule describes any transactions or relationships between either Company or any Subsidiary and any Affiliate thereof (other than to the extent that the Companies and the Subsidiaries are considered Affiliates of each other) that occurred or have existed since the beginning of the time period covered by the Financial Statements.

3.28 Brokers’ Fees. None of either Company or any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.29 Books and Records. The minute books and other similar records of each Company and each Subsidiary reflect all material actions taken at any meeting of such Company’s or such Subsidiary’s shareholders, Board of Directors (or similar governing body) or any committee thereof and of all written consents executed in lieu of the holding of any such meeting and neither of the Companies nor their Subsidiaries have received any notice, or expects to receive any notice, that the statutory books or records are incorrect. Section 3.29 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of each of the Companies and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.

3.30 Prepayments, Prebilled Invoices and Deposits.

(a) Section 3.30(a) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits in excess of $50,000 that have been received by either Company or any Subsidiary as of the date of this Agreement from customers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits outstanding on the Most Recent Balance Sheet Date will be properly accrued for on the Most Recent Balance Sheet in accordance with Applicable Accounting Principles applied on a consistent basis with the past practice of the Companies and the Subsidiaries.

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(b) Section 3.30(b) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits in excess of $100,000 that have been made or paid by the Companies or any Subsidiary as of the date of this Agreement for products to be purchased, services to be performed or other benefits to be received after the Closing Date and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party to whom such prepayment, prebilled invoice or deposit was made or paid, (B) the date made or paid, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits outstanding as of the Most Recent Balance Sheet Date will be properly accrued for on the Most Recent Balance Sheet in accordance with Applicable Accounting Principles applied on a consistent basis with the past practice of the Companies and the Subsidiaries.

3.31 Import and Export Controls.

(a) None of either Companies or any Subsidiary have violated in any material respect any Laws of any jurisdiction regarding the export, transshipment, re-export or other transfer of data, goods, software, technology or services to any end users, end uses or destinations.

(b) There is no pending or, to the Knowledge of the Companies, any threatened, judicial, administrative or arbitral action, claim, suit or proceeding, investigation, complaint or action against any of the Companies or the Subsidiaries by any Governmental Entity, nor is there any order, injunction, judgment, decree, ruling, writ, assessment or award imposed (or, to the Knowledge of the Companies, threatened to be imposed) upon the Companies by or before any Governmental Entity, in each case, in connection with an alleged violation of applicable Law relating to the import, export, transshipment, re-export or other transfer of data, goods, software, technology or services to any foreign jurisdiction against which any country maintains sanctions or export controls.

3.32 Approval of Transfer of P.D.R. Shares. Prior to the Closing, the Seller or either Company shall have obtained all necessary consents and approvals of third parties and Governmental Entities, and made all filings and notices that are required in connection with the transfer of the shares of P.D.R. to the Seller and its nominee or nominees.

3.33 Disclosure. No representation or warranty by the Seller or either Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Seller or either Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

The Buyers, jointly and severally, represent and warrant to the Seller that the statements contained in this Article IV are true and correct.

4.1 Organization and Corporate Power. The Buyers are corporations duly organized, validly existing and in good standing under the Laws of the jurisdiction of their incorporation. The Buyers have all requisite power and authority (corporate and other) to carry on the businesses in which they are engaged and to own and use the properties owned and used by them.

4.2 Authorization of Transaction. The Buyers have all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyers of this Agreement and the other agreements contemplated hereby and the performance by the Buyers of this Agreement and the consummation by the Buyers of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyers. This Agreement has been duly and validly executed and delivered by the Buyers and constitutes a valid and binding obligation of the Buyers, enforceable against them in accordance with its terms, subject to Applicable Bankruptcy Laws.

4.3 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities Laws, the Exchange Act and to the filing or other regulatory requirements, if any, of any applicable U.S. or foreign regulatory body, neither the execution and delivery by the Buyers of this Agreement or the other agreements contemplated hereby, nor the performance by the Buyers of their obligations hereunder or thereunder, nor the consummation by the Buyers of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the certificate of incorporation or by-laws of the Buyers, (b) require on the part of the Buyers any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other agreement to which the Buyers are a party or by which it is bound or to which any of its assets are subject, or (d) violate any statute, rule or regulation or any material order, writ, injunction or decree applicable to the Buyers or any of their properties or assets.

4.4 Broker’s Fees. The Buyers do not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.5 Litigation. As of the date of this Agreement, there is no Legal Proceeding which is pending or, to the knowledge of the Buyers, threatened against the Buyers or any subsidiary of the Buyers which, if determined adversely to the Buyers or such subsidiary, would reasonably be

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expected to have, individually or in the aggregate, a material adverse effect on the business or financial condition of the Buyers or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

4.6 Financial Statements.

(a) If a Closing Promissory Note is issued, from and after the Closing until April 1, 2014 (or payment of the Closing Promissory Note in full, if earlier), upon request, the Buyers shall provide Seller with the consolidated audited balance sheets and statements of income, changes in shareholder equity and cash flows of EIG Holdings at and for the most recently completed fiscal year of EIG Holdings and the unaudited balance sheet and statement of income, changes in shareholder equity and cash flows of EIG Holdings at and for its most recently completed quarterly period (the “Buyer Financial Statements”). The Buyer Financial Statements will be prepared in accordance with United States GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that the Buyer Financial Statements for a quarterly period will be subject to normal recurring year-end adjustments (which, individually and in the aggregate, will not be material) and will not include footnotes.

(b) The Buyer Financial Statements will fairly present the consolidated assets, liabilities, business, financial condition, results of operations and cash flows of EIG Holdings as of the dates thereof and for the periods referred to therein.

4.7 Undisclosed Liabilities. At the Closing, the Buyers will not have any liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), that will materially impair their ability to pay the Closing Consideration as provided in Article I.

4.8 Legal Compliance. The Buyers are currently conducting, and has at all times in the past three (3) years conducted its business in material compliance with each applicable Law of any Governmental Entity. The Buyers have not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable Law.

4.9 Independent Investigation. The Buyers have conducted their own independent investigation of the Business and the Companies and their operations, assets, liabilities, results of operations and financial and other condition. In entering into this Agreement, the Buyers acknowledge that they have relied solely upon the factual representations of the Seller, the Companies, any Subsidiary or any of their respective Affiliates or representatives set forth in Article II and Article III and in any certificate or instrument furnished by the Seller or any Guarantor to the Buyers pursuant to this Agreement. The Buyers hereby acknowledge and agree that other than the representations and warranties made in Article II and Article III, none of the Seller, the Companies, any Subsidiary or any of their respective Affiliates or representatives makes or has made any representation or warranty, express or implied, at law or in equity, with respect to the Seller, the Companies, the Subsidiaries or the Company Shares as to (i) merchantability or fitness for any particular use or purpose or (ii) the probable success or profitability of the Companies and the Subsidiaries after the Closing.

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4.10 Investment Purpose. The Buyers are accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Buyers are acquiring the Company Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable laws, including securities Laws. The Buyers agree that the Company Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration or qualification under applicable securities laws, except pursuant to an exemption from such registration or qualification under applicable securities laws.

ARTICLE V

COVENANTS

5.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (a) each of their respective representations and warranties remain true and correct through the Closing Date, (b) the conditions to the obligations of the other Parties to consummate the transactions contemplated by this Agreement are satisfied and (c) that at the Closing the Buyers have good title to or have valid leasehold interests in the Other Assets and all of the Assets, free and clear of any Security Interests.

5.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement.

(b) The Seller and each Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.

5.3 Operation of Business. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Closing or the earlier termination of this Agreement in accordance with Article IX hereof (the “Pre-Closing Period”), the Seller shall cause each Company, each Subsidiary and each of their Affiliates to conduct the Business only in the Ordinary Course of Business and in material compliance with all applicable Laws and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact the organization of each Company and each Subsidiary, keep the physical assets of the Business and each Company and each Subsidiary in good working condition, keep available the services of its current officers and employees and preserve the relationships with customers and suppliers of and others having business dealings with the Business and each Company and each Subsidiary. Without limiting the generality of the foregoing, during the Pre-Closing Period none of the Companies shall, and the Seller and each Company shall cause each Subsidiary not to, without the prior written consent of the Buyers:

(a) issue or sell any equity or debt securities or any options, warrants or rights to acquire any such equity or debt securities of either Company or any Subsidiary or amend any of the terms of (including the vesting of) any option to purchase Company Shares or restricted stock agreements, or repurchase or redeem any equity or debt securities of either Company;

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(b) split, combine or reclassify any shares of the share capital of either Company or any Subsidiary; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its share capital;

(c) create, incur or assume any indebtedness in excess of $3,000,000 (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make any loans, advances or capital contributions to, or investments in, any other Person;

(d) enter into, adopt, terminate or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or (except for normal salary increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers, consultants or employees, generally or individually, or pay any bonus or other benefit to its directors, officers, consultants or employees (other than as set forth in Section 5.3(d) of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees or consultants; amend or accelerate the payment, right to payment, or vesting of any compensation or benefits; or take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan;

(e) acquire (other than the acquisition of the assets of the Business by the Companies or the Subsidiaries from Directi Parent or any subsidiary or Affiliate thereof), sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any other corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets to customers in the Ordinary Course of Business;

(f) mortgage or pledge any properties or assets of the Companies, any of their Subsidiaries or the Business or subject any such properties or assets to any Security Interest;

(g) discharge or satisfy any Security Interest related to the properties or assets of the Companies, any of their Subsidiaries or the Business or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its memorandum of association or articles of association or other organizational documents;

(i) sell, assign, transfer, license or sublicense any Company Intellectual Property, other than pursuant to licenses with customers entered into in the Ordinary Course of Business;

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(j) change the nature or scope of the Business being carried on as of the date of this Agreement or commence any new business not being ancillary or incidental to the Business or take any action to alter its organizational or management structure;

(k) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in Applicable Accounting Principles or as required by its outside independent auditors as part of preparing audited financial statements.

(l) make or change any material Tax election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, waive or extend any statute of limitation with respect to Taxes, settle or compromise any material Tax liability, claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, whether relating to the Companies, any Subsidiary or the Business;

(m) enter into, amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any rights under, applicable Law or any contract or agreement of a nature required to be listed in Section 3.12, Section 3.13, Section 3.15 or Section 3.25 of the Disclosure Schedule;

(n) make or commit to make any capital expenditure relating to the Business in excess of $20,000 per item or $200,000 in the aggregate other than in the Ordinary Course of Business;

(o) institute or settle any material Legal Proceeding relating to the Business that involves or would result in criminal liability, equitable relief that affects the Business in any way or any involves the payment by the Seller of more than $50,000;

(p) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Seller or the Companies set forth in this Agreement becoming untrue or (ii) any of the conditions to the Closing set forth in Article VI not being satisfied;

(q) abandon, cancel, let lapse, fail to maintain, renew or protect or to take any action necessary to preserve the validity of any Company Intellectual Property except for any abandonment, cancellation, lapse, failure to maintain, renew or protect any non-material Company Intellectual Property;

(r) fail to take any action necessary to preserve the validity of any material Permit;

(s) accelerate collection of or otherwise collect or treat accounts receivable, delay payment of or treatment of accounts payable or other liabilities or modify existing credit, collection or payment policies, procedures or practices, in each case from current practice;

(t) the Business will continue to operate in a manner that is consistent with its historical performance with respect to categories including customer term mix, marketing spend and similar performance measures agreed upon by the Buyers and the Seller other than changes agreed to by the Buyers and the Seller; or

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(u) agree in writing or otherwise to take any of the foregoing actions.

In addition, during the Pre-Closing Period, each Company shall and each Company shall cause each Subsidiary to (A) accept customer orders in the Ordinary Course of Business, and (B) continue to make regularly scheduled payments pursuant to the terms of any Contract with respect to any indebtedness, if any, in existence as of the date of this Agreement. Further, during the Pre-Closing Period, the Company and the Guarantors will not and will cause the Other Asset Seller not to, without the prior written consent of the Buyers, sell any of the Other Assets.

5.4 Access to Information.

(a) During the Pre-Closing Period, the Seller and its Affiliates shall (and shall cause each Subsidiary to) afford the officers, attorneys, accountants, tax advisors, lenders and other authorized representatives of the Buyers reasonable access upon reasonable notice and during normal business hours to all personnel, offices, properties, books and records of the Companies and the Subsidiaries, so that the Buyers may have reasonable opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Companies and the Subsidiaries. Each of the Seller, the Companies and their Affiliates shall (and shall cause each Subsidiary to) make available to the Buyers such financial and operating data and other information as to the Companies, the Subsidiaries and the Business as the Buyers may reasonably request.

(b) Within twenty (20) days after the end of each month ending prior to the Closing, beginning with September 2013, the Seller shall make available to the Buyers an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the consolidated financial condition and results of operations of the Business as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Companies and the Subsidiaries.

5.5 Notice of Breaches. During the Pre-Closing Period, the Seller shall promptly deliver to the Buyers supplemental information concerning the occurrence, or failure to occur, after the date of this Agreement of any event or circumstance, which occurrence or failure to occur would reasonably be expected to cause the condition to Closing set forth in Section 6.1(c) not to be satisfied or (b) any failure of the Seller or the Companies to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, which failure would reasonably be expected to cause the conditions to Closing set forth in Section 6.1(d) not to be satisfied. Except as provided by the following sentence, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the transactions contemplated by this Agreement. If (i) any such notice pursuant to this Section 5.5 relates to the occurrence of any event arising after the date of this Agreement (without breach of Section 5.1, Section 5.3 or Section 5.6) that the Seller considers to constitute a Company Material Adverse Effect, (ii) such notice is accompanied by a Company Termination

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Right Notice and (iii) the Buyers do not exercise their termination right pursuant to Section 9.1(d) prior to the Closing, then the factual information set forth in such notice shall constitute an amendment of the representation, warranty or statement in this Agreement of the Disclosure Schedule to which it relates for purpose of Article VII such that the Buyer Indemnified Parties shall not be entitled to indemnification under Article VII with respect to such matter to the extent of the factual information so disclosed. Within five Business Days of receipt of a Buyers’ Termination Right Notice, the Buyers shall provide written notice to the Seller, which notice shall be binding on the Buyers, pursuant to which the Buyers shall agree or dispute that such event constitutes a Company Material Adverse Effect and if the Buyers shall agree, whether the Buyers are terminating this Agreement in accordance with the provisions of Section 9.1(d) as a result of the Buyers’ Termination Right Notice. If the Buyers dispute that such event constitutes a Company Material Adverse Effect, the Buyers and the Representative shall first use their Reasonable Best Efforts to, for a period of five (5) days, come to an acceptable solution concerning the matters raised by the Buyers’ Termination Right Notice. If the Buyers and the Representative are unable to resolve their dispute, then either party may submit the dispute for resolution in the Court of Chancery in the State of Delaware, in accordance with Section 11.11.

5.6 Exclusivity.

(a) During the Pre-Closing Period, none of the Seller, the Guarantors or the Companies shall, and the Seller and Companies shall require each of their respective officers, directors, employees, representatives and agents not to, directly or indirectly, through any officer, director, employee, Affiliate, agent or representative or otherwise, (i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyers or their representatives) concerning any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale or license of material assets or similar business transaction involving the Business, either Company or any Subsidiary, (ii) make available any information concerning the business, properties or assets of the Business, either Company or any Subsidiary to any party (other than the Buyers or their representatives) or (iii) engage in negotiations or enter into any agreement with any party (other than the Buyers or their representatives) concerning any transaction involving the Business. For the avoidance of doubt, this provision will not prohibit the Seller from taking any of the foregoing actions with respect to any other business that it conducts, including the Other Business, to the extent that such Business is completely separate and unrelated to the Business.

(b) The Seller, the Guarantors and the Companies shall, immediately upon execution of this Agreement terminate any communications, discussions or negotiations of the nature described in Section 5.6(a) that are ongoing as of the date of this Agreement; provided that the Seller may notify any third party as to which discussions or negotiations are ongoing as of the date of this Agreement of the existence of its obligations hereunder, including Section 5.6(c).

(c) If the Seller, any Guarantor or either of the Companies receive any inquiry, proposal or offer of the nature described in paragraph (a) above, the Seller shall, within one (1) business day after such receipt, notify the Buyers of and provide copies of any such inquiry, proposal or offer, except to the extent that doing so would be a breach of any confidentiality agreement or obligation that is in effect on the date of this Agreement that is binding on the Seller, any Guarantor or any of their Affiliates related thereto.

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5.7 Expenses. Except as otherwise expressly provided herein, (a) the Buyers will pay all fees and expenses (including legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby and (b) the Company Transaction Expenses shall be paid by the Seller.

5.8 Access to Customers and Suppliers. The Seller and the Companies shall, if requested by the Buyers, use their respective Reasonable Best Efforts to introduce the Buyers to customers and suppliers of the Business for the purpose of facilitating the post-Closing integration of the Companies, the Subsidiaries and the Business into the operations of the Buyers.

5.9 Financial Statements. As promptly as practicable, but in any event, at least twenty (20) calendar days prior to Closing (or, if the Buyers provide written notice to the Seller that the IPO Closing is expected to occur prior to the Closing, within thirty (30) Business Days after receipt of such notice, but in no event no later than twenty (20) calendar days prior to Closing), the Seller and the Companies shall deliver to the Buyers the Financial Statements. To the extent necessary to comply with a request from the U.S. Securities and Exchange Commission or other regulatory body, the Seller shall provide the Buyers with reasonable access to information, and will make available at all reasonable times such personnel, requested by the Buyers to permit the Buyers to prepare any pro forma financial information required by Form S-1 promulgated under the Securities Act and Article 11 of Regulation S-X promulgated under the Exchange Act.

5.10 Taxes.

(a) Preparation and Filing of Tax Returns; Payment of Taxes. Each Company, at its expense, shall (i) prepare and timely file or shall cause to be prepared and timely filed all Tax Returns of the Company and any Subsidiary required to be filed (taking into account extensions) prior to the Closing Date and (ii) make all payments required with respect to any such Tax Returns. The Buyers shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns for each Company and any Subsidiary. The Buyers shall make all payments required with respect to any Tax Returns prepared by the Buyers; provided, however, that the Seller shall promptly reimburse the Buyers to the extent any payment the Buyers are required to make relates to the operations of either Company or any Subsidiary for any period ending (or deemed pursuant to Section 5.12(c) to end) on or before the Closing Date. Any Tax Return to be prepared and filed for taxable periods beginning before the Closing Date and ending after the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return except to the extent that the Buyers make a good faith determination that a position or other method of reporting in such Tax Return is not reasonably likely to be sustained upon audit. The Buyers shall provide the Representative with a copy of each proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Representative) for review and comment at least 45 days prior to the filing of such Tax Return, in the case of income Tax Returns, and in such period of time prior to filing as the Buyers shall reasonably determine to be practicable in the case of other Tax Returns. The

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Buyers shall accept all reasonable comments of the Representative with respect to any period or portion thereof ending on the Closing Date. The Buyers and the Seller shall each be responsible for the payment of one half (1/2) of any transfer (including real estate transfer), sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including notary fees) (together, such taxes, “Transfer Taxes”) arising in connection with the consummation of the transactions contemplated by this Agreement. The Seller will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable law, the Buyers will join the Seller in the execution of any such Tax Returns and other documentation.

(b) Allocation of Certain Taxes. The Buyers and Seller agree that if either Company or any Subsidiary is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, the Buyers and Seller shall treat such day as the last day of a taxable period. The portion of any Taxes for a taxable period beginning before and ending after the Closing allocable to the portion of such period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, other than Transfers Taxes, the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of the provisions of Section 7.1(e) and Section 7.2(c) each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 5.12(b), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion. Transactions that occur on the Closing Date but after the Closing and that are not incurred in the Ordinary Course of Business of either Company or its Subsidiaries shall be considered to be attributable to the period that commences on the day following the Closing Date.

(c) Refunds. The Seller shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes of either Company or any Subsidiary (or as a result of owning the Other Assets) attributable to taxable periods ending (or deemed pursuant to Section 5.12(b) to end) on or before the Closing Date to the extent such refunds are not attributable to the carryback of a net operating loss of either Company or any Subsidiary from a period beginning (or deemed pursuant to Section 5.12(b) to begin) after the Closing Date. The Buyers and their Affiliates shall cooperate with the Representative in obtaining any refund to which the Seller is entitled under this Section 5.12(c). The Buyers and/or their Affiliates, as the case may be, shall be entitled to (i) any refunds (including any interest paid thereon) or credits of Taxes of either Company or any Subsidiary (or as a result of owning the Other Assets) attributable to taxable periods beginning (or deemed pursuant to Section 5.12(b) to begin) after the Closing Date and (ii) any refunds attributable to the carryback of a net operating loss of either Company or any Subsidiary from a period beginning after the Closing Date. The Buyers shall promptly forward to or reimburse the Seller for any such refunds (including any interest paid thereon) or credits

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due to the Seller after receipt thereof, and the Seller shall promptly forward to the Buyers or reimburse the Buyers for any such refunds (including any interest paid thereon) or credits due to the Buyers after receipt thereof.

(d) Post-Closing Actions. The Buyers shall not (and shall not cause or permit any Company or Subsidiary to) file, amend, re-file or otherwise modify any Tax Return or Tax election relating in whole or in part to any Company or Subsidiary or agree to the waiver or any extension of the statute of limitations, with respect to any Taxable period (or portion thereof) ending on or before the Closing Date, without the prior written consent of the Representative (which consent shall not be unreasonably withheld or delayed).

(e) Cooperation on Tax Matters. The Buyers and the Seller and their respective Affiliates shall cooperate in the preparation of all Tax Returns and the conduct of all Tax Audits or other administrative or judicial proceedings relating to the determination of any Tax for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Such cooperation shall include, but not be limited to, providing prior years’ Tax Returns or return preparation packages to the extent related to either Company or any Subsidiary illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and providing such other information within such Party’s possession requested by the Party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include provision of powers of attorney for the purpose of defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Entity which relate to either Company or any Subsidiary, and providing copies of all relevant Tax Returns to the extent related to either Company or any Subsidiary, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Governmental Entity and records concerning the ownership and Tax basis of property, which the requested Party may possess. The Buyers and the Seller and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

(f) Indo-Mauritius Tax Treaty Obligations. The Seller and its Affiliates agree to provide all information and documentation as may be prescribed by the Indian Government or as may be requested or required by any Governmental Authority from the Buyers or the Seller or their Affiliates to the Buyers (or such Governmental Authority) in order for the Seller to receive the benefits of the Indo-Mauritius Tax Treaty and to exempt the Seller and the Buyers and their respective Affiliates from any Taxes related to the transactions contemplated by this Agreement and the Closing Promissory Note, including the purchase and sale of the Company Shares. Notwithstanding anything to the contrary in this Agreement, the Seller and its Affiliates agree to provide all information and documentation as may be requested by the Buyers or their counsel to the Buyers to provide the Buyers with reasonable assurance that the Seller is eligible to claim the benefit of the Indo-Mauritius Tax Treaty and that the Buyers and their respective Affiliates will not incur any Tax liabilities as a result of the transactions contemplated by this Agreement and the Closing Promissory Note, including the purchase and sale of the Company Shares.

(g) Termination of Tax Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving either Company or any Subsidiary shall be

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terminated prior to the Closing Date and, after the Closing Date, the Buyers and their Affiliates shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

5.11 Internet Protocol Addresses. Prior to the Closing Date, to the extent not provided in Section 3.13(a) of the Disclosure Schedule, Seller shall identify and deliver to the Buyers a written list of all Internet Protocol address blocks and subnets that are included in the Company Intellectual Property.

5.12 Customer and Supplier Review and Removal; Implementing Review Procedures.

(a) Prior to the Closing Date, Seller, with the assistance and guidance of the Buyers or their Affiliates, shall undertake an analysis of the customers and suppliers (including any consultants and service providers) of the Business to determine whether any such customer or supplier is, or was at the time of any transaction involving either Company or any Subsidiary, listed as, controlled or owned by, or acting on behalf of (a) a Person operating in or organized under the laws of any Restricted Country; (b) any Specially Designated National or Blocked Person, as may be published from time to time by the U.S. Department of the Treasury Office of Foreign Assets Control; (c) any Person designated by the U.S. Department of the Treasury as a financial institution of primary money laundering concern, or (d) any Person otherwise prohibited from engaging in financial transactions with Persons subject to U.S. jurisdiction (any such customer or supplier a “Prohibited Entity”). To the extent that any Prohibited Entity is discovered during the course of such analysis, the Seller and the Companies shall take necessary actions to either (i) promptly cease providing any goods or services to or receiving any goods or services from such Prohibited Entity and terminate the relationship between the Prohibited Entity and the Business or (ii) divest, transfer and assign all assets and liabilities related to the Prohibited Entity from the Business (including any and all agreements, arrangements or contracts with or obligations to any such Prohibited Entity) to Directi Parent or an Affiliate thereof (other than the Companies or the Subsidiaries) and to otherwise remove and eliminate the relationship between the Business and the Prohibited Entity in all respects, in either case, prior to the Closing Date. Any costs or expenses incurred by the Buyers, the Companies or the Subsidiaries as a result of any actions taken with respect to any Prohibited Entity shall be deemed to be Company Transaction Expenses.

(b) Prior to the Closing Date, Seller, with the assistance and guidance of the Buyers or their Affiliates will establish, implement and document processes, procedures and controls (including those set forth on Schedule 5.12(b)) to provide reasonable assurance that neither Company nor any of their respective Subsidiaries will engage in any transaction involving or have any relationship with a Prohibited Entity and that each Company and each Subsidiary will promptly terminate any transaction or relationship with any Prohibited Entity upon the discovery of such transaction or relationship.

5.13 [Intentionally Omitted].

5.14 Acquisition of P.D.R. Shares. As promptly as practicable, and in any event, at least five (5) Business Days prior to the Closing, the Seller and the Guarantors shall take all necessary steps, including obtaining all consents and approvals from any Governmental Entity or

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any other Person, to cause the Seller and/or any nominee of the Seller to acquire beneficial and record ownership all of the P.D.R. Shares, free and clear of any Security Interests. All costs and expenses incurred by the Buyers, the Companies or the Subsidiaries in connection with the acquisition of the P.D.R. Shares shall be deemed to be Company Transaction Expenses.

5.15 Completion of Seller Business Transfer. As promptly as practicable following the date of this Agreement, Directi Parent and the Guarantors shall cause Directi Parent to effectuate the Business Transfer, in a manner substantially acceptable to the Buyers (including the execution and filing of the Trademark and Intellectual Property assignment necessary to transfer all of the Trademarks and Intellectual Property used in or relied upon by the Business to the Companies).

5.16 Security Package. No later than October 1, 2013, each of the relevant Parties shall deliver, and EIG Corp shall cause each relevant Party that is a subsidiary to cause to be delivered, in form and substance satisfactory to the Sellers in their sole discretion (but subject to the provisions of the existing credit facility to which EIG Holdings, EIG Corp and EIG Singapore is subject) and to perform, (a) the EIG Holdings Note Guarantee, (b) the EIG Singapore Note Guarantee, (c) the Singapore Charge, (d) the original share certificates or other evidence of share ownership of the equity interests subject to the Singapore Charge; (e) appropriate transfer powers in respect of the equity interests subject to the Singapore Charge, and (f) such other documents, filings, agreements or other documentation necessary or advisable to effectuate the guarantee of the payment obligations under the Closing Promissory Note and to enforce such guarantee against the applicable maker and enforce the pledge of the equity interests subject to the Singapore Charge pursuant to the laws of the applicable jurisdictions (collectively, the “Security Package”).

5.17 Elimination of Intercompany Arrangements. The Companies, Directi Parent and the Guarantors shall take all actions necessary to cause all contracts, agreements and arrangements and all resulting payables, receivables, liabilities and other obligations between the Companies, on the one hand, and any of their Affiliates (other than the Companies and their Subsidiaries), on the other hand, to be settled, unwound, cancelled, or terminated, as applicable, as of the Closing except to the extent expressly provided for herein or in the Transition Services Agreement.

5.18 Revised Transaction Structure.

(a) In the event that there is an amendment or modification to the Indo-Mauritius Tax Treaty prior to the Closing which would increase in a material respect the Tax liability to the Sellers upon the consummation of the transactions contemplated by this Agreement, then, as promptly as practicable following such event and prior to the Sellers or the Representative exercising their right to terminate this Agreement pursuant to Section 9.1(g), the Sellers, the Guarantors and the Representative will use their Reasonable Best Efforts to and will negotiate in good faith with the Buyers to modify this Agreement or to enter into an agreement for an alternative transaction structure which would accomplish the transactions contemplated by this Agreement without resulting in the Sellers incurring an increased Tax liability in excess of $1 million. For the avoidance of doubt this Section 5.18 shall not obligate any of the Buyers to pay additional or increased consideration or reimburse the Sellers for any tax liability.

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(b) In the event that following the delivery of the Financial Statements, the condition to Closing set forth in Section 6.1(m) is incapable of being satisfied, then as promptly as practicable following such delivery and prior to the Buyers exercising any termination rights that may be available to them pursuant to Article IX as a result of the failure of such condition, the Buyers will use their Reasonable Best Efforts to and will negotiate in good faith with the Sellers to modify this Agreement in a manner that is mutually acceptable which accomplishes the transactions contemplated by this Agreement.

(c). In the event that following the delivery of the Financial Statements, the condition to Closing set forth in Section 6.2(j) is incapable of being satisfied, then as promptly as practicable following such delivery and prior to the Sellers or the Representatives exercising any termination rights that may be available to them pursuant to Article IX as a result of the failure of such condition, the Sellers will use their Reasonable Best Efforts to and will negotiate in good faith with the Buyers to modify this Agreement in a manner that is mutually acceptable which accomplishes the transactions contemplated by this Agreement.

5.19 Working Capital Adjustment. If any Party deems it necessary to include a working capital adjustment to the Closing Cash Payment, the Parties will use their Reasonable Best Efforts to negotiate in good faith such a working capital adjustment.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of the Buyers. The obligation of the Buyers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyers:

(a) the Buyers shall have received (i) Certificates representing all of the Company Shares, duly endorsed in blank or accompanied by appropriate instruments of transfer duly executed in blank together with a power of attorney from the Seller permitting the Buyers to complete and execute the Certificates or the instruments of transfer which will permit the Buyers, as of immediately after the Closing to register the Company Shares in the name of the Buyers, (ii) a bill of sale and such other instruments of conveyance (such as assigned certificates or documents of title) as the Buyers may reasonably request in order to effect the sale, conveyance, assignment and transfer to the Buyer of valid ownership of the Other Assets owned by the Other Assets Seller free and clear of all Security Interests and liabilities and (iii) evidence of the release of all Security Interests and liabilities related to the Other Assets by the Other Assets Seller;

(b) the Seller shall have obtained at its own expense (and shall have provided copies thereof to the Buyers) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, set forth on Schedule 6.1(b)(i);

(c) (i) the representations and warranties of the Seller and the Companies set forth in this Agreement (other than the representations set forth in Sections 2.4, 2.7 through 2.9,

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2.11, 3.2 and 3.10(a)) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing, in each case except (A) to the extent such representations and warranties are made as of a specific date, in which case they shall be true and correct as of such date and (B) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), either individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect and (ii) the representations and warranties of the Seller set forth in Sections 2.4, 2.7 through 2.9, 2.11, 3.2 and 3.10(a) shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing as though made as of the Closing in each case, except to the extent made as of a specific date, in which case they shall be true and correct in all respects as of such date;

(d) the Companies, the Guarantors and the Seller (i) shall have performed or complied, in all respects, with their agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing (other than the covenants set forth in Section 5.9, Section 5.12 and Section 5.14) except where the failure to perform or comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect and (ii) shall have performed or complied, in all respects, with their agreements and covenants required to be performed or complied with under Section 5.9, Section 5.12 and Section 5.14 as of or prior to the Closing;

(e) there shall have occurred no change, event, circumstance or development which, individually or taken together with all other changes, events, circumstances or developments, has had, or could reasonably be expected in the future to have, a Company Material Adverse Effect;

(f) no judgment, order, decree, stipulation or injunction shall be in effect, and no Legal Proceeding shall be pending, that would reasonably be expected to (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation of such transaction or (iii) have, individually or in the aggregate, a Company Material Adverse Effect;

(g) the Buyers shall have received from each Company, a Company Certificate;

(h) the Buyers shall have received copies of the resignations, effective as of the Closing, of each director and officer of each Company and each Subsidiary (other than any such resignations which the Buyers designate, by written notice to the Seller, as unnecessary);

(i) the Buyers shall have received a copy of the Transition Services Agreement executed by the Seller and any of its applicable Affiliates;

(j) at the Closing, at least fifty percent (50%) of the employees set forth on Section 6.1(k) of the Disclosure Schedule shall be employed by the Companies or the Subsidiaries (other than those who are not then employed due to death or permanent disability);

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(k) the Buyers shall have received satisfactory evidence of the completion of all domain name transfers or re-registrations required pursuant to Section 5.11;

(l) total gross revenue from Prohibited Entities that are customers of the Business does not exceed 5% of the total gross revenue of the Business during the twelve month period immediately preceding the Closing Date;

(m) the Buyers shall have received the Financial Statements within the time period provided for by Section 5.9, which shall not deviate from the financial measures set forth on Section 5.9(a) of the Disclosure Schedule by more than the amounts set forth on Section 5.9(a) of the Disclosure Schedule;

(n) [intentionally omitted];

(o) the Buyers shall have received satisfactory evidence that the Seller is the beneficial and record owner of all of the P.D.R. Shares, free and clear of any Security Interests (other than restrictions on transfer arising under foreign securities Laws);

(p) the relationship between each Prohibited Entity and the Business shall have been terminated in all respects and removed from the Business and all assets and liabilities related to the Prohibited Entity shall have been divested, transferred and assigned from the Business (including any and all agreements, arrangements or contracts with or obligations to any such Prohibited Entity) to Directi Parent or an Affiliate thereof (other than the Companies or the Subsidiaries) or another third party;

(q) The Business Transfer shall have been completed, to the satisfaction of the Buyers including the filing of any documents reasonably requested by the Buyers to clarify or supplement the assets, properties, employees and liabilities of the Business transferred, purported to be transferred or expected to be transferred to P.D.R. pursuant to any transfer agreements to which P.D.R. was a party prior to the Closing Date and the execution of the slump sale documentation (or any other required documentation) to effect the transfer of all of the assets, properties, employees and liabilities of the Business that were not otherwise transferred to PDR with all reasonable revisions thereto requested by the Buyers;

(r) if the Closing Promissory Note will be issued at the Closing, the Representative shall have delivered to the Buyers an executed copy of each agreement and other document in the Security Package to which the Representative is a party;

(s) the Buyers shall have received from the Seller, evidence satisfactory to the Buyers verifying that as of the Closing, all contracts, agreements and arrangements and all resulting payables, receivables, liabilities and other obligations between the Company, on the one hand, and any of their Affiliates (other than the Companies and their Subsidiaries), on the other hand, have been settled, unwound, cancelled, or terminated, as applicable, except to the extent expressly provided for herein or in the Transition Services Agreement; and

(t) the Buyers shall have received such other certificates and instruments (including certificates of good standing of each Company and the Subsidiaries in their

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jurisdictions of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

6.2 Conditions to Obligations of the Companies and the Seller. The obligation of the Companies and the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Representative:

(a) the representations and warranties of the Buyers set forth in this Agreement that are not subject to any materiality qualification shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as though made as of the Closing and (ii) the representations and warranties of the Buyers set forth in this Agreement that are subject to a materiality qualification shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing as though made as of the Closing;

(b) the Buyers shall have performed or complied, in all material respects, with their agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c) the Buyers shall have delivered to the Representative the Buyers Certificate;

(d) unless the IPO Closing has occurred and the Sellers have not elected to receive the Closing Promissory Note in lieu of the Additional Closing Payment, the Buyers shall have delivered to the Seller the original Closing Promissory Note executed by Singapore SPV;

(e) if the Closing Promissory Note has been issued, the Buyers shall have delivered to the Sellers a duly executed copy of each agreement in the Security Package to which the Buyers or any of their Affiliates are party and each other document in the Security Package other than those which are to be prepared, signed or filed by only the Sellers or the Representative;

(f) the Buyers shall have delivered to the Seller an executed copy of the Transition Services Agreement;

(g) the Buyers and their Affiliates shall have performed or complied in all material respects with their agreements and covenants required to be performed or complied with prior to the Closing under all other agreements between Buyers and their Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, and none of the Buyers or any of their Affiliates shall then be in breach of any such agreement other than any breach which (y) is not material to the Seller or (z) is the result of the breach by the Seller or one of its Affiliates of any such agreement;

(h) the Representative shall have received such other certificates and instruments (including certificates of good standing of the Buyers in their jurisdictions of

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organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing; and

(i) there shall have been no amendment or modification to, or termination of, the Indo-Mauritius Tax Treaty that would result in a material increase in the Tax payable by the Sellers if the transactions contemplated by this Agreement were consummated and either (A) no corresponding Tax relief is available to offset the amount of such Tax or (B) following compliance with Section 5.18, no alternative transaction structure or tax treaty is available that would permit the transactions contemplated by this Agreement to be consummated in a manner that would avoid such Tax or to cause such increase in Tax liability to be reduced to the point of no longer being material.

(j) the Financial Statements shall not deviate from the financial measures set forth on Section 5.9(b) of the Disclosure Schedule by more than the amounts set forth on Section 5.9(b) of the Disclosure Schedule.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by the Seller. Following the Closing and subject to the terms and conditions of this Article VII, Seller shall indemnify the Buyers in respect of, and hold each of them harmless against, any and all Damages incurred or suffered by either Company, the Buyers or any of their Affiliates (collectively, the “Buyer Indemnified Parties”) thereof resulting from, arising out of, relating to or constituting:

(a) any breach or inaccuracy, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Seller or either Company contained in this Agreement or any other certificate or instrument furnished by the Seller or any Guarantor to the Buyers pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Company Material Adverse Effect”, were deleted therefrom);

(b) any failure to perform any covenant or agreement of the Seller or any Guarantor contained in this Agreement or any other agreement or instrument furnished by the Seller or any Guarantor to the Buyers pursuant to this Agreement;

(c) any failure to perform any covenant or agreement of either Company contained in this Agreement or any other agreement or instrument furnished by either Company to the Buyers pursuant to this Agreement;

(d) any liabilities, penalties, expenses or obligations resulting from or relating to the following Taxes: (i) any Taxes for any taxable period ending (or deemed pursuant to Section 5.12(b) to end) on or before the Closing Date due and payable by either Company or any Subsidiary; (ii) any Taxes for which either Company or any Subsidiary has any liability under U.S. Treasury Regulations Section 1.1502-6 or under any comparable or similar provision of state, local or foreign laws as a result of being a member of an affiliated, consolidated, combined,

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unitary or similar group on or prior to the Closing Date; (iii) any Taxes for which either Company or any Subsidiary has any liability as a transferee or successor, pursuant to any contractual obligation or otherwise, which Tax is related to the operations of either Company or any Subsidiary on or prior to the Closing Date or an event or transaction occurring before the Closing including the transfer of the Business Transfer or the transfer of the Business to the Companies by DISPL or any Affiliate thereof; (iv) any losses incurred by the Buyers by reason of declaration of transfer of assets or liabilities by DISPL to the Companies as void under section 281 of the (Indian) Income-Tax Act, 1961; and (v) the Seller’s portion of any Transfer Taxes (as set forth in Section 5.12(a)) arising in connection with the consummation of the transactions contemplated by this Agreement whether levied on the Buyers, the Seller, either Company, any Subsidiary, or any of their respective Affiliates;

(e) any liabilities, penalties, expenses or obligations resulting from the Seller’s failure to pay the income tax (or any other Taxes) arising from the transaction contemplated under this Agreement, including Buyers’ obligation to withhold amounts on the income arising to the Sellers under the applicable Law and Buyers being held liable as a representative assesse (or any other theory of liability or culpability) of the Sellers under the (Indian) Income-Tax Act, 1961.

(f) the ownership of the P.D.R. Shares by any Person other than the Seller or Directi Parent;

(g) any liabilities, penalties, expenses or obligations resulting from or relating any investigation, inquiry or action by or order or decree of the Department of Revenue, Ministry of Finance of the Government of India or any other Governmental Entity with respect to Directi Parent or DISPL or any of their Affiliates; and

(h) any sales, transfers or assignments of any assets or liabilities to or from either of the Companies prior to the Closing in connection with the separation of the Business from Directi Parent and the Other Business or in preparation for the purchase and sale of the Company Shares or the Other Assets or the other transactions contemplated by this Agreement and any other arrangements, agreements or undertakings arising out of or related to the Business Transfer.

7.2 Indemnification by the Buyers. Following the Closing and subject to the terms and conditions of this Article VII, the Buyers, jointly and severally, shall indemnify the Seller in respect of, and hold it harmless against, any and all Damages incurred or suffered by either the Seller or the Guarantors or any of their Affiliates (collectively, the “Seller Indemnified Parties”) thereof resulting from, arising out of, relating to or constituting:

(a) any breach or inaccuracy, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyers contained in this Agreement or any other agreement or instrument furnished by the Buyers to the Seller pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality were deleted therefrom);

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(b) any failure to perform any covenant or agreement of the Buyers contained in this Agreement or any other agreement or instrument furnished by the Buyers to the Seller pursuant to this Agreement; and

(c) any liabilities, penalties, expenses or obligations resulting from or relating to the following Taxes (i) any and all Taxes due and payable by either Company or any Subsidiary for any taxable period beginning (or deemed pursuant to Section 5.12(b) to begin) after the Closing Date; (ii) any and all Taxes attributable to acts or transactions of either Company or any Subsidiary occurring on the Closing Date but after the Closing and not in the Ordinary Course of Business and (iii) the Buyers’ portion (as set forth in Section 5.12(a)) of any Transfer Taxes arising in connection with the consummation of the transactions contemplated by this Agreement, whether levied on the Buyers, the Seller, either Company, any Subsidiary or any of their respective Affiliates.

7.3 Indemnification Claims.

(a) Any Indemnified Party seeking indemnification in connection with any Third Party Action shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent then known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages. No delay or failure on the part of an Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VII, (B) the ad damnum in such Third Party Action, and the Claimed Amount with respect to any unresolved claims for indemnification then pending, is less than or equal to the amount of Damages for which the Indemnifying Party is potentially liable under this Article VII in connection with such Third Party Claim, and (C) the Third Party Claim seeks solely money damages and (ii) the Indemnifying Party may not assume control of the defense of any Third Party Action involving Taxes or criminal liability or in which equitable relief is sought against the Indemnified Party or any of its Affiliates. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise

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cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability. Except as provided in Section 7.3(f), the Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article VII, either upon resolution of a Third Party Claim or for a matter not involving a Third Party Claim, the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.

(c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall:

(i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount in which case, within five (5) Business Days:

(A) if the Indemnified Party is a Buyer Indemnified Party, then at the option of the Seller, either (1) the Seller will pay to the Buyers (as elected by the Buyers) an amount in cash equal to Claimed Amount by wire transfer of immediately available funds, (2) if the Closing Promissory Note is then outstanding, the then outstanding principal amount of the Closing Promissory Note will be reduced by the amount of the Claimed Amount (to the extent not paid in cash by the Seller pursuant to the immediately preceding clause (1)), or (3) if there is a Escrow Fund at such time, the Response shall be accompanied by a letter from the Representative instructing the Escrow Agent to disburse to the Buyers (as elected by the Buyers in such instructions) from the Escrow Fund an amount in cash or a number of shares of EIG Holdings Common Stock equal to the Claimed Amount (to the extent not paid in cash by the Seller pursuant to the immediately preceding clause (1)); or

(B) if the Indemnified Party is a Seller Indemnified Party, the Response shall be accompanied by payment to the Seller of the Claimed Amount,

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(ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case, within five (5) Business Days

(A) if the Indemnified Party is a Buyer Indemnified Party, then, at the option of the Seller, either (1) the Seller will pay to the Buyers (as elected by the Buyers) an amount in cash equal to Agreed Amount by wire transfer of immediately available funds, (2) if the Closing Promissory Note is then outstanding, the then outstanding principal amount of the Closing Promissory Note will be reduced by the amount of the Agreed Amount (to the extent not paid in cash by the Seller pursuant to the immediately preceding clause (1)), or (3) if there is a Escrow Fund at such time, the Response shall be accompanied by a letter from the Representative instructing the Escrow Agent to disburse to the Buyers (as elected by the Buyers in such instructions) from the Escrow Fund an amount in cash or a number of shares of EIG Holdings Common Stock equal to the Agreed Amount (to the extent not paid in cash by the Seller pursuant to the immediately preceding clause (1)); or

(B) if the Indemnified Party is a Seller Indemnified Party, the Response shall be accompanied by payment to the Seller of the Agreed Amount; or

(iii) Dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If no Response is delivered by the Indemnifying Party within such 20-day period, the Indemnifying Party shall be deemed to have agreed that all of the Claimed Amount is owed to the Indemnified Party and the provisions of clause (i) above will apply. Acceptance by the Indemnified Party of partial payment of any Claimed Amount shall be without prejudice to the Indemnified Party’s right to claim the balance of any such Claimed Amount.

(d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Representative and the Buyers shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Representative and the Buyers shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Representative and the Buyers agree in writing to submit the Dispute to such arbitration, then the provisions of Section 7.3(e) shall become effective with respect to such Dispute. The provisions of this Section 7.3(d) shall not obligate the Representative and the Buyers to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Representative and the Buyers to arbitrate a Dispute, such Dispute shall be resolved in the Court of Chancery in the State of Delaware, in accordance with Section 11.11. Upon resolution of such Dispute (whether by mutual agreement, arbitration or otherwise), then if

(i) a Buyer Indemnified Party is entitled to indemnification then, at the option of the Seller, either (A) the Seller will pay to the Buyers an amount in cash equal to resolved amount by wire transfer of immediately available funds, (B) if the Closing Promissory Note is then outstanding, the then outstanding principal amount of the Closing Promissory Note will be reduced by the amount of the resolved amount or (C) if there is a Escrow Fund at such time, the Response shall be accompanied by a letter from the Representative instructing the Escrow Agent to disburse to the Buyers from the Escrow Fund an amount in cash and/or a number of shares of EIG Holdings Common Stock equal to the resolved amount; and

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(ii) a Seller Indemnified Party is entitled to indemnification, the Buyers shall pay the resolved amount to the Seller.

(e) If the Buyers and the Representative agree to submit a Dispute to binding arbitration, the Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said Rules (the “Arbitral Tribunal”), each party nominating one (1) arbitrator and the two (2) party-appointed arbitrators nominating the chairperson. The place of arbitration shall be London, England. The arbitration shall be the sole and exclusive forum for resolution of any such Contract Dispute, and the award rendered shall be final and binding. Judgment on the award rendered may be entered in any court having jurisdiction thereof. The procedures for arbitration pursuant to this Section 7.3(e) shall be as follows:

(i) The arbitration shall be conducted in the English language and any non-English-language documents presented to the Arbitral Tribunal at such arbitration shall be accompanied by an English translation thereof.

(ii) Any award of the Arbitral Tribunal: (A) shall be in writing; and (B) shall state the reasons upon which such award is based.

(iii) The Arbitral Tribunal shall have no authority to award punitive damages or any other damages not measured by the prevailing Party’s actual damages.

(iv) Prior to the appointment of the Arbitral Tribunal, the Buyers and the Representative may seek appointment of an emergency arbitrator pursuant to said rules or may apply to any court having jurisdiction hereof and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved. After the appointment of the Arbitral Panel, the Buyers and the Representative may make an application to the Arbitral Tribunal seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved.

Notwithstanding the foregoing, in addition to the right of the Buyers and the Representative to arbitrate Disputes in this Section 7.3(e), the Arbitral Tribunal shall have the power to (i) enter an award or order of specific performance to enforce the observance and performance of such covenant or agreement and (ii) grant an injunction restraining such breach or threatened breach. The non-breaching party shall not be required to provide any bond or other security in connection with any such award, order or injunction or in connection with any arbitration or related action or proceeding. Any arbitration awards, whether preliminary or final, shall be enforceable in a court of competent jurisdiction.

(f) The Representative shall have full power and authority on behalf of each Seller to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Seller and the Guarantors under this Article VII. The Representative shall have no liability to the Seller or the Guarantors for any action taken or omitted on behalf of the Seller or any Guarantor pursuant to this Article VII.

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7.4 Survival.

(a) Unless otherwise specified in this Section 7.4 or elsewhere in this Agreement, all provisions of this Agreement (including the indemnification obligations set forth in this Article VII) shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms until 60 days after the expiration of the applicable statute of limitations.

(b) Except for claims based on fraud or intentional misrepresentation, all representations and warranties that are covered by the indemnification obligations in Section 7.1(a) and Section 7.2(a) (other than the Fundamental Representations, the representations in Section 3.9 (Tax Matters) and the representations and warranties in Sections 3.13(c), (e) (solely with respect to the first sentence thereof), (q) and (r) shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms until the date that occurs eighteen (18) months after the Closing Date (the “Representation and Warranty Expiration Date”).

(c) The representations and warranties in Sections 3.13(c), (e) (solely with respect to the first sentence thereof), (q) and (r) shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms until the date that occurs three (3) years after the Closing Date.

(d) The Fundamental Representations, the representations and warranties contained in Section 3.9 and any claims based on fraud or intentional misrepresentation shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms until 60 days after the expiration of the applicable statute of limitations.

(e) If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation, warranty, covenant or agreement, either a Claim Notice based upon a breach of such representation, warranty, covenant or agreement or an Expected Claim Notice based upon a breach of such representation, warranty, covenant or agreement then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

(f) The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of the Buyers or any actual or constructive knowledge of the Indemnified Party or any knowledge acquired (or capable of being acquired) by the Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, or (ii) subject to the limitations set forth in Section 5.5, any waiver by the Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

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7.5 Limitations.

(a) With respect to claims for Damages arising under Section 7.1(a) or Section 7.2(a), the respective Indemnifying Party shall not be liable for any such Damages (i) to the extent that the Damages sought by any such individual claim (or group of related claims that arise from the same event or circumstances) do not exceed $10,000 and (ii) unless and until the aggregate amount of all such Damages sought by such claims exceeds the Deductible (at which point the respective Indemnifying Party shall become liable for all Damages under Section 7.1(a) or Section 7.2(a), as applicable, in excess of the Deductible); provided that the limitation set forth in this Section 7.5(a) shall not apply to claims based on fraud or intentional misrepresentation, any claim pursuant to Section 7.1(a) or Section 7.2(a) relating to a breach of any of the Fundamental Representations.

(b) With respect to claims for Damages arising under Section 7.1(a) or Section 7.2(a), the respective Indemnifying Party shall not be liable for any such Damages in excess of the Cap; provided that the limitation set forth in this Section 7.5(b) shall not apply to (i) claims based on fraud or intentional misrepresentation or (ii) any claim pursuant to Section 7.1(a) or Section 7.2(a) relating to a breach of any of the Fundamental Representations or the representations and warranties set forth in Sections 3.13(c), (e) (solely with respect to the first sentence thereof), (q) and (r).

(c) With respect to any claims for Damages pursuant to the indemnification obligations set forth in this Article VII, each Indemnifying Party shall not be liable for any Damages in excess of either (i) if the Closing Promissory Note is not issued, the Closing Consideration or (ii) if the Closing Promissory Note is issued, the sum of the Closing Cash Payment plus the Outstanding Principal Amount; provided that the limitation set forth in this Section 7.5(c) shall not apply to claims based on fraud or intentional misrepresentation.

(d) None of the Seller or any Guarantor shall have any right of contribution against the Buyers or either Company with respect to any breach by either Company or any Subsidiary of any of the representations, warranties, covenants or agreements pertaining to the Companies.

(e) Except with respect to claims based on fraud or intentional misrepresentation, and claims for specific performance and other equitable relief of any of the provisions of this Agreement, after the Closing, the rights of the Parties under this Article VII shall be the exclusive remedy of the Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement. Notwithstanding anything to the contrary herein, nothing contained in this Agreement shall limit the remedies available to or the liability of any Party in the event of fraud or intentional misrepresentation, whether or not the Closing shall have occurred.

(f) None of the Seller or any Guarantor shall make any claim for indemnification against the Buyers or either Company because such Seller or Guarantor was a controlling person, director, employee or other representative of such Company or was serving as such for another Person at the request of the Buyers or either Company (whether such claim is for Damages of any kind or otherwise and whether such claim is pursuant to any statute, charter or other entity organizational document, contract or other agreement or otherwise) with respect to any claim brought by an Indemnified Person against any Member relating to this Agreement or any of the transactions contemplated hereby or the facts and circumstances underlying such claim.

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(g) Any payments made to a Party pursuant to this Article VII shall be treated as an adjustment to the Closing Consideration for tax purposes to the extent permitted by Law.

(h) For purposes of calculating Damages in connection with an indemnification claim made under this Article VII, no Indemnifying Party will be obligated to any other Person for any consequential, indirect, special, exemplary or punitive damages (other than Damages for diminution in value), except in the event that an Indemnified Party is required to pay consequential, indirect, special, exemplary or punitive damages as a result of a Third Party Claim for which the Indemnified Party is entitled to indemnification under this Article VII (not taking into account for purposes of determining the availability of indemnification with respect such Third Party Claim the limitation on recoverable damages set forth in this Section 7.5(h)).

(i) The amount of Damages recoverable by an Indemnified Party under this Article VII shall be reduced, on a dollar-for-dollar basis, by the amount of (i) any insurance proceeds actually received by such Indemnified Party on account of such Damages in connection with a claim for indemnification under this Article VII, provided, however, that the insurance proceeds actually received by the Indemnified Party shall be net of the cost of collection thereof and net of the cost of increased premiums directly attributable to claims associated with such recoveries for a period of three years.

(j) For the avoidance of doubt, the allocation of the Company Share consideration set forth in Section 1.3(d) shall not be relevant to or considered in any respect when calculating Damages or determining liability under this Article VII.

7.6 Offset Rights. If the Closing occurs prior to the IPO Closing and the Closing Promissory Note is issued, then prior to the maturity of the Closing Promissory Note and unless otherwise paid directly by Seller or by a Guarantor pursuant to the terms of this Article VII, the Buyers shall set off and apply against amounts payable under the Closing Promissory Note any Damages to which any Buyer Indemnified Party is entitled under this Article VII (any such amount set off, the “Offset Amount”).

7.7 Indemnification by the Guarantors. Following the Closing and subject to the terms and conditions of this Article VII (including Section 7.5(c)), the Guarantors, severally, and not jointly and severally, shall indemnify the Buyer Indemnified Parties in respect of, and hold them harmless against, any and all Damages incurred or suffered by any Buyer Indemnified Party (i) for which the Buyer Indemnified Party is or would be entitled to indemnification pursuant to Section 7.1(a) with respect to any breach or inaccuracy of a Fundamental Representation or the representations and warranties in Sections 3.13(c), (e) (solely with respect to the first sentence thereof), (q) and (r), (ii) for which the Buyer Indemnified Party is or would be entitled to indemnification pursuant to Sections 7.1(b), (c), (d), (e), (f), (g) or (h) or (iii) resulting from, relating to or constituting any claim for fraud or intentional misrepresentation arising in connection with the transactions contemplated by this Agreement. Notwithstanding any other provision in this Agreement, except for claims based on fraud or intentional misrepresentation, the Buyer Indemnified Parties shall not be entitled to or attempt to collect any

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Damages directly from either Guarantor unless (1) the Note Offset Amount set forth in Section 7.6 has been exhausted or is otherwise unavailable for any reason and (2) the then-available Escrow Amount, if any, is insufficient to satisfy such Damages.

ARTICLE VIII

POST-CLOSING AGREEMENTS

8.1 Proprietary Information.

(a) From and after the Closing, the Seller and the Guarantors and their respective Affiliates shall not disclose or make use of any information relating to the Business or the Companies that provides the Companies or the Buyers with a competitive advantage (or that could be used to the disadvantage of the Companies or the Buyers by any other Person), which is not generally known by, nor easily learned or determined by, persons outside the Companies (collectively referred to herein as “Proprietary Information”) including, but not limited to: (i) specifications, manuals, software in various stages of development, and other technical data; (ii) customer and prospect lists, details of agreements and communications with customers and prospects, and other customer information; (iii) sales plans and projections, product pricing information, protocols, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans and strategies of the Companies or the Buyers; (iv) sales proposals, demonstrations systems, sales material; (v) research and development; (vi) software systems, computer programs and source codes; (vii) sources of supply; (viii) identity of specialized consultants and contractors and Proprietary Information developed by them for the Companies; (ix) purchasing, operating and other cost data; (x) special customer needs, cost and pricing data; and (xi) employee information (including personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, data, specifications, software programs and records, whether or not legended or otherwise identified by the Companies or the Buyers as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Proprietary Information shall not include such information that (A) is generally available to the public (other than as a result of a disclosure by the Seller or a Guarantor or one of their Affiliates), (B) the Seller or a Guarantor can demonstrate was disclosed to the Seller or a Guarantor by a third party under no obligation to keep such information confidential, or (C) the Seller or a Guarantor can demonstrate was independently developed by the Seller or the Guarantor without reference to Proprietary Information and such Proprietary Information does not relate to a Competitive Business. Notwithstanding the foregoing, none of the Seller or any Guarantor shall have any obligation hereunder to keep confidential any of the Proprietary Information to the extent disclosure thereof is required by Law; provided, however, that in the event disclosure is required by Law, the Seller and each Guarantor shall use its respective best efforts to provide the Buyers with prompt advance notice of such requirement so that the Buyers may seek an appropriate protective order.

(b) After execution of this Agreement and prior to the Closing, the Buyers and their Affiliates shall not disclose or make use of any information relating to the Business or the Companies provided by the Seller or the Companies in connection with this Agreement, which is not generally known by, nor easily learned or determined by, persons outside the Companies (collectively referred to herein as “Seller Proprietary Information”) including, but not limited to

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information provided during the due diligence process or in the Disclosure Schedule to this Agreement, whether or not legended or otherwise identified as Seller Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Seller Proprietary Information shall not include such information that (i) is generally available to the public (other than as a result of a disclosure by the Buyers or one of their Affiliates), (ii) a Buyer can demonstrate was disclosed to such Buyer by a third party under no obligation to keep such information confidential, or (iii) a Buyer can demonstrate was independently developed by such Buyer without reference to Seller Proprietary Information. Notwithstanding the foregoing, the Buyers shall not have any obligation hereunder to keep confidential any of the Seller Proprietary Information to the extent that disclosure thereof is (x) required by Law; (provided, however, that in the event disclosure is required by Law, the Buyers shall use their best efforts to provide the Seller and the Companies with prompt advance notice of such requirement so that the Seller and the Companies may seek an appropriate protective order), or (y) necessary or beneficial to EIG Holdings or the Buyers in connection with the IPO (provided that prior to any such disclosure, the Representative or either Guarantor provides their written consent to such disclosure, which consent shall not be unreasonably withheld). If this Agreement is terminated in accordance with Article IX, the Buyers shall return all Seller Proprietary Information to Seller or the Companies or, at their request, destroy such Seller Proprietary Information (other than with respect to Seller Proprietary Information that has been disclosed in a manner permitted by this Section 8.1(b)).

(c) The Seller, each Guarantor and the Buyers agree that the remedy at Law for any breach of this Section 8.1 would be inadequate and that the Buyers or the Seller or either Guarantor shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 8.1.

8.2 No Solicitation or Hiring of Employees.

(a) During the period commencing on the date hereof and ending on the Closing Date, none of the Buyers or the Seller, shall, directly or indirectly, recruit, solicit, induce a termination of the employment of or hire (a) in the case of the Buyers, any Senior Employee of the Seller, the Companies or any Affiliate of the Seller or the Companies to the extent that such Senior Employee was employed by the Seller or its Affiliate within one (1) year prior to the date of such recruitment, solicitation or hiring and (b) in the case of the Seller, any Senior Employee of EIG Holdings or any Affiliate of EIG Holdings that, to the extent that such Senior Employee was employed by EIG Holdings or its Affiliate within one (1) year prior to the date of such recruitment, solicitation or hiring (or inducement of termination); provided, that, nothing in either clause (a) or (b) above will prohibit EIG Holdings or the Seller from (i) hiring employees with total annual compensation that was less than $40,000 as of the later of such employee’s last day of employment with the applicable Buyer or the Seller or any of their respective Affiliates or immediately prior to the date of hire or (ii) placing general advertisements not directed at any particular employee or using employee recruitment services, so long as EIG Holdings does not identify any Seller Senior Employees nor the Seller and the Seller does not identify any specific EIG Holdings Senior Employees nor EIG Holdings to the recruitment service as a recruiting target.

(b) During the period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date, none of the Buyer or the Seller, shall, directly or indirectly,

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recruit, solicit, induce a termination of the employment of or hire (a) in the case of the Buyers, any Senior Employee of the Seller or any Affiliate of the Seller to the extent that such Senior Employee was employed by the Seller or its Affiliate within one (1) year prior to the date of such recruitment, solicitation, inducement or hiring (other than any such Senior Employee who was or is a Senior Employee of either Company or any of such Company’s Subsidiaries) and (b) in the case of the Seller, any Senior Employee of EIG Holdings or any Affiliate of EIG Holdings (including the Companies), to the extent that such Senior Employee was employed by EIG Holdings or its Affiliate (including the Companies) within one (1) year prior to the date of such recruitment, solicitation, inducement or hiring; provided, that, nothing in either clause (a) or (b) above will prohibit EIG Holdings or the Seller from (i) hiring employees with total annual compensation that was less than $40,000 as of the later of such employee’s last day of employment with the applicable Buyer or the Seller or any of their respective Affiliates or immediately prior to the date of hire or (ii) placing general advertisements not directed at any particular employee or using employee recruitment services, so long as EIG Holdings does not identify any Seller Senior Employees nor the Seller and the Seller does not identify any specific EIG Holdings Senior Employees nor EIG Holdings to the recruitment service as a recruiting target.

(c) During the period commencing on the date hereof and ending on the first (1st) anniversary of the Closing Date, neither Guarantor nor any of their respective Affiliates shall, directly or indirectly, recruit or solicit any employee of the Seller, the Companies or any Affiliate of the Seller or the Companies to work for any other Person and shall not induce the termination of the employment of any employee of the Seller, either Company or any Subsidiary to the extent that such employee was employed by the Seller, either Company or any Subsidiary within one (1) year prior to the date of such recruitment, solicitation or hiring (or inducement of termination); provided, that, nothing in either clause (a) or (b) above will prohibit EIG Holdings or the Seller from placing general advertisements not directed at any particular employee or using job placement services, so long as EIG Holdings does not identify specific Seller Senior Employees or the Seller and the Seller does not identify specific EIG Holdings Senior Employees nor EIG Holdings to the placement service as a recruiting target.

8.3 Non-Competition Agreement.

(a) During the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, none of the Seller, either Guarantor or any of their Affiliates or Relatives shall directly or indirectly, whether as a partner, officer, director, employee, stockholder, shareholder, joint venturer, member, investor (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly-held company) or otherwise:

(i) engage in, operate or establish any Competitive Business; or

(ii) solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any individual, corporation or other entity which was or is a prospective client, customer or account of either Company or the Buyers or any of their respective subsidiaries on the Closing Date, or had been a client, customer or account of either Company or the Buyers or any of their respective subsidiaries within a period of one (1) year

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prior to the Closing Date; provided that solicitations of customers or clients of the Business who are also Customers of the Other Business shall not, in and of itself, be deemed a violation of this clause (ii).

(b) Each of the Parties agrees that the duration and geographic scope of the non-competition provision set forth in this Section 8.3 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, each of the Parties agrees that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. Each of the Sellers and the Guarantors agrees and acknowledges that the restrictions contained in this Section 8.3, on which it has had the opportunity to take independent legal advice, is reasonable and necessary for the protection of the legitimate business interests of the Companies. Each of the Parties intends that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America where this provision is intended to be effective. Each of the Parties agrees that damages are an inadequate remedy for any breach of this provision and that the Buyers shall, whether or not they are pursuing any potential remedies at Law, be entitled to equitable relief in the form of preliminary and permanent injunctions or specific performance of the obligations stated hereinabove, without bond or other security upon any actual or threatened breach of this non-competition provision.

(c) The Seller acknowledges that its ownership of the Company Shares represents a substantial interest in the Companies and the Seller intends to transfer to the Buyers the goodwill reflected in the Company Shares. The Seller further acknowledges that the Buyers would not enter into this Agreement but for the restrictions in this Section 8.3.

8.4 Release. Except for the rights and remedies in respect of this Agreement or any other agreements entered into between the parties hereto or Affiliates thereof and the certificates referenced herein and therein, effective upon the Closing, each of the Seller and the Guarantors hereby irrevocably and unconditionally releases and forever discharges the Companies, the Subsidiaries and the Buyers from any and all claims, charges, complaints, causes of action, damages, agreements and liabilities of any kind or nature whatsoever whether known or unknown and whether at law or in equity, arising from conduct occurring on or prior to the Closing Date, including any such claims relating to or arising out of Seller’s ownership of the Company Shares

8.5 Completion of Asset Transfers. If following the Closing, the Buyers discover that any assets used in the Business which were owned or licensed by the Sellers or any Affiliate for the Sellers were not transferred to the Buyers pursuant to the transactions contemplated by this Agreement, the Sellers, the Guarantors and Directi Parent agree to use their best efforts to take all necessary actions, at their sole cost and expense, to cause the transfer of such assets (or substantially equivalent assets, to the extent that such assets are unavailable or unable to be transferred without material cost and expense to the Seller) to the Buyers in a manner that vests with the Buyers good title or a valid right to use such assets without any cost or expense to the Buyers.

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ARTICLE IX

TERMINATION

9.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:

(a) the Parties may terminate this Agreement by written consent among the Buyers, the Seller and the Representative;

(b) either the Buyers or the Seller may terminate this Agreement if the Closing shall not have occurred on or before December 31, 2013 or such later date as may be mutually agreed by the Buyers and the Seller in their sole discretion; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before December 31, 2013;

(c) the Buyers may terminate this Agreement by giving written notice to the Seller and the Representative in the event the Seller or either Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c), (d) or (e) of Section 6.1 not to be satisfied and (ii) is not cured within thirty (30) Business Days following delivery by the Buyers to the Seller of written notice of such breach;

(d) the Buyers may terminate this Agreement by giving written notice to the Seller and the Representative in accordance with Section 5.5 to the extent that a Company Material Adverse Effect has occurred and the Seller has delivered to the Buyers a Buyers’ Termination Right Notice pursuant to Section 5.5;

(e) the Seller and the Representative may terminate this Agreement by giving written notice to the Buyers if the Closing shall not have occurred on or before December 31, 2013, by reason of a breach of any representation, warranty or covenant contained in this Agreement, which breach, individually or in combination with any other such breach, would cause the conditions set forth in Sections 6.2(a) or (b) not to be satisfied (unless the failure results primarily from a breach by the Seller, any Guarantor or either Company of any representation, warranty or covenant contained in this Agreement);

(f) the Seller and the Representative may terminate this Agreement by giving written notice to the Buyers if the Buyers have materially breached any payment obligation under any other agreement between the Buyers and the Seller or any of the Seller’s Affiliates (other than the Companies and their Subsidiaries) which breach is not is not cured within thirty (30) Business Days following any final determination of the payment amount in question pursuant to the terms of such agreement; or

(g) subject to compliance with Section 5.18, the Seller may terminate this Agreement by giving written notice to the Buyers in the event that the condition to Closing set forth in Section 6.2(i) is incapable of being satisfied.

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9.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party except for (i) any liability of any Party for intentional breaches of this Agreement or for breaches of Section 5.6 or (ii) the Seller’s obligations to repay the Advance Payment pursuant to Section 1.3(a)(i) or (ii).

9.3 Pre-Closing Liability of P.D.R. Constituents. The Sellers and the Guarantors hereby acknowledge and agree that any liability that may arise out of or in connection with this Agreement prior to the acquisition of the P.D.R. Shares that is attributable to the officers, directors, members, managers or shareholders of P.D.R. as of the date of this Agreement (other than to the extent that any Seller or Guarantor or any of their Affiliates are officers, directors, members, managers or shareholders of P.D.R. as of the date of this Agreement) will be the sole obligation of the Sellers and the Guarantors. The officers, directors, members, managers or shareholders of P.D.R. as of the date of this Agreement shall be third party beneficiaries of this Section 9.3.

ARTICLE X

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall mean the American Arbitration Association.

“Additional Closing Payment” shall mean a cash payment equal to the Closing Revenues.

“Advance Payment” shall have the meaning set forth in Section 1.3(a).

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Agreement” shall have the meaning set forth in the first paragraph hereto.

“Anything of Value” shall include, but not be limited to cash or a cash equivalents; discounts or rebates; gifts; use of materials, facilities or equipment; entertainment, drinks; meals; transportation; lodging; and charitable or political contributions.

“API” shall mean application programming interface.

“Applicable Accounting Principles” shall mean the principles set forth on Section 10.1(a) of the Disclosure Schedule, as such schedule may be amended from time to time by mutual agreement of the Buyers and the Representative.

“Applicable Bankruptcy Laws” shall have the meaning set forth in Section 2.2.

“Arbitral Tribunal” shall have the meaning set forth in Section 7.3(e).

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“ARIN” shall mean the American Registry for Internet Numbers, Ltd., a Virginia Nonstock corporation.

“Assets” shall have the meaning set forth in Section 3.10(a).

“Available Escrow Fund” shall mean, at any time, the amount then remaining in the Escrow Fund, if any, less the amount of any Damages or estimated Damages identified in any unresolved Claim Notice or Expected Claim Notice.

“Business” shall have the meaning set forth in the recitals to this Agreement.

“Business Transfer” shall have the meaning set forth in the recitals to this Agreement.

“Buyers” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyers Certificate” shall mean a certificate delivered by the Buyers (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Buyers by an authorized officer of each Buyer, to the effect that each of the conditions specified in clauses (a) and (b) of Section 6.2 is satisfied in all respects.

“Buyer Financial Statements” shall have the meaning set forth in Section 4.7.

“Buyer Indemnified Party” shall have the meaning set forth in Section 7.1.

“Buyer Securities” shall have the meaning set forth in Section 2.8.

“Buyers’ Termination Right Notice” means a written statement from the Seller informing the Buyers of the Seller’s belief that the Buyers are entitled to terminate this Agreement in accordance with the provisions of Sections 5.5 and 9.1(d) as a result of such notice (which statement shall be binding on the Seller).

“CAN-SPAM Act” shall mean the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003.

“Cap” shall mean an amount equal to the Escrow Fund.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Certificates” shall mean certificates or other evidence representing the Company Shares.

“Change of Control” with respect to any Person, shall mean the consummation of any of: (i) any consolidation or merger of such Person with or into any other Person (other than any entity of which such Person is a Subsidiary or any Subsidiary of such Person) in which the equity holders of such Person immediately prior to such consolidation or merger own less than 51% of such Person’s (or the surviving entity’s) voting power immediately after such consolidation or merger, (ii) any transaction or series of related transactions (other than the IPO) in which in excess of 50% of such Person’s voting power is transferred to persons or entities that are not

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direct or indirect equity holders of such Person prior to such transaction or (iii) any sale, lease, transfer, license or other disposition in any transaction or series of related transactions of more than fifty percent (50%) of the assets of such Person.

“Claim Notice” shall mean written notification which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party in connection with a claim for indemnification pursuant to Article VII.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Cash” shall mean, in each case, at the Closing, (a) cash on hand at the Companies and their Subsidiaries, plus (b) cash in bank accounts maintained by the Companies or their Subsidiaries net of any drawn but unpaid checks and pending electronic transfers, plus, (c) cash balances in accounts maintained by the Companies or their Subsidiaries with payment gateways (i.e. PayPal, Moneybookers and similar electronic or internet based payment processing services), collection agencies (including Affiliates of the Companies or their Subsidiaries who perform such functions, including Directi Services Private Limited), in each case, net of merchant account reserves, unpaid fees, drawn but unprocessed payments out of such accounts, plus (d) advance payments made to domain registries held in accounts for the Companies or their Subsidiaries which, as of the Closing, have not been applied to payments due and payable as of the Closing, net of fees unpaid and owing as of the Closing minus (e) cash advances received.

“Closing Cash Payment” shall mean (i) the Closing Revenues plus (ii) the Other Assets Closing Value plus (iii) Closing Cash, minus (iv) any Indebtedness of the Companies or their Subsidiaries outstanding at the Closing minus (v) the Company Transaction Expenses minus (vi) the Advance Payment, as determined in accordance with the provisions of Section 1.5 (b)-(f)

“Closing Consideration” shall have the meaning set forth in Section 1.5(b).

“Closing Consideration Statement” shall have the meaning set forth in Section 1.5(b).

“Closing Date” shall have the meaning set forth in Section 1.2.

“Closing Promissory Note” shall mean the Secured Promissory Note, in the form of Exhibit A, made by Singapore HoldCo in favor of Seller payable in the amount of the Original Principal Amount (as defined in the Closing Promissory Note).

“Closing Revenues” shall be the amount of the consolidated cash revenues (as reported by the Companies based on the Acceptable Accounting Principles) of the Companies and their Subsidiaries, net of all rebates and refunds, for the period from October 1, 2012 to and including September 30, 2013 as determined in accordance with the provisions of Section 1.5(b)-(f).

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“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Certificate” shall mean a certificate delivered by the Seller (without qualification as to knowledge, materiality or otherwise), signed on behalf of each Company by the President and the Chief Financial Officer of each Company, to the effect that each of the conditions specified in clauses (b) – (f), (j), (l) and (p) of Section 6.1 is satisfied in all respects.

“Company Intellectual Property” shall mean the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to either Company or any Subsidiary by any third party.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (a) the business, assets, liabilities, capitalization, condition (financial or other) or results of operations of the Companies and the Subsidiaries, taken as a whole or (b) the ability of the Buyers to operate the Business immediately after the Closing; provided, however, that any material adverse change, event, circumstance or development that arises out of or relates to any of the following events occurring after the date of this Agreement shall not be taken into account in determining whether there has been or may be a Company Material Adverse Effect: (i) the public announcement of, or performance of the transactions contemplated by or pursuant to, this Agreement; (ii) changes in Applicable Accounting Principles or any Law or the interpretation thereof; (iii) changes in general economic conditions or in the industry in which the Companies operate, (iv) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, war (whether declared or undeclared), any declaration of a national emergency or any other national or international calamity, including a natural disaster or any other natural occurrence beyond the control of the Companies and (v) any action taken by the Seller, either Company or any Subsidiary at the express written request of the Buyers or EIG Holdings, except, in the case of each of clauses (ii), (iii) and (iv), to the extent such change does not have a disproportionate effect on the Companies relative to other industry participants. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by either Company or any Subsidiary.

“Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by either Company or any Subsidiary or any Affiliate for the benefit of or relating to any current or former employee or independent contractor of either Company or any Subsidiary or as to which either Company or any Subsidiary has any actual or contingent liability (including any DWTPL Benefit Plan).

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“Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of either Company or any Subsidiary, alone or jointly with others.

“Company Shares” shall mean the DWTPL Shares and the P.D.R. Shares.

“Company Source Code” shall mean the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.

“Company Termination Right Notice” means a written statement from the Buyers informing the Seller of the Buyers’ belief that the Seller is entitled to terminate this Agreement in accordance with the provisions of Sections 5.5 and 9.1(e) as a result of such notice (which statement shall be binding on the Buyers).

“Company Transaction Expenses” shall mean all third-party transaction expenses unpaid as of the Closing and incurred or payable by the Seller, either Company or any Subsidiary in connection with the transactions contemplated by this Agreement, including (a) all fees and expenses related to the preparation of the Financial Statements, (b) any fees and expenses incurred by the Buyers, either Company or any Subsidiary in connection with Section 5.13 and (c) any costs and expenses incurred after the date hereof by the Buyers, the Companies or the Subsidiaries in connection with the acquisition by the Seller of the P.D.R. Shares.

“Competitive Business” shall mean, subject to Section 10.1(d) of the Disclosure Schedule, any or all of the following: (a) providing web presence solutions for small businesses, professionals and individuals including, domain registration and resale, web hosting, website builder and email hosting, (b) providing consulting services for achieving ICANN domain registrar accreditation, (c) providing web hosting, domain registration and resale, website builder and email hosting to ICANN accredited domain registrars and other large enterprises, (d) providing web presence applications including, interfaces, APIs and software for domain registration, Windows/Linux web hosting, email, SSL and website builder tools, for domain registrars, domain resellers, internet service providers, datacenters and web hosts, (e) providing web hosting and related services for domain resellers, (f) gathering and providing statistics and research related to the web services industry or (g) providing technology software tools and platforms for delivering domain/hosting services “in-a-box” to information technology integrators, resellers, web masters, web developers and web hosts in multiple languages.

“Continuing Employees” shall mean the employees of each Company and each Subsidiary as of the date hereof.

“Contract” shall have the meaning set forth in Section 3.16(a).

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

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“Customer Offerings” shall mean (a) the products (including Software and Documentation) that either Company or any Subsidiary (i) currently manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous six years, and (b) the services that either Company or any Subsidiary (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous six years.

“Damages” shall mean any and all claims, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), Taxes, diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, reasonable costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution procedures), other than those costs and expenses of arbitration of a Dispute which are to be determined in accordance with Section 7.3(e); provided that Damages shall specifically exclude consequential, indirect, special, exemplary or punitive damages.

“Deductible” shall mean $450,000.

“DISPL” shall mean Directi Internet Solutions Private Limited, an entity organized and existing under the laws of India.

“Directi Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Disclosure Schedule” shall mean the disclosure schedule provided by the Seller and the Companies to the Buyers on the date hereof.

“Dispute” shall mean the dispute resulting if the Buyers or Representative in a Response disputes the liability of the Buyers or the Seller or either Guarantor, respectively, for all or part of a Claimed Amount.

“Dispute Notice” shall have the meaning set forth in Section 1.5(d).

“Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

“DWTPL” shall have the meaning set forth in the first paragraph of this Agreement.

“DWTPL Benefit Plan” means each funded or unfunded, written or oral, employee benefit plan, contract, agreement, incentive, salary, wage, retention or other compensation plan or arrangement, including each pension and profit sharing plan, savings plan, bonus, deferred compensation, incentive compensation, stock purchase, supplemental retirement, severance, change of control or termination payment, stock option, hospitalization, medical, life insurance,

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dental, disability, salary continuation, vacation, supplemental unemployment benefit, union contract, employment contract, consulting agreement, retiree health or life benefit, and each other employee benefit program, plan, policy or arrangement, maintained, contributed to, or required to be contributed to by DWTPL for the benefit of employees or former employees and their dependents and beneficiaries, officers, directors, agents or consultants of DWTPL or for or as to which DWTPL may be responsible or have any Liability, whether or not legally binding and whether or not terminated.

“DWTPL Shares” shall mean the outstanding shares of the share capital of DWTPL.

“EIG Corp” shall have the meaning set forth in the first paragraph of this Agreement.

“EIG Holdings” shall have the meaning set forth in the first paragraph of this Agreement.

“EIG Holdings Common Stock” shall mean the shares of common stock of EIG Holdings, par value $0.001 per share.

“EIG Holdings Senior Employee” shall mean an employee of either EIG Holdings or any Affiliate of EIG Holdings who at the time such employee is either recruited, solicited or hired by the Seller or an Affiliate of the Seller is or has been employed by either EIG Holdings or any Affiliate of EIG Holdings for three or more years.

“EIG Holdings Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which EIG Holdings (or another Subsidiary of EIG Holdings) holds stock, equity or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“EIG Holdings Note Guarantee” shall mean the unconditional and irrevocable guarantee made by EIG Holdings in favor of the Seller of the payment of the amounts owed by Singapore SPV under the Closing Promissory Note in form and substance satisfactory to Sellers in their sole discretion (but subject to the provisions of the existing credit facility to which EIG Holdings is subject).

“EIG Singapore Note Guarantee” shall mean the unconditional and irrevocable guarantee made by EIG Singapore in favor of the Seller of the payment of the amounts owed by Singapore SPV under the Closing Promissory Note in form and substance satisfactory to Sellers in their sole discretion (but subject to the provisions of the existing credit facility to which EIG Singapore is subject).

“Employee Amount” shall mean the aggregate amount payable to employees of the Companies or any of the Subsidiaries pursuant to any change in control bonus plan, severance plan, change of control, retention or similar arrangement of the Companies or any Subsidiary, in each case payable solely as a result of the transactions contemplated by this Agreement.

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“Employee Benefit Plan” shall mean any benefit plan, arrangement, obligation, custom or practice, whether or not legally enforceable, to provide benefits as compensation for services rendered, including employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, incentive programs or arrangements, sick leave, vacation pay, plant closing benefits, patent award programs, salary continuation or insured coverage for disability, consulting, or other compensation arrangements, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase plans or programs, hospitalization, medical insurance or other medical coverage, disability insurance, life insurance, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.

“Environmental Law” shall mean any Law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean Wells Fargo, N.A.

“Escrow Agreement” shall mean the Escrow Agreement in the form attached hereto as Exhibit B by and among the Buyers, the Representative and the Escrow Agent.

“Escrow Amount” shall have the meaning set forth in Section 1.7(a).

“Escrow Fund” shall have the meaning set forth in Section 1.7(a).

“Escrow Start Date” shall mean either (a) if a Closing Promissory Note is issued, the date of payment of the Closing Promissory Note (as defined therein) or (b) in all other cases the Closing Date.

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“Estimated Additional Closing Payment” shall have the meaning set forth in Section 1.5(a).

“Estimated Closing Cash Payment” shall have the meaning set forth in Section 1.5(a).

“Estimated Closing Consideration” shall have the meaning set forth in Section 1.5(b).

“Estimated Closing Consideration Statement” shall have the meaning set forth in Section 1.5(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.

“Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Export Control Laws” means all applicable Laws relating to the conduct of international business transactions, including transactions involving international transfers of rights or interests in property, and transactions involving imports or exports of goods, technology, or services, which Laws shall be deemed to include by way of example the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the Export Administration Regulations, the International Economic Emergency Powers Act, and executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and comparable Laws.

“FEMA” means the (Indian) Foreign Exchange Management Act, 1999 and the rules and regulations made thereunder.

“Financial Statements” shall mean:

(a) the consolidated audited balance sheets and statements of income, changes in shareholders’ equity and cash flows of the Business as of the end of and for the fiscal year ended March 31, 2013, prepared in accordance with Applicable Accounting Principles applied consistently with the past practices of the Business (to the extent such past practices are consistent with Applicable Accounting Principles), as audited by BDO India, the Companies’ independent public accountants (to the extent that BDO India has not been appointed the Companies’ independent public accountants, the Sellers will cause the Companies to take such action to make such appointment), together with a report from BDO India related to such consolidated financial statements prepared in accordance with the Applicable Accounting Principles which, among other things, reports that there are no material weaknesses;

(b) the consolidated unaudited balance sheets and statements of income, changes in shareholders’ equity and cash flows of the Business as of the end of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 20 days prior to the Closing Date, prepared in accordance with Applicable Accounting Principles; and

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(c) the consolidated unaudited balance sheets of the Business at each interim quarterly period occurring after June 30, 2013 and at the Most Recent Balance Sheet Date, and the related consolidated unaudited statements of operations, changes in shareholders’ equity and cash flows for the each interim quarterly period occurring after June 30, 2013 and the period from June 3, 2013 to the Most Recent Balance Sheet Date, in each case, prepared in accordance with Applicable Accounting Principles.

“Financing Sources” shall mean the Persons that have committed to provide or otherwise entered into agreements in connection with the debt financing for the transactions contemplated herein, including any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates and such Persons’ and their respective Affiliates’ officers, directors, employees, controlling persons, trustees, managers, advisors, agents and representatives involved in such debt financing and their successors and assigns.

“Fundamental Representations” shall mean the representations and warranties set forth in Article II, Sections 3.1 (Qualification, Organization and Corporate Power), 3.2 (Capitalization), 3.3 (Authorization), 3.10 (Assets), 3.28 (Brokers), 4.1 (Organization and Corporate Power), 4.2 (Authorization) and 4.4 (Brokers).

“GAAP” shall mean generally accepted accounting principles.

“Governmental Entity” shall mean any federal, state, local, supranational, regional, national or foreign government or any court, arbitrational tribunal, administrative agency or commission, government authority or any Person acting under the authority of the federal or any state, local or foreign government.

“Guarantors” shall have the meaning set forth in the first paragraph of this Agreement.

“IANA” shall mean the Internet Assigned Numbers Authority, a department of ICANN.

“ICANN” means the Internet Corporation for Assigned Names and Numbers, a California nonprofit public benefit corporation.

“Indebtedness” with respect to any Person shall mean (a) any indebtedness or other obligation for borrowed money; (b) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business; (c) the face amount of all letters of credit issued for the account of such Person; (d) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Security Interests; (e) capitalized lease obligations; (f) all guarantees and similar obligations of such Person; (g) all accrued interest, fees and charges in respect of any indebtedness; (h) all bankers acceptances and overdrafts; and (i) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness.

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“Indemnified Party” shall mean the Buyer Indemnified Party or the Seller Indemnified Party, as applicable.

“Indemnifying Party” shall mean Buyers, the Seller or the Guarantors, as applicable.

“Indian Environmental Laws” means all Laws (including common law) and permits relating to the environment, natural resources, property transfer, safety, or health of humans or other living organisms, including the manufacture, distribution in commerce, and use of, or discharge to the environment of, hazardous substances;

“Indo-Mauritius Tax Treaty” means the Convention between the Government of the Republic of India and the Government of Mauritius for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital gains and for the encouragement of mutual trade and investment entered into on August 24, 1982, and as notified by the Government of India on December 6, 1983.

“Intellectual Property” shall mean the following subsisting throughout the world:

(a) Patent Rights;

(b) Trademarks and all goodwill in the Trademarks;

(c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction;

(e) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice;

(f) Internet Properties; and

(g) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

“Intellectual Property Registrations” shall mean Patent Rights, registered Trademarks, registered Internet Properties, registered copyrights and designs, mask work registrations, and applications for each of the foregoing.

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“Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by either Company or any Subsidiary in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of either Company or any Subsidiary or hosted at a third party site.

“Internet Properties” shall mean Uniform Resource Locators, website Addresses and Internet Protocol Addresses.

“IPO” shall mean the initial underwritten public offering of shares of EIG Holdings Common Stock pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission for a public offering and sale of EIG Holdings Common Stock (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another company).

“IPO Closing” shall mean the consummation of the sale of EIG Holdings Common Stock in the IPO.

“IPO Date” shall mean the date on which the IPO Closing occurs.

“IPO Price” shall mean the price per share at which shares of EIG Holdings Common Stock are offered to public investors in the IPO (for the avoidance of doubt, excluding any underwriting discounts and other fees and expenses (including expenses and fees of counsel) payable by EIG Holdings in connection with the IPO).

“Knowledge of the Companies” and phrases of like import shall mean the knowledge of Bhavin Turakhia, Divyank Turakhia, Shridhar Luthria, Sandeep Ramchandani, Shashank Mehrotra and Mehul Turakhia. The above named individuals will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such individual has actual knowledge of such fact, circumstance, event or other matter or (b) such fact, circumstance, event or other matter would be known to such individual had he or she made reasonable inquiry of senior managers.

“Law” shall mean any federal, state or local or foreign law, common law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any decree, order, injunction, rule, judgment, consent of or by any Governmental Entity, or any Permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Lease” shall mean any lease or sublease pursuant to which either Company or any Subsidiary leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, complaint, hearing, arbitration or investigation before any Governmental Entity or before any arbitrator.

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“Litigation Matter” shall mean any Legal Proceedings set forth in Section 3.20 of the Disclosure Schedule.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any Law due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Business as of the Most Recent Balance Sheet Date, prepared in accordance with Applicable Accounting Principles.

“Most Recent Balance Sheet Date” shall mean either (a) to the extent that the Closing Date occurs earlier than the tenth (10th) day of a month, the last day of the month that immediately precedes the month before the month in which the Closing Date occurs or (b) to the extent that the Closing Date occurs on or after the tenth (10th) day of a month, the last day of the month that immediately precedes the month in which the Closing Date occurs.

“Neutral Accountant” shall have the meaning set forth in Section 1.5(d).

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Offset Amount” shall have the meaning set forth in Section 7.6.

“Open Source Materials” shall mean all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Other Assets” shall mean the equipment and other assets that are owned by either Company or any Subsidiary or the Other Assets Seller at the Closing that are properly classified in the categories of equipment and other assets set forth on Section 10.1(b) of the Disclosure Schedule.

“Other Assets Closing Value” shall mean the as-depreciated book value at the Closing of the Other Assets.

“Other Business” shall mean the activities of the Seller or their Affiliates conducted as of the date of this Agreement through its Talk.to, Radix, Codechef, Media.net and Skenzo companies, brands and business units, a description of each of which is set forth on Section 10.1(c) of the Disclosure Schedule.

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“Outstanding Principal Amount” shall have the meaning set forth in the Closing Promissory Note.

“P.D.R.” shall have the meaning set forth in the first paragraph of this Agreement.

“P.D.R. Shares” shall mean the outstanding shares of the capital of P.D.R.

“Parties” shall have the meaning set forth in the first paragraph of this Agreement.

“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Person” shall mean an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Personal Information” means any information that relates to a natural person, and which, either directly or indirectly, in combination with other information, identifies or is capable of identifying such individual, such as by reference to an identification number or to one or more factors specific to such person’s physical, physiological, mental, economic, cultural or social identity, including an individual’s (i) name, address, telephone number, email address; (ii) demographic information including gender, postal code and date or year of birth; (iii) passwords; (iv) financial information such as bank account or credit card or debit card or other payment instrument details; (v) medical records, physical, physiological and mental health condition; or (vi) biometric information.

“Pre-Closing Period” shall have the meaning set forth in Section 5.3.

“Previously Delivered Financial Statements” shall mean the consolidated unaudited balance sheets and statements of income, changes in shareholders’ equity and cash flows of the Business as of the end of and for each of the four (4) full calendar quarters ending on Mar 31st, 2013.

“Privacy Statement” shall mean, collectively, all privacy policies previously or currently published on any website maintained by the Companies, contained within either Company’s terms of use, or otherwise made available by either Company, regarding the collection, retention, use, disclosure, transfer and/or distribution of personal information of individuals.

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“Prohibited Entity” shall have the meaning set forth in Section 5.12.

“Proprietary Information” shall have the meaning set forth in Section 8.1(a).

“Public Official” shall mean (i) officers and employees of governments and government agencies at all levels of government, regardless of decision-making ability or rank; (ii) officers and employees of companies owned or controlled by a government, even where the company seems like a commercial company (such as state-owned companies); (iii) officers and employees of public international organizations (such as the World Bank, and the United Nations); (iv) Representatives and people acting in official capacities for governments, state-owned or controlled companies, and public international organizations; and (v) political parties and officials and candidates for political office.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Relatives” shall have the meaning assigned to it under Section 6 of the Indian Companies Act, 1956 (or any amendments or modifications thereto).

“Representation and Warranty Expiration Date” shall have the meaning set forth in Section 7.4(b).

“Representative” shall have the meaning set forth in the first paragraph of this Agreement.

“Response” shall mean a written response containing the information provided for in Section 7.2(c).

“Restricted Countries” shall have the meaning set forth in Section 3.25(i).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, preemptive right, charge or other lien (whether arising by contract or by operation of Law), other than (a) mechanic’s, material men’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Companies and the Subsidiaries and not material to the Companies and the Subsidiaries, taken as a whole.

“Security Package” shall have the meaning set forth in Section 5.16.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnified Party” shall have the meaning set forth in Section 7.2.

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“Seller Senior Employee” shall mean an employee of either the Seller or any Affiliate of the Seller who at the time such employee is either recruited, solicited or hired by EIG Holdings or an Affiliate of EIG Holdings is or has been employed by the Seller or an Affiliate of the Seller for three or more years.

“Senior Employee” shall mean, an EIG Holdings Senior Employee or a Seller Senior Employee, as applicable.

“Singapore Guarantee” shall mean the guarantee agreement pursuant to which Singapore HoldCo will guarantee the payment obligations of Singapore SPV under the Closing Promissory Note.

“Singapore Charge” shall mean the charge agreement pursuant to which Singapore HoldCo will charge the shares of Singapore SPV to secure the Singapore Guarantee.

“Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which DWTPL or P.D.R. (or another Subsidiary of either) holds stock, equity or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Tax Returns” shall mean any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, and including, for the avoidance of doubt, U.S. Department of the Treasury Form TD F 90-22.1.

“Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

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“Third Party Action” shall mean any suit or proceeding by a Person other than a Party for which indemnification may be sought by an Indemnified Party under Article VII.

“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Transition Services Agreement” shall mean the schedule, pursuant to which the Seller (or one or more Affiliates of the Seller) shall provide the accounting, engineering and administrative services specified therein to the Buyers for the period specified therein.

ARTICLE XI

MISCELLANEOUS

11.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that (a) any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure) and (b) EIG Holdings, the Buyers and their Affiliates shall not be bound by the provisions of this Section 11.1 following the Closing Date.

11.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the Financing Sources shall be express third party beneficiaries of, and shall be entitled to rely on Section 11.9, Section 11.11 and this Section 11.2. Notwithstanding anything to the contrary contained herein, Section 11.9, Section 11.11 and this Section 11.2 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Section 11.9, Section 11.11 and this Section 11.2) may not be modified, waived or terminated in a manner that is adverse in any material respect to the Financing Sources without the prior written consent of the Financing Sources and provided further that the officers, directors, members, managers or shareholders of P.D.R. as of the date of this Agreement shall be entitled to rely on and express third party beneficiaries of Section 9.3.

11.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement dated December 14, 2012 shall remain in effect in accordance with its terms.

11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Buyers, EIG Corp and

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EIG Holdings may assign their respective rights, interests and obligations hereunder (other than the EIG Holdings Note Guarantee and the obligations of EIG Corp and EIG Holdings in Section 11.14) to any of their respective Affiliates, but will not be relieved of any of their obligations hereunder if such Affiliates do not perform such obligations.

11.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

11.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

To the Buyers, EIG Holdings or EIG Corp and after the Closing, P.D.R. or DWTPL:	with a copy to:

c/o Endurance International 10 Corporate Drive, Suite 300 Burlington, MA 01803 Attn: General Counsel Telecopy: (781) 998-8277 Telephone: (781) 852-3200	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attn: Mark G. Borden, Esq. and Jay E. Bothwick, Esq. Telecopy: (617) 526-5000 Telephone: (617) 526-6000

To the Seller, the Guarantors, the Representative, Directi Parent and before the Closing, P.D.R. or DWTPL:	with a copy to:

F/19, Business Centre 1 RAK Free Trade Zone Ras Al Khaimah, UAE Telephone: +971-50-2778419 Attn: Bhavin Turakhia	Womble Carlyle Sandridge & Rice, LLP 8065 Leesburg Pike, 4th Floor Tysons Corner, VA 22182-2738 Attn: Jeffrey A. D. Cohen Telecopy: (703) 918-2260 Telephone: (703) 394-2238

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Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.8 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

11.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

11.11 Submission to Jurisdiction; WAIVER OF JURY TRIAL.

(a) Each Party (i) submits to the jurisdiction of the Court of Chancery in the State of Delaware in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such court, (iii) waives any claim of inconvenient forum or other challenge to venue in such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and

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such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 11.7, provided that nothing in this Section 11.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by Law. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereunder, including any dispute arising out of or relating in any way to the debt financing for the transactions contemplated hereby or the performance thereof, in any forum other than the Supreme Court of the State of New York located in the Borough of Manhattan, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York located in the Borough of Manhattan (and appellate courts thereof).

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY ACTION OR PROCEEDING INVOLVING ANY OF THE FINANCING SOURCES).

11.12 Currency. Whenever any payment hereunder is to be paid in “cash”, payment shall be made in the legal tender of the United States and the method for payment shall be by wire transfer of immediately available funds. In the event there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose under this Agreement the exchange rate shall be that published by the Wall Street Journal on the date an obligation is paid (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published).

11.13 Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party.

11.14 Funding and Other Obligations.

(a) EIG Singapore agrees, and EIG Corp agrees to cause EIG Singapore, to form promptly Singapore SPV and cause Singapore SPV to execute a counterpart signature page to this Agreement. EIG Corp agrees to promptly designate a direct or indirect subsidiary as EIG TBD, and to cause such subsidiary to execute a counterpart signature page to this Agreement. EIG Corp agrees to cause the Buyers to execute each of the documents as required pursuant to Section 5.16 of this Agreement, and to cause each Buyer to perform its obligations thereunder.

(b) EIG Corp agrees to provide the Buyers with sufficient funds at appropriate times to permit the Buyers to make timely payment in full of all of the payment obligations of the Buyers under this Agreement.

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(c) EIG Corp is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. EIG Corp has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(d) EIG Corp has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by EIG Corp of this Agreement and the other agreements contemplated hereby and the performance by EIG Corp of this Agreement and the consummation by EIG Corp of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of EIG Corp. This Agreement has been duly and validly executed and delivered by EIG Corp and constitutes a valid and binding obligation of EIG Corp, enforceable against it in accordance with its terms, subject to Applicable Bankruptcy Laws.

(e) Neither the execution and delivery by EIG Corp of this Agreement nor the performance by EIG Corp of its obligations hereunder or thereunder, nor the consummation by EIG Corp of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the certificate of incorporation or by-laws of EIG Corp, (b) require on the part of EIG Corp any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) assuming the accuracy of the representations and warranties in Articles II and III, conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other agreement to which EIG Corp is a party or by which it is bound or to which any of its assets are subject or (d) assuming the accuracy of the representations and warranties in Articles II and III, violate any statute, rule or regulation or any material order, writ, injunction or decree applicable to EIG Corp or any of its properties or assets.

(f) EIG Holdings agrees to provide the EIG Holdings Note Guarantee if the Closing Promissory Note is issued.

(g) EIG Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. EIG Holdings has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(h) EIG Holdings has all requisite power and authority to execute and deliver this Agreement and the guarantee contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by EIG Holdings of this Agreement and the guarantee contemplated hereby and the performance by EIG Holdings of this Agreement and the guarantee have been duly and validly authorized by all necessary corporate action on the part of EIG Holdings This Agreement has been duly and validly executed and delivered by EIG Holdings and constitutes a valid and binding obligation of EIG Holdings, enforceable against it in accordance with its terms, subject to Applicable Bankruptcy Laws.

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(i) Neither the execution and delivery by EIG Holdings of this Agreement or the guarantee, nor the performance by EIG Holdings of its obligations hereunder or thereunder, will (i) conflict with or violate any provision of the certificate of incorporation or by-laws of EIG Holdings, (ii) require on the part of EIG Holdings any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) assuming the accuracy of the representations and warranties in Articles II and III, conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other agreement to which EIG Holdings is a party or by which it is bound or to which any of its assets are subject or (iv) assuming the accuracy of the representations and warranties in Articles II and III, violate any statute, rule or regulation or any material order, writ, injunction or decree applicable to EIG Holdings or any of its properties or assets.

11.15 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference herein to “including” shall be interpreted as “including without limitation”.

(c) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

(d) When reference is made in this Agreement to information that has been “made available” or “delivered” to the Buyers, that shall mean that such information was either (i) contained in the Seller’s electronic data room or (ii) delivered to the Buyers or their counsel, in each case, not less than two (2) business days prior to the date of this Agreement.

(e) All references herein to $ or “dollars” shall be deemed to refer to the lawful currency of the United States of America.

11.16 Specific Performance. The Parties hereto acknowledge and agree that the breach by any of them of this Agreement (including Section 11.14) would cause irreparable damage to the other Parties hereto and that they will not have an adequate remedy at law. Therefore, the Parties under this Agreement shall be permitted to seek a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies permitted shall, however, be cumulative and not exclusive and shall be in addition to any other remedies at law or otherwise which any party may have under this Agreement or otherwise.

[Remainder of the Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ENDURANCE SINGAPORE HOLDINGS PTE. LTD.:

/s/ Hari Ravichandran

By:	Hari Ravichandran

Title:	Director

Solely for the purpose of Section 11.14, ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.:

/s/ Hari Ravichandran

By:	Hari Ravichandran

Title:	Director

Solely for the purpose of Section 11.14, EIG INVESTORS CORP.:

/s/ Hari Ravichandran

By:	Hari Ravichandran

Title:	Director

Signature Page to Master Share Purchase Agreement

DIRECTI WEB TECHNOLOGY PVT. LTD.:

/s/ Bhavin Turakhia

By:	Bhavin Turakhia

Title:	CEO

P.D.R. SOLUTIONS FZC:

/s/ Brijesh Joshi

By:	Brijesh Joshi

Title:	Director

DIRECTI WEB TECHNOLOGIES HOLDINGS, INC.:

/s/ Brijesh Joshi

By:	Brijesh Joshi

Title:	Director

CONFLUENCE NETWORKS INC.:

/s/ Brijesh Joshi

By:	Brijesh Joshi

Title:	Director

Signature Page to Master Share Purchase Agreement

Solely for the purposes of Sections 1.3, 5.1, 5.6, 5.12, 5.15, 5.17 and 8.5, DIRECTI WEB TECHNOLOGIES FZC:

/s/ Brijesh Joshi

By:	Brijesh Joshi

Title:	Director

REPRESENTATIVE:

Bhavin Turakhia
Solely in its capacity as the Representative

By:	/s/ Bhavin Turakhia

Title:

Solely for the purposes set forth in Section 1.8 and Articles I, V, VII and VIII, THE GUARANTORS

/s/ Bhavin Turakhia

Bhavin Turakhia

/s/ Divyank Turakhia

Divyank Turakhia

Signature Page to Master Share Purchase Agreement

EXHIBIT A

THIS NOTE IS SUBJECT TO SET OFF RIGHTS AS DESCRIBED HEREIN AND IS NOT NEGOTIABLE AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED.

SECURED NON-NEGOTIABLE PROMISSORY NOTE

[            ], 2013

[            ], SINGAPORE

FOR VALUE RECEIVED, [Singapore SPV Entity]1 Pte. Limited a private limited company organized and existing under the laws of Singapore (“Maker”), subject to the terms and conditions herein promises to pay to Directi Web Technologies Holdings, Inc., a company organized and existing under the laws of the Republic of Mauritius (“Holder”) the Original Principal Amount, without any interest thereon, subject to the adjustments and in the manner provided for herein. This Secured Non-Negotiable Promissory Note (this “Note”) is subject to set off rights set forth herein and is not negotiable and may not be sold or otherwise transferred, pledged or hypothecated.

This Note is issued pursuant to the Master Share Purchase Agreement dated as of August 11, 2013 by and among Endurance Singapore Holdings Pte. Ltd., a private limited company incorporated and existing under the laws of Singapore (“EIG Singapore”), a to be formed a private limited company that will be a wholly owned, direct subsidiary of EIG Singapore, incorporated and existing under the laws of Singapore (“Singapore SPV”), a direct or indirect subsidiary of EIG Investors Corp. to be designated (“EIG TBD” and together with EIG Singapore and Singapore SPV, the “Buyers”), Directi Web Technology Pvt. Ltd., a company organized and existing under the laws of the Republic of India (“DWTPL”), P.D.R. Solutions FZC, a limited liability company organized in the Ras Al Khaimah Free Zone of the United Arab Emirates (“P.D.R.”) (each of DWTPL and P.D.R. is referred to herein as a “Company” and together as the “Companies”), Directi Web Technologies Holdings, Inc., a company organized and existing under the laws of the Republic of Mauritius (the “Seller”), Confluence Networks Inc, a corporation organized and existing under the laws of the British Virgin Islands (the “Other Assets Seller” and together with the Seller, the “Sellers”), EIG Investors Corp., a Delaware corporation and indirect parent of the Buyers (“EIG Corp”), for certain limited purposes, Endurance International Group Holdings, Inc., a Delaware corporation and parent of EIG Corp (“EIG Holdings”), for certain limited purposes, Directi Web Technologies FZC, a limited liability company organized in the Ras Al Khaimah Free Zone of the United Arab Emirates (“Directi Parent”) for certain limited purposes, Bhavin Turakhia and Divyank Turakhia (together the “Guarantors”), for certain limited purposes, and Bhavin Turakhia, solely in his capacity as the Representative of the Seller pursuant to which, and on and subject to the terms and conditions set forth therein, EIG Singapore and EIG Corp will purchase all of the outstanding equity interests of DWTPL and P.D.R. and certain assets of the Other Assets Seller, which together constitute and conduct the web presence business of Directi Parent and its direct and indirect subsidiaries and affiliates (the “Share Purchase Agreement”). Capitalized terms that are used, but not otherwise defined, in this Note shall have the meanings given to them in the Share Purchase Agreement.

[1]	A to be formed subsidiary of Endurance Singapore Holdings, Pte. Ltd.

1. Certain Definitions.

“Business Revenue” shall mean the consolidated cash revenues of the Companies and their Subsidiaries, net of all refunds and rebates, determined in accordance with the Applicable Accounting Principles applied consistently with the past practices of the Companies and their Subsidiaries (to the extent that such past practices were consistent with the Applicable Accounting Principles); provided that Business Revenue attributable to customers in India for the applicable period identified herein (determined on an annualized basis) shall not exceed 115% of the Business Revenue attributable to customers in India for the period from October 1, 2012 through September 30, 2013.

“Default Measurement Period” shall mean the period beginning on July 1, 2013 and ending on the last day of the last full month for which financial statements have been prepared by Maker that occurs prior to the month in which the Event of Default occurs (which for the avoidance of doubt shall include July 2013).

“Maturity Date” shall mean April 15, 2014.

“Original Principal Amount” shall be equal to the Business Revenue for the period beginning on October 1, 2012 and ending on September 30, 2013, as adjusted pursuant to Section 5(a).

“Outstanding Principal Amount” shall mean the greater of (a) the Original Principal Amount or (b) as applicable:

(a) if payable as a result of the occurrence of the Maturity Date, the sum of (i) the Business Revenue for the period beginning on July 1, 2013 and ending on March 30, 2014 multiplied by (4/3) and (ii) Present Cash; or

(b) if payable as a result of the occurrence of an Event of Default, the sum of (i) the Business Revenue for the “Default Measurement Period” divided by the quotient obtained by dividing (x) the number of full months that occur in the Default Measurement Period (which for the avoidance of doubt shall include July 2013) by (y) 12 and (ii) Present Cash.

and as determined pursuant to the procedures set forth in Section 4 as adjusted pursuant to Section 5(b).

“Present Cash” shall mean, in each case on the Maturity Date or on the date of earlier repayment in full of this Note upon the occurrence of an Event of Default, as applicable, (a) cash on hand at the Companies and their Subsidiaries, plus (b) cash in bank accounts maintained by the Companies or their Subsidiaries net of any drawn but unpaid checks and pending electronic transfers, plus, (c) cash balances in accounts maintained by the Companies or their Subsidiaries with payment gateways (i.e. PayPal, Moneybookers and similar electronic or internet based payment processing services), collection agencies (including Affiliates of the Companies or their

Subsidiaries who perform such functions, including Directi Services Private Limited), in each case, net of merchant account reserves, unpaid fees, drawn but unprocessed payments out of such accounts, plus (d) advance payments made to domain registries held in accounts for the Companies or their Subsidiaries which, as of the Closing, have not been applied to payments due and payable as of the Closing, net of fees unpaid and owing as of the Closing minus (e) cash advances received.

“Share Purchase Agreement” shall have the meaning set forth in the second paragraph of this Agreement.

“Subsidiary” of a Person shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or another Subsidiary of such Person) holds stock, equity or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

2. Maturity. The Outstanding Principal Amount shall be due and payable in cash on the Maturity Date.

3. Determination and Verification of Outstanding Principal Amount.

a. On the earlier to occur of the Maturity Date or an Event of Default, Maker shall deliver to Holder:

(i) its calculation of the Outstanding Principal Amount (the “Initial Outstanding Principal Amount”) setting forth each element thereof, including any increases or decreases pursuant to Section 4, together with all relevant backup materials, in detail reasonably acceptable to Holder. The calculation of the Initial Outstanding Principal Amount shall be prepared in accordance with Applicable Accounting Principles applied consistently with the past practices of the Business (to the extent that such past practices were consistent with the Applicable Accounting Principles); and

(ii) an amount in cash equal to the Initial Outstanding Principal Amount, in the manner provided for in Section 5.

b. Holder shall have a period of thirty (30) calendar days after the delivery of the Initial Outstanding Principal Amount in accordance with Section 3(a)(i) to review the Initial Outstanding Principal Amount. Holder will be given reasonable access (including electronic access, to the extent available), during normal business hours, to the applicable books, records, properties and personnel of Maker and the Companies (including those used in connection with the calculation, and those who assisted in the preparation, of Maker’s calculation of the Initial Outstanding Principal Amount) for purposes of verifying Maker’s calculation of the Initial Outstanding Principal Amount.

c. In the event that Holder disputes Maker’s calculation of the Initial Outstanding Principal Amount, Holder shall notify Maker in writing of the amount, nature and basis of such dispute, within thirty (30) calendar days after delivery Maker’s calculation of the Initial

Outstanding Principal Amount (the “Dispute Notice”); provided that the Dispute Notice may not include any challenge to the amount of the Closing Purchase Price or any Damages that have been previously determined pursuant to the Share Purchase Agreement other than typographical errors. Any such Dispute Notice shall specify those elements or amounts as to which Holder disagrees and provide reasonable detail for the basis of such dispute. Delivery by Holder of a Dispute Notice shall constitute final and binding acceptance by Holder of all elements and amounts used in Maker’s calculation of the Initial Outstanding Principal Amount other than those specifically identified in the Dispute Notice as being subject to a good faith dispute. In the event that Holder delivers a timely Dispute Notice, Maker and Holder shall first use their Reasonable Best Efforts for a period of thirty (30) days to reach agreement on the disputed elements or amounts identified in the Dispute Notice.

d. If Maker and Holder resolve all such differences during such time, then the Initial Outstanding Principal Amount as modified by the resolutions they agree to shall be the final Outstanding Principal Amount.

e. If Maker and Holder are unable to resolve the dispute within thirty (30) calendar days after delivery of the Dispute Notice, then, unless Maker and Holder mutually agree to continue their efforts to resolve such differences, any remaining elements or amounts in dispute shall be submitted to an independent nationally recognized accounting firm selected in writing by Holder and Maker or, if Holder and Maker fail or refuse to select a firm within ten (10) calendar days after written request therefor by Holder or the Buyers, the dispute shall be submitted to Ernst & Young (the “Neutral Accountant”). The Neutral Accountant shall be instructed to resolve the elements and amounts as to which disagreement between Maker and Holder then exists (and only such items) and to calculate the Outstanding Principal Amount as promptly as practicable. The determination of the Neutral Accountant shall be based solely on written submissions of Maker, on the one hand, and Holder, on the other hand, and will not involve independent review. Any determination of such amounts by the Neutral Accountant will not be outside the range established by the amounts in Maker’s calculation of the Initial Outstanding Principal Amount and the Dispute Notice. Absent manifest error, the determination of the Neutral Accountant as to the resolution of any dispute shall be binding and conclusive upon all Parties and such amount shall be deemed to be the final Outstanding Principal Amount. A judgment on the determination made by the Neutral Accountant pursuant to this Section 3 may be entered in and enforced by any court having jurisdiction thereover.

f. The fees and expenses of the Neutral Accountant incurred in connection with the resolution of disputes pursuant to this Section 3 shall be borne by Maker and Holder in inverse proportion as they prevail on matters resolved by the Neutral Accountant, which proportional allocations also shall be determined by the Neutral Accountant. For example, if Holder states in its Dispute Notice that Maker’s calculation of the Initial Outstanding Principal Amount understates the final Outstanding Principal Amount by $500, and if the Neutral Accountant ultimately resolves the dispute by awarding Holder $300 of the $500 disputed, then the costs and expenses of the Neutral Accountant will be allocated 60% (i.e., 300 ÷ 500) to Maker and 40% (i.e., 200 ÷ 500) to Holder.

g. If Holder does not deliver a Dispute Notice to Maker within thirty (30) days after delivery of the Initial Outstanding Principal Amount, then Maker’s calculation of the Initial Outstanding Principal Amount shall be deemed to be accepted by Holder and be the final Outstanding Principal Amount.

h. Upon determination of the final Outstanding Principal Amount pursuant to the foregoing:

(i) if the final Outstanding Principal Amount exceeds the Initial Outstanding Principal Amount, then within five (5) Business Days, Maker will pay to Holder an amount in cash equal to such excess;

(ii) if the amount of the final Outstanding Principal Amount is equal to the Initial Outstanding Principal Amount, then no action shall be taken by either Maker or Holder; or

(iii) if the Initial Outstanding Principal Amount exceeds the final Outstanding Principal Amount, then Holder will pay to Maker, within five (5) Business Days, an amount in cash equal to such excess by wire transfer of immediately available funds and if the Seller fails to pay, in addition to all other remedies available to Maker, Maker may deduct an amount equal to such excess from the Escrow Account or may offset such excess against any amounts owed by Maker under any other agreement between Maker (or any if its Affiliates) and Holder (or any of its Affiliates).

4. Adjustments to Original Principal Amount.

a. Determination of Closing Purchase Price. To the extent that the determination of the Closing Purchase Price pursuant to Section 1.5 of the Share Purchase Agreement occurs prior to the Maturity Date and the Estimated Closing Purchase Price exceeds the Closing Purchase Price, the Original Principal Amount shall be reduced by such difference without any further action of Maker or Holder.

b. Offset; Source of Indemnification; Escrow. Maker shall have the right to set off and apply against the Original Principal Amount or, when determined, the Outstanding Principal Amount, the amount of any Damages which any Buyer Indemnified Party is finally determined under to the Share Purchase Agreement to be entitled to be indemnified for pursuant to Article VII thereof. Unless paid in cash in accordance with the Share Purchase Agreement, any such Damages owed to any Buyer Indemnified Party prior to the Maturity Date shall be satisfied by offsetting against the Original Principal Amount (or, when determined, the Outstanding Principal Amount) an amount equal to the amount of such Damages (and the Original Principal Amount (or, when determined, the Outstanding Principal Amount) shall thereupon be reduced). On the Maturity Date, the Escrow Amount shall be deposited with the Escrow Agent and held and disbursed in accordance with the terms of the Share Purchase Agreement and the Escrow Agreement and the amounts payable to Holder hereunder shall be correspondingly reduced.

5. Method of Payment. Subject to the provisions of Section 4, all amounts payable under this Note shall be paid in cash by wire transfer of immediately available funds to an account designated by the payee of such amount to the payor in writing or, if no account has been designated, by certified check delivered to such payee at the address for such payee set forth in Section 10(i) as such address may be updated from time to time pursuant to the terms thereof.

6. Events of Default.

a. This Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (individually, “an Event of Default” and collectively, “Events of Default”):

(i) Maker fails to pay any of the Outstanding Principal Amount when due and payable;

(ii) Maker breaches any of its material obligations under this Note other than payment of the Outstanding Principal Amount, provided that such breach is not cured within thirty (30) days following delivery by Holder to Maker of written notice of such breach;

(iii) Maker files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium Law or any other Law for the relief of, or relating to, Maker, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of Maker or all or any substantial portion of Maker’s assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due; or

(iv) an involuntary petition is filed, or any proceeding or case is commenced, against Maker (unless such proceeding or case is dismissed or discharged within sixty (60) days of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied for, appointed for Maker or to take possession, custody or control of any property of Maker, or an order for relief is entered against Maker in any of the foregoing.

b. Upon the occurrence of an Event of Default, the entire Outstanding Principal Amount and all other amounts owing hereunder to Holder shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived by Maker, subject to adjustment in accordance with Section 3.

c. Upon an Event of Default, Maker shall permit Holder and its agents to conduct inspections, verifications (of accounts and otherwise), appraisals, and field examinations of Maker’s property and books and records during normal business hours at such times and with such frequency as Holder may reasonably request from time to time without notice. Maker shall pay the reasonable and actual out of pocket costs incurred by Holder in connection with such inspections, verifications, appraisals, and field examinations.

d. Upon any Event of Default, in addition to all other remedies available at law or equity, Holder and its Affiliates shall have the right to offset the amounts payable to Holder under this Note from amounts payable to or belonging to Maker or any of its Affiliates by the Seller, Holder, or any of their respective Affiliates under the Share Purchase Agreement or any other agreements among the parties thereto or their Affiliates, whereupon, any amounts so offset will no longer be due and owing under this Note.

e. The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies, whether now or hereafter existing at law or in equity by statute or otherwise.

7. No Prepayments. Other than as a result of an Event of Default, this Note may not be paid prior to the Maturity Date, in whole or in part.

8. Senior Debt. Maker will into enter into any agreement relating to Senior Indebtedness that would restrict its ability to pay the Outstanding Principal Amount upon the maturity of this Note on the Maturity Date (other than any agreements entered into in connection with a refinancing of Senior Indebtedness in which the ability of Maker to make such payments is not reduced below Maker’s ability to make such payments as of the date hereof).

9. Security. This Note is secured by the Security Package.

10. Miscellaneous.

a. All payments by Maker under this Note shall be made without set-off or counterclaim (except as provided in Section 4) and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by Law.

b. No delay or omission on the part of Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

c. The terms and provisions of this Note may be modified or amended only by a written instrument duly executed by Maker and Holder.

d. Maker shall pay to Holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees, expended or incurred by Holder in connection with the enforcement of Holder’s rights and/or the collection of any amounts which become due to Holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding, administrative proceeding, or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Holder or any other person) relating to Maker, any guarantor of this Note or any other person or entity in respect of this Note.

e. All payments by Maker under this Note shall be applied first to fees and expenses due and payable hereunder, then to the Outstanding Principal Amount and the remainder to any other outstanding unpaid amounts hereunder.

f. This Note is non-negotiable and the rights and obligations herein may not be assigned or transferred by Maker or Holder (including as a result of any Change of Control) without the consent of the other party; provided however, Holder may transfer the rights and obligations herein to an Affiliate of Holder that has acknowledged in writing that this Note is non-negotiable and subject to adjustment as set forth in Section 4, to the extent that such transfer does not adversely affect the rights of Maker hereunder.

g. Maker hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.

h. Holder agrees that no stockholder, director or officer of Maker (or any Affiliate of Maker) shall have any personal liability for the repayment of this Note.

i. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

To Maker:	with a copy to:

c/o Endurance International Group Holdings, Inc. 10 Corporate Drive, Suite 300 Burlington, MA 01803 Attn: General Counsel Telecopy: (781) 998-8277 Telephone: (781) 852-3200	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attn: Mark G. Borden, Esq. Jay E. Bothwick, Esq. Telecopy: (617) 526-5000 Telephone: (617) 526-6000

To Holder:	with a copy to:

F/19, Business Centre 1 RAK Free Trade Zone Ras Al Khaimah, UAE Telephone: +971-50-2778419 Attn: Bhavin Turakhia	Womble Carlyle Sandridge & Rice, LLP 8065 Leesburg Pike, 4th Floor Tysons Corner, VA 22182-2738 Attn: Jeffrey A. D. Cohen Telecopy: (703) 918-2260 Telephone: (703) 394-2238

j. Maker or Holder may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Maker or Holder may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

k. All matters arising out of or relating to this Note and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

l. Maker and Holder each (a) submit to the jurisdiction of the Court of Chancery in the State of Delaware in any action or proceeding arising out of or relating to this Note and the transactions contemplated hereby, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Note or the transactions contemplated hereby in any other court. Maker and Holder each agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10(j), provided that nothing in this Section 10(l) shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by Law. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF MAKER AND LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS NOTE.

m. If any term or provision of this Note or any Security Document is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or any Security Document or invalidate or render unenforceable such term or provision in any other jurisdiction.

n. If at any time and for any reason whatsoever, the rate of amounts, fees or interest payable on this Note shall exceed the maximum rate of interest permitted to be charged by Holder to Maker under applicable law, such rate shall be reduced automatically to the maximum rate permitted to be charged under applicable law.

[Signature Page Follows]

[SINGAPORE SPV ENTITY] PTE. LIMITED

By:
Title:

DIRECTI WEB TECHNOLOGIES HOLDINGS, INC.:

Signature:

Print Name:

Title (if signing in representative capacity):

Address:

[Signature Page to Secured Non-Negotiable Promissory Note]

EXHIBIT B

ESCROW AGREEMENT

This Escrow Agreement (this “Escrow Agreement”) is entered into as of [            ] by and among Endurance Singapore Holdings Pte. Ltd., a private limited company incorporated and existing under the laws of Singapore, (as the representative of the Buyers, the “Buyer”), Bhavin Turakhia, solely in his capacity as the representative of the Seller (the “Representative”), and Wells Fargo Bank, National Association, a national banking association (the “Escrow Agent”).

WHEREAS, Endurance Singapore Holdings Pte. Ltd., a private limited company incorporated and existing under the laws of Singapore (“EIG Singapore”), a to be formed a private limited company that will be a wholly owned, direct subsidiary of EIG Singapore, incorporated and existing under the laws of Singapore (“Singapore SPV”), a direct or indirect subsidiary of the Investor to be designated (together with EIG Singapore and Singapore SPV, the “Buyers”), Directi Web Technology Pvt. Ltd., a company organized and existing under the laws of the Republic of India (“DWTPL”), P.D.R. Solutions FZC, a limited liability company organized in the Ras Al Khaimah Free Zone of the United Arab Emirates (“P.D.R.”), Directi Web Technologies Holdings, Inc., a company organized and existing under the laws of the Republic of Mauritius (the “Seller”), Confluence Networks Inc., a corporation organized and existing under the laws of the British Virgin Islands (the “Other Assets Seller”), EIG Investors Corp., a Delaware corporation, for certain limited purposes, Endurance International Group Holdings, Inc., a Delaware corporation and parent of the Investor, for certain limited purposes, Directi Web Technologies FZC, a limited liability company organized in the Ras Al Khaimah Free Zone of the United Arab Emirates (“Directi Parent”), for certain limited purposes and Bhavin Turakhia and Divyank Turakhia, for certain limited purposes, are entering into a master share purchase agreement pursuant to which, and on and subject to the terms and conditions set forth therein, the Buyers will purchase all of the outstanding equity interests of DWTPL and P.D.R. and certain assets of the Other Assets Seller, which together constitute and conduct the web presence business of Directi Parent and its direct and indirect subsidiaries and affiliates (the “Master Share Purchase Agreement”);

WHEREAS, the Master Share Purchase Agreement provides that upon the occurrence of the Escrow Start Date, if any, the Buyer shall deliver to the Escrow Agent, an amount in cash equal to (i) ten percent (10%) of the Closing Purchase Price (as determined pursuant to Section 1.5 of the Master Share Purchase Agreement, without regard to Section 7.5(h) of the Master Share Purchase Agreement) plus (ii) any unpaid Claimed Amounts then outstanding (other than any such unpaid Claimed Amounts subject to the limitations in Section 7.5(b) of the Master Share Purchase Agreement) minus (iii) any Damages previously paid by the Seller or the Guarantors to a Buyer Indemnified Party that were subject to the limitations in Section 7.5(b) of the Master Share Purchase Agreement (collectively, the “Escrow Amount”) for the purpose of securing the indemnification obligations of the Seller set forth in Article VII of the Master Share Purchase Agreement;

WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow funds will be established and maintained; and

WHEREAS, the Parties hereto acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Master Share Purchase Agreement, that all references in this Escrow Agreement to the Master Share Purchase Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Defined Terms.

(a) Capitalized terms used in this Escrow Agreement and not otherwise defined herein shall have the meanings given to them in the Master Share Purchase Agreement.

(b) The Buyer and the Representative may be referred to herein collectively as the “Parties” and, individually, as a “Party.”

(c) The account maintained by the Escrow Agent into which the Escrow Amount is deposited, is referred to herein as the “Escrow Account.”

2. Establishment of the Escrow. The Master Share Purchase Agreement provides for, and the Seller and the Guarantors have consented to, by virtue of their adoption of the Master Share Purchase Agreement:

(a) the adoption and approval of this Escrow Agreement;

(b) the placement of the Escrow Amount into escrow for the purposes set forth in the Master Share Purchase Agreement; and

(c) the appointment and actions of the Representative as the representative, attorney-in-fact and agent of the Seller and the Guarantors for purposes of this Escrow Agreement and the taking by the Representative of any and all actions and the making of any and all decisions and instructions required on behalf of the Seller or permitted to be taken or made by the Seller under this Escrow Agreement.

3. Appointment of Escrow Agent. The Parties hereby jointly constitute and appoint Wells Fargo Bank, National Association as escrow agent to hold and disburse the Escrow Amount upon the terms and conditions set forth herein. The Escrow Agent hereby accepts such appointment and agrees that deposits to, and disbursements from, the Escrow Account shall only be made in accordance with the terms and conditions of this Escrow Agreement. The Escrow Agent hereby represents to each of the Representative and the Buyer that it has the corporate power and legal authority to execute this Escrow Agreement and to perform its obligations hereunder.

4. Escrow Account and Indemnification.

(a) Initial Escrow Deposits. On the Escrow Start Date the Buyer shall deposit with the Escrow Agent an amount in cash, by wire transfer of immediately available funds, equal to:

(i) ten percent (10%) of the Closing Purchase Price (as determined pursuant to Section 1.5 of the Master Share Purchase Agreement, without regard to Section 7.5(h) of the Master Share Purchase Agreement); plus

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(ii) any unpaid Claimed Amounts then outstanding (other than any such unpaid Claimed Amounts subject to the limitations in Section 7.5(b) of the Master Share Purchase Agreement); minus

(iii) any Damages previously paid by the Seller or the Guarantors to a Buyer Indemnified Party that were subject to the limitations in Section 7.5(b) of the Master Share Purchase Agreement.

The Escrow Agent will as soon as practicable upon receipt thereof of such sum, acknowledge such in writing.

(b) Escrow Account Maintenance. The Escrow Agent agrees to accept delivery of the Escrow Amount and hold such cash in the Escrow Account subject to the terms and conditions of this Escrow Agreement. The Escrow Account shall be invested in accordance with Section 6 hereto. The Escrow Account shall at all times, until disbursement as provided herein, remain segregated and separately identified by the Escrow Agent and shall not be commingled with the other assets held by the Escrow Agent. The Escrow Account shall be held as an escrow fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto.

(c) Transferability. The interest of the Seller in the Escrow Account will not be assignable or transferable.

5. Disbursement of Escrow Account.

(a) Disbursement by Escrow Agent. The Escrow Agent shall disburse the Escrow Amount from the Escrow Account only in accordance with the following:

(i) a written instrument delivered to the Escrow Agent that is executed by both the Buyer and the Representative and instructs the Escrow Agent that some or all of the Escrow Amount is required to be disbursed to the Buyer, which instrument sets forth the amount to be disbursed;

(ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Buyer or the Representative, together with a certificate of the presenting party to the effect that such judgment is final and from a court of competent jurisdiction having proper authority, upon which certificate the Escrow Agent shall be entitled to conclusively rely without further investigation, that identifies the Escrow Account and instructs the Escrow Agent that some or all of the Escrow Amount held in the Escrow Account is required to be disbursed to either the Seller, the Representative, or the Buyer; or

(iii) the provisions of Sections 5(b) and (c) hereof.

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(b) Disbursement of the Escrow Amount Following the Termination Date.

(i) At the close of business on the date that is eighteen (18) months after the Closing Date (the “Termination Date”), the Escrow Agent shall disburse to the Seller, in the manner set forth in Section 5(c) and without any other action required by any other Party, the amount by which the then remaining Escrow Amount exceeds the aggregate amount of Damages or estimated Damages set forth in all then outstanding Unresolved Claim Notices.

(ii) If at any time after the Termination Date the amount of the remaining Escrow Amount exceeds the aggregate amount of Damages or estimated Damages set forth in all then outstanding Unresolved Claim Notices, then such excess amount shall be, as soon as reasonably practicable, and in any event within five (5) business days, disbursed to the Seller in the manner set forth in Section 5(c) and without any other action required by any other Party.

(iii) As used herein, an “Unresolved Claim Notice” means a Claim Notice or an Expected Claim Notice delivered to the Escrow Agent and the Representative by the Buyer on or prior to 5:00 p.m. Eastern Time on the Termination Date, as the case may be, with respect to which the Escrow Agent has not received a written instrument or court order described in clauses (i) or (ii) of Section 5(a) hereof, respectively, stating that the claim covered thereby has been resolved.

(c) Method of Disbursement. Any distribution of all or a portion of any of the Escrow Amount shall be made by wire transfer of immediately available funds to the account designated by the Buyer or Seller, as applicable, on Attachment A hereto or any other account that may be specified by the Buyer or Seller, as applicable, to the Escrow Agent in a notice provided in a manner permitted by Section 13(e) hereof.

(d) Efforts. Each of the Buyer and the Representative shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to effect any disbursement of some or all of the Escrow Amount from the Escrow Account in accordance with this Section 5.

(e) No Duty to Calculate or Confirm. In any case hereunder in which the Escrow Agent is to receive written instructions executed by the relevant Parties to release any Escrow Amount, the Escrow Agent shall be entitled to entirely rely on such written instructions with no responsibility to calculate or confirm amounts or percentages to release.

(f) Security Procedure For Funds Transfers. The Escrow Agent shall confirm each funds transfer instruction received in the name of a Party by means of the security procedure selected by such Party and communicated to the Escrow Agent through a signed certificate in the form of Exhibit D-1 or Exhibit D-2 attached hereto, which upon receipt by the Escrow Agent shall become a part of this Escrow Agreement. Once delivered to the Escrow Agent, Exhibit D-1 or Exhibit D-2 may be revised or rescinded only by a writing signed by an authorized representative of the Party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit D-1 or D-2 or a rescission of an existing Exhibit D-1 or D-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to such Party, such document shall be accompanied by additional documentation

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satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Party under this Escrow Agreement. The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by such Party may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

6. Investment of Escrow Amount.

(a) Permitted Investments. Any cash held in the Escrow Account shall be invested by the Escrow Agent, to the extent permitted by law and as directed by written instructions executed by the Buyer and the Representative and as acceptable to the Escrow Agent, only in Permitted Investments. “Permitted Investments” means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (ii) certificates of deposit, time deposits or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $1,000,000,000; (iii) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within twelve months from the date of acquisition; (iv) repurchase obligations of any commercial bank satisfying the requirements of clause (ii) of this Section 6(a) or of a recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (v) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (vi) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (ii) of this Section 6(a); (vii) deposits in any commercial bank satisfying the requirements of clause (ii) of this Section 6(a); or (viii) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (i) through (vii) of this Section 6(a) or money market funds that (A) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (B) are rated AAA by S&P and Aaa by Moody’s, and (C) have portfolio assets of at least $5,000,000,000. Absent receipt of specific written investment instructions executed by the Buyer and the Representative, the Escrow Agent will invest the cash portion of the Escrow Amount in the Wells Fargo Institutional Money Market Deposit Account certain aspects of which are described on Attachment B hereto. The Buyer and the Representative hereby acknowledge that they have read and understand Attachment B. The Escrow Agent is hereby authorized to execute purchases and sales of investments with respect to the cash portion of the Escrow Amount through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive reasonable

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compensation with respect to any Permitted Investment directed hereunder including charging a customary agency fee in connection with each transaction, which such agency fee shall have been previously consented to by the Representative and the Buyer. The Representative and the Buyer recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of the cash held in the Escrow Account or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall have no liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder, except for such losses resulting from the Escrow Agent’s willful misconduct, gross negligence or failure to comply with written instructions delivered in connection with this Escrow Agreement. The Escrow Agent shall have the right to liquidate investments as necessary to distribute the Escrow Amount held in the Escrow Account pursuant to Section 5 hereof.

(b) Tax Reporting. All interest and other income or capital gains earned from the investment of the Escrow Amount shall be allocated and reported to the Buyer for tax purposes in such manner as the Buyer shall instruct the Escrow Agent, and the Escrow Agent shall report such interest and other income consistently thereunder to the Internal Revenue Service and any other taxing authority on the IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Account, whether or not said income has been distributed during such year. On or prior to the date hereof, each of the Buyer, the Representative and the Seller, to the extent required by law, shall provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8, in the case of non-U.S. persons) to the Escrow Agent. The Representative shall provide the Escrow Agent with any Form W-9 and/or Form W-8 for the Seller required by the Escrow Agent. The Escrow Agent shall use its commercially reasonable efforts to obtain all documentation from the Representative that is required to avoid withholding and remittance of taxes on amounts payable from the Escrow Account to the Seller. In the absence of proper documentation, the Escrow Agent shall withhold and remit taxes to the IRS, or any other taxing authority as required by law. The Buyer understands that, in the event its tax identification number is not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Amount held in the Escrow Account.

7. Monthly Reports. The Escrow Agent shall, as soon as reasonably practicable following the end of each calendar month, provide monthly statements (and, to the extent available, shall provide electronic access) to the Buyer and the Representative with respect to the Escrow Account.

8. Fees and Expenses. The Buyer shall (a) pay the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder, which are set forth on Attachment C hereto, and (b) reimburse the Escrow Agent for its reasonable expenses (including reasonable attorney’s fees and expenses) incurred in connection with the performance of its duties under this Escrow Agreement. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Account with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other

6

persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Account; provided, however, that in the event the Escrow Agent makes any such set off or deduction such amount shall be either (y) deducted from any disbursement to the Buyer pursuant to this Agreement; or (z) to the extent not deducted from any disbursement to the Buyer, paid by the Buyer to the Representative upon disbursement to the Representative.

9. Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Amount in the Escrow Account until the Escrow Agent:

(a) receives (i) a final non-appealable order of a court of competent jurisdiction, (ii) a final non-appealable arbitration decision or (iii) a written agreement executed by each of the parties involved in such conflict, disagreement or dispute, directing delivery of either all or some portion of the Escrow Amount, as the case may be, and upon the Escrow Agent’s receipt of such order, decision, or agreement identified in clauses (i), (ii) or (iii) of this Section 9(a), the Escrow Agent shall be authorized to make such disbursement, in accordance with such final court order, arbitration decision, or agreement; or

(b) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Account and shall be entitled to recover reasonable attorneys’ fees, expenses and other reasonable costs incurred in commencing and maintaining any such interpleader action.

The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision referred to in this Section 9 without further question, inquiry, or consent.

10. Limitation of Escrow Agent’s Liability.

(a) Limitation of Liability. The Escrow Agent shall have only those duties as are specifically and expressly provided for herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. Under no circumstance will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Master Share Purchase Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with the Master Share Purchase Agreement, nor shall any additional obligations of the Escrow Agent be inferred from the terms of the Master Share Purchase Agreement, even though reference thereto may be made in this Escrow Agreement. The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for any other action or inaction, except as a result of its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Escrow Agreement or any other agreement referred to herein.

7

In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Account nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder. The parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Notwithstanding anything in this Escrow Agreement to the contrary, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b) Indemnification. The Representative (solely on behalf of the Seller and in its capacity as the Representative, not in its individual capacity) and the Buyer, shall jointly and severally (in accordance with the next sentence of this section) indemnify, defend and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (each an “Indemnitee” and, collectively, the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, reasonable fees and expenses of outside counsel and experts and their staffs) (collectively “Indemnified Losses”) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Escrow Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Escrow Agreement, or as may arise by reason of any act, omission or error of the Indemnitee or (ii) its following any instructions or directions, except in either case to the extent that such Indemnified Losses are finally adjudicated to have been directly caused by the gross negligence or willful misconduct of such Indemnitee. Solely as between the Representative and the Buyer, any and all payments to the Escrow Agent pursuant to this Section 10(b) shall be paid fifty percent (50%) by the Representative and fifty percent (50%) by the Buyer. The indemnity obligations set forth in this Section 10(b) shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Escrow Agreement.

11. Liability and Authority of Representative; Successors.

(a) Power and Authority. The Representative shall have full power and authority to represent the Seller, and its successors, with respect to all matters arising under this Escrow Agreement, and any decision, act, consent, waiver or instruction of the Representative hereunder shall be final, binding and conclusive upon the Seller, and its successors, as if expressly confirmed and ratified in writing by the Seller. Without limiting the generality of the foregoing, the Representative shall have full power and authority to interpret all of the terms and provisions of this Escrow Agreement, to compromise any claims asserted hereunder, and to authorize payments to be made with respect thereto, on behalf of the Seller and its successors and assigns.

(b) Successor Representative. In the event that the Representative is replaced pursuant to [Section 1.8(c)] of the Master Share Purchase Agreement, any such successor Representative shall be deemed to be the Representative for all purposes of this Escrow Agreement and shall have the same powers and authority conferred upon the original Representative.

8

(c) Reliance by Escrow Agent. The Escrow Agent may rely on the Representative as the exclusive agent of the Seller under this Escrow Agreement and shall incur no liability to any party with respect to any action taken or suffered by it in reliance thereon. Concurrent with the execution of this Escrow Agreement, the Buyer and the Representative shall deliver to the Escrow Agent Exhibit D-1 and D-2, which contain authorized signer designations in Part I thereof.

12. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than sixty (60) days prior to the date when such resignation shall take effect. Similarly, the Escrow Agent may be removed and replaced following the giving of sixty (60) days prior written notice sent to the Escrow Agent and signed by the Representative and the Buyer. The Buyer may appoint a successor Escrow Agent with the consent of the Representative, which consent shall not be unreasonably withheld or delayed, so long as such successor is a bank with assets of at least $1,000,000,000. If, within such notice period (either for resignation or removal), the Buyer provide to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of the Escrow Account then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer the Escrow Account, less any fees and expenses due and payable to the Escrow Agent, to such designated successor. If no successor Escrow Agent is named as provided in this Section 12 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent. If the Escrow Agent does not apply to a court of competent jurisdiction for the appointment of a successor escrow agent, then the Escrow Agent’s sole responsibility after such sixty (60) day notice period expires shall be to hold the Escrow Amount (without any obligation to reinvest the same) and to deliver the same to a successor escrow agent, if and when such successor is designated in writing in the manner set forth in the second sentence of this Section 12 or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time the Escrow Agent’s obligations hereunder shall cease and terminate. Under no circumstance shall any party be entitled to obtain a distribution from the Escrow Account as a result of the resignation or termination of the Escrow Agent.

13. General.

(a) Entire Agreement. Except for those provisions of the Master Share Purchase Agreement referenced herein and solely between the Buyer and the Representative, this Escrow Agreement constitutes the entire agreement among the parties and supersedes any and all prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.

(b) Succession and Assignment. None of the parties may assign, delegate or otherwise transfer any of their respective rights or obligations under this Escrow Agreement

9

without the consent in writing of the other parties hereto, except as otherwise provided herein. This Escrow Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party for all purposes hereof.

(c) Counterparts and Facsimile Signature. This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. This Escrow Agreement will become effective when duly executed by each party hereto.

(d) Headings. The headings contained in this Escrow Agreement are for convenience purposes only and shall not in any way affect the meaning or interpretation hereof.

(e) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, or on the same business day (if sent before 2 p.m. local time in the time zone of the recipient’s physical address (as specified below) and otherwise on the next business day) if sent by e-mail or fax with electronic or telephonic confirmation of receipt, in each case to the intended recipient as set forth below:

If to the Buyer:

[                    ]

[                    ]

[                    ]

[                    ]

[                    ]

Telephone:	[ ]
Facsimile:	[ ]

with a copy to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attn:	Mark G. Borden and Jay E. Bothwick, Esq.
mark.borden@wilmerhale.com
jay.bothwick@wilmerhale.com

Telephone:	(617) 526-6000
Facsimile:	(617) 526-5000

If to the Representative:

Bhavin Turakhia

[                    ]

[                    ]

[                    ]

Telephone:	[ ]
Facsimile:	[ ]

10

with a copy to (which shall not constitute notice):

Womble Carlyle Sandridge & Rice, LLP

8065 Leesburg Pike, 4th Floor

Tysons Corner, VA 22182-2738

Attn: Jeffrey A. D. Cohen
Facsimile: (703) 918-2260
Telephone: (703) 394-2238

If to the Escrow Agent:

Wells Fargo Bank, National Association

150 East 42nd Street, 40th Floor

New York, NY 10017

Attn: Lisa D’Angelo; Corporate, Municipal and Escrow Solutions
Facsimile: (917) 260-1592

Any party may give any notice, instruction or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, instruction or other communication shall be deemed to have been duly given unless and until it actually is received by the party to whom it is intended. Any party may change the address to which notices, instructions, or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 13(e).

(f) Governing Law. This Escrow Agreement, the rights of the parties and all actions arising in whole or in part or in connection herewith shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS ESCROW AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS ESCROW AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS.

11

(g) Amendments and Waivers. This Escrow Agreement may be amended only with the written consent of the Buyer, the Escrow Agent, and the Representative. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any condition, default, or breach of covenant hereunder shall be deemed to extend to any prior or subsequent condition, default, or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(h) Submission to Jurisdiction. Each party to this Escrow Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, for the purpose of any action between the parties arising in whole or in part under or in connection with this Escrow Agreement, (b) hereby waives, to the extent not prohibited by applicable legal requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Escrow Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action other than before one of the above-named courts. Notwithstanding the previous sentence, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

14. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished, or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment, or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders, or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order, or decree, it shall not be liable to any of the parties hereto or to any other person, entity, firm, or corporation, by reason of such compliance notwithstanding such writ, order, or decree be subsequently reversed, modified, annulled, set aside, or vacated.

15. Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss, or malfunctions of utilities, computer (hardware or software), or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts, which are consistent with accepted practices in the banking industry, to resume performance as soon as reasonably practicable under the circumstances.

12

[Remainder of Page Intentionally Left Blank.]

13

IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the day and year first above written.

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

14

IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the day and year first above written.

[ ], solely in its capacity as the Representative

By:
Name:
Title:	[ ]

15

IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, solely in its capacity as Escrow Agent hereunder

By:
Name:	[ ]
Title:	[ ]

16

Attachment A

Designated Payment Accounts

Buyer

Seller

Attachment B

Agency and Custody Account Direction

For Cash Balances

Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the Escrow Account established under the Escrow Agreement to which this Attachment B is attached.

You are hereby directed to deposit, as indicated below, or as the Buyer and the Representative shall jointly direct further in writing from time to time, all cash in the Escrow Account in the following money market deposit account of Wells Fargo Bank, National Association:

Wells Fargo Institutional Money Market Account (“IMMA”)

The Buyer and the Representative understand that amounts on deposit in the IMMA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (“FDIC”), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

The Buyer and the Representative acknowledge that they have full power to direct investments for the Escrow Account.

The Buyer and the Representative understand that they may jointly change this direction at any time and that it shall continue in effect until revoked or modified by joint written notice to Escrow Agent.

Attachment C

Escrow Agent Fees

EXHIBIT D-1

Buyer certify that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit D-1 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Buyer, and that the option checked in Part III of this Exhibit D-1 is the security procedure selected by Buyer for use in verifying that a funds transfer instruction received by the Escrow Agent is that of Buyer.

Buyer has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit D-1 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part III of this Exhibit B-1, Buyer acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by Buyer.

NOTICE: The security procedure selected by Buyer will not be used to detect errors in the funds transfer instructions given by Buyer. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that Buyer takes such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part I

Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Buyer

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Part II

Name, Title, Telephone Number and E-mail Address for

person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐	Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit D-1.

☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☐	Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit D-1. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit D-1. Buyer understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. Buyer further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.

☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐	Option 3. Delivery of funds transfer instructions by password protected file transfer system only – no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If Buyer wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If Buyer chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

☐	Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by ☐ telephone call-back or ☐ e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this     day of             , 20    .

By
Name:
Title:

EXHIBIT D-2

Representative certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit D2 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Representative and that the option checked in Part III of this Exhibit D-2 is the security procedure selected by Representative for use in verifying that a funds transfer instruction received by the Escrow Agent is that of Representative.

Representative has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit D-2 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part III of this Exhibit D-2, Representative acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by Representative.

NOTICE: The security procedure selected by Representative will not be used to detect errors in the funds transfer instructions given by Representative. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that Representative take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part I

Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Representative

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Part II

Name, Title, Telephone Number and E-mail Address for

person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐	Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit D-2.

☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☐	Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit D-2. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit D-2. Representative understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. Representative further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.

☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐	Option 3. Delivery of funds transfer instructions by password protected file transfer system only – no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If Representative wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If Representative chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

☐	Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by ☐ telephone call-back or ☐ e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this      day of             , 20    .

By
Name:
Title:

SCHEDULE I

Components of Estimated Closing Consideration Statement:

1.	Estimated Closing Cash Payment, including good faith estimates of

a.	Closing Revenues

b.	Other Assets Closing Value

c.	Closing Cash

d.	Indebtedness of the Companies or their Subsidiaries

e.	Company Transaction Expenses

f.	Advance Payment

2.	Estimated Additional Closing Payment, if no election to receive a Closing Promissory Note has been duly made

Amounts Estimated as of the date of this Agreement:

1.	Closing Cash Payment

2.	Additional Closing Payment